Exhibit 2.1

REDACTED VERSION

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [****], HAS BEEN OMITTED BECAUSE SIGNET JEWELERS LIMITED HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO SIGNET JEWELERS LIMITED IF PUBLICLY DISCLOSED.

TRANSACTION AGREEMENT
by and among
STERLING JEWELERS INC.,
DIAMONDS DIRECT USA INC.,
DIAMONDS DIRECT ACQUISITION, LLC
and
RHINO HOLDINGS L.P.
Dated as of October 8, 2021

TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS    2
ARTICLE II CONTRIBUTION OF THE HOLDINGS NOTE; PURCHASE AND SALE OF THE HOLDINGS INTERESTS; AND THE MERGER    17
Section 2.1    Contribution of the Holdings Note and Purchase and Sale of the Holdings Interest.    17
Section 2.2    The Merger.    17
Section 2.3    Conversion of Outstanding Capital Stock.    18
Section 2.4    RSU and Option Payments.    18
Section 2.5    Computation of the Closing Cash Consideration.    19
Section 2.6    The Closing.    20
Section 2.7    Payments at Closing.    20
Section 2.8    Adjustment of Pre-Closing Estimates.    22
Section 2.9    Certain Compensatory Payments.    26
Section 2.10    Withholding.    26
Section 2.11    Rollover Amounts.    27
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY    27
Section 3.1    Organization and Good Standing of the Company.    27
Section 3.2    Authorization by the Company.    27
Section 3.3    Subsidiaries.    28
Section 3.4    Governmental Filings.    29
Section 3.5    Capital Structure.    29
Section 3.6    Financial Statements.    30
Section 3.7    No Undisclosed Liabilities.    32
Section 3.8    No Conflict or Violation.    32
Section 3.9    Legal Proceedings.    33
Section 3.10    Personal Property.    33
Section 3.11    Real Property.    34
Section 3.12    Taxes.    35
Section 3.13    Absence of Certain Changes.    37
Section 3.14    Material Contracts.    39
Section 3.15    Labor and Employees.    41
Section 3.16    Compliance With Laws; Permits.    43
Section 3.17    Environmental Matters.    44
Section 3.18    Employee Benefit Plans.    44
Section 3.19    Intellectual Property; Data Privacy.    46
Section 3.20    Insurance.    48
    -i-

TABLE OF CONTENTS (continued)
Page
Section 3.21    Affiliate Transactions.    49
Section 3.22    Financial Advisors.    49
Section 3.23    Material Customers.    50
Section 3.24    Material Suppliers.    50
Section 3.25    Books and Records.    51
Section 3.26    Warranties; Products    51
Section 3.27    COVID-19.    51
Section 3.28    Export and Import Control, and Anti-Corruption Matters.    52
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLER    53
Section 4.1    Organization.    53
Section 4.2    Authorization.    53
Section 4.3    No Conflict or Violation.    53
Section 4.4    Legal Proceedings.    54
Section 4.5    Brokers’ Fees.    54
Section 4.6    Ownership of Holdings Interests.    54
ARTICLE V REPRESENTATIONS AND WARRANTIES OF HOLDINGS    54
Section 5.1    Organization.    54
Section 5.2    Authorization.    55
Section 5.3    No Conflict or Violation.    55
Section 5.4    Legal Proceedings.    56
Section 5.5    Capitalization.    56
Section 5.6    Taxes.    56
Section 5.7    No Prior Operation of Holdings.    58
Section 5.8    Brokers’ Fees.    59
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER    59
Section 6.1    Organization.    59
Section 6.2    Authorization by Purchaser.    59
Section 6.3    Governmental Filings.    59
Section 6.4    No Conflict or Violation.    60
Section 6.5    Legal Proceedings.    60
Section 6.6    Funding.    60
Section 6.7    Investment Representation.    60
Section 6.8    Due Diligence Review; Projections.    61
Section 6.9    Solvency.    61
Section 6.10    Brokers’ Fees.    62
ARTICLE VII NO OTHER REPRESENTATIONS OR WARRANTIES    62
ARTICLE VIII COVENANTS    62
Section 8.1    Conduct of the Company’s Business.    62
    -ii-

TABLE OF CONTENTS (continued)
Page
Section 8.2    Publicity.    64
Section 8.3    Confidentiality.    65
Section 8.4    Access to Information.    66
Section 8.5    Filings and Authorizations, Including HSR Act.    67
Section 8.6    Director and Officer Liability; Indemnification.    69
Section 8.7    Commercially Reasonable Efforts.    70
Section 8.8    Further Assurances.    70
Section 8.9    Resignations.    71
Section 8.10    Employees.    71
Section 8.11    Exclusivity.    72
Section 8.12    R&W Insurance Policy.    72
Section 8.13    Termination of Specified Affiliate Agreements    73
Section 8.14    Payoff Letters and Invoices    73
Section 8.15    Incorporation of Merger Subsidiary    73
Section 8.16    Tax Matters.    74
Section 8.17    Obligations of Purchaser    77
Section 8.18    Disqualifying Management Event    77
ARTICLE IX CONDITIONS TO CLOSING    77
Section 9.1    Conditions to Obligations of Purchaser.    77
Section 9.2    Conditions to Obligations of the Company.    80
ARTICLE X SURVIVAL    81
ARTICLE XI TERMINATION    81
Section 11.1    Termination of Agreement.    81
Section 11.2    Effect of Termination.    83
Section 11.3    Termination Fee.    83
ARTICLE XII MISCELLANEOUS    84
Section 12.1    Assignment; Binding Effect.    84
Section 12.2    Release.    85
Section 12.3    Choice of Law.    86
Section 12.4    Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.    86
Section 12.5    Notices.    87
Section 12.6    Headings.    88
Section 12.7    Fees and Expenses.    89
Section 12.8    Entire Agreement.    89
Section 12.9    Interpretation.    89
Section 12.10    Disclosure.    90
Section 12.11    Waiver and Amendment.    90
    -iii-

TABLE OF CONTENTS (continued)
Page
Section 12.12    Third-Party Beneficiaries.    90
Section 12.13    Enforcement.    90
Section 12.14    Severability.    91
Section 12.15    Counterparts; Facsimile Signatures.    91
Section 12.16    No Right of Setoff.    92
Section 12.17    Time is of the Essence.    92
Section 12.18    Stakeholder Representative.    92
Section 12.19    Conflict Waiver.    95
Section 12.20    Privileged Communications.    95
Section 12.21    No Waiver of Privilege; Protection from Disclosure or Use.    96
Section 12.22    Data Room.    96

Exhibits:
Exhibit A    -    Form of Joinder
Exhibit B    -    Form of Support Letter
Exhibit C    -    Form of Escrow Agreement
Exhibit D    -    Form of Certificate of Merger
Exhibit E    -    Net Working Capital
Exhibit F    -    Form of Letter of Transmittal
Exhibit G    -    R&W Insurance Policy
Exhibit H    -    Form of Termination

    -iv-

INDEX OF DEFINED TERMS

Page                            Page
280G Approval.......................................... 75
280G Payment........................................... 74
280G Waiver............................................. 74
Accounting Methodology............................ 2
Acquired Companies................................... 1
Acquisition Proposal................................. 72
Action.......................................................... 2
Affidavit of Lost Certificate...................... 22
Affiliate....................................................... 2
Agreement................................................... 1
Annual Financial Statements.................... 30
Benefit Plan............................................... 44
Berger.......................................................... 3
Berger Agreement....................................... 3
Business Day............................................... 3
Business IPR............................................. 46
Certificate of Merger................................. 17
Certificates................................................ 21
Class A Common Stock.............................. 1
Class B Common Stock.............................. 3
Closing...................................................... 20
Closing Cash............................................... 3
Closing Cash Consideration........................ 3
Closing Date.............................................. 20
Closing Indebtedness.................................. 3
Closing Per Share Cash Consideration....... 3
Code............................................................ 3
Common Stock............................................ 4
Company..................................................... 1
Company Disclosure Letter......................... 4
Company Fundamental Representations..... 4
Company Indemnitees............................... 69
Company IPR.............................................. 4
Company IPR Agreements........................ 46
Company Marketing Materials................. 48
Company Option......................................... 4
Company Option Closing Payment............. 4
Company Options........................................ 4
Company RSU............................................ 4
Company RSU Closing Payment................ 4
Company RSUs........................................... 4
Confidentiality Agreement.......................... 4
Contract....................................................... 4
Controlled Group Member.......................... 4
Copyrights................................................... 9
Counsel...................................................... 95
COVID-19................................................... 4
COVID-19 Assistance............................... 52
COVID-19 Measures.................................. 4
Current Assets............................................. 5
Current Income Taxes................................. 5
Current Liabilities....................................... 5
Current Policies......................................... 69
Current Representation.............................. 95
Data Site.................................................... 90
DGCL.......................................................... 5
Dispute Notice........................................... 22
Disqualifying Management Event............... 5
Disqualifying Management Event Termination Period ........................................................ 83
Distribution................................................. 6
Distribution Per Share Amount................... 6
Effective Time............................................. 6
Employee..................................................... 6
Employment Agreements............................ 2
Encumbrance............................................... 6
Enforceability Exceptions......................... 28
Environmental Laws................................. 44
Equity Incentive Plan.................................. 6
Equity Interests............................................ 6
ERISA......................................................... 6
Escrow Account.......................................... 6
Escrow Agent.............................................. 6
Escrow Agreement...................................... 6
Escrow Amount........................................... 6
Estimated Closing Cash............................ 19
Estimated Closing Indebtedness............... 19
Estimated Current Income Taxes.............. 19
Estimated Net Working Capital................ 19
Estimated Net Working Capital Difference 19
Estimated Unpaid Transaction Expense Amount ...................................................... 19
Final Adjustment Amount........................... 6
Final Closing Cash.................................... 24
Final Closing Indebtedness....................... 24
Final Current Income Taxes...................... 24
Final Net Working Capital Difference...... 24
Final Unpaid Transaction Expense Amount 24
Financial Statements................................. 30
Fraud........................................................... 7
FTC........................................................... 68
FTC Delay Period..................................... 68
FTC Letter................................................. 68
    -v-

INDEX OF DEFINED TERMS (continued)

Page                            Page
FTC Letter Extension Notice.................... 20
Fully Diluted Number................................. 7
GAAP.......................................................... 7
Governmental Entity................................... 7
Governmental Filings................................ 29
Hazardous Substances................................. 7
Healthcare Reform Laws........................... 45
Holder.......................................................... 7
Holder Released Persons........................... 86
Holder Releasing Parties........................... 85
Holders........................................................ 7
Holdings...................................................... 1
Holdings Acquisition.................................. 1
Holdings Consideration............................. 17
Holdings Contribution............................... 17
Holdings Distribution Amount.................... 8
Holdings Fundamental Representations...... 8
Holdings Interests........................................ 1
Holdings Note............................................. 8
HSR Act...................................................... 8
Incidental License....................................... 8
Indebtedness................................................ 8
Indemnity Agreement................................ 69
Independent Accounting Firm..................... 9
Information Systems................................... 9
Insurance Policies...................................... 48
Intellectual Property Licenses..................... 9
Intellectual Property Rights........................ 9
Interim Balance Sheet Date....................... 30
Interim Financial Statements.................... 30
IRS............................................................. 44
Joinder Agreement...................................... 1
Kimberley Process.................................... 10
Knowledge of the Company...................... 10
Law............................................................ 10
Leased Property......................................... 34
Leases........................................................ 34
Letter of Transmittal................................. 21
Liability..................................................... 10
Material Adverse Effect............................ 10
Material Contracts..................................... 39
Material Customers................................... 50
Material Suppliers..................................... 50
Merger......................................................... 1
Merger Subsidiary....................................... 1
Net Working Capital................................. 11
Net Working Capital Difference............... 11
Option Payment......................................... 19
Option Payments....................................... 19
Order......................................................... 11
Organizational Documents........................ 11
Outside Date.............................................. 82
Patents......................................................... 9
Pension Plan.............................................. 45
Permit........................................................ 11
Permitted Encumbrances........................... 11
Person........................................................ 12
Personally Identifiable Information.......... 12
Post-Closing Representation..................... 95
Preliminary Closing Cash......................... 22
Preliminary Closing Indebtedness............. 22
Preliminary Closing Statement................. 22
Preliminary Current Income Taxes........... 22
Preliminary Net Working Capital............. 22
Preliminary Unpaid Transaction Expense Amount ..................................................... 22
Privacy and Information Security Requirement ............................................. 12
Privileged Deal Communications............. 13
Products..................................................... 51
Protected Information................................ 65
Purchase Price Measurement Time........... 13
Purchaser..................................................... 1
Purchaser Disclosure Letter...................... 13
Purchaser Fundamental Representations.. 13
Purchaser Released Parties........................ 85
Purchaser Releasing Parties...................... 85
Qualifying Termination............................. 84
R&W Insurance Policy............................. 72
Remedial Action........................................ 67
Representatives......................................... 13
Restrictive Covenant Agreements............. 13
Rollover Agreements................................ 13
RSU Payment............................................ 19
RSU Payments.......................................... 19
Seller........................................................... 1
Seller Fundamental Representations......... 13
Seller Group.............................................. 95
Side Letter Agreement.............................. 13
Software.................................................... 10
Solvent....................................................... 13
Stakeholder Representative......................... 1
Stakeholder Representative Expenses....... 93
    -vi-

INDEX OF DEFINED TERMS (continued)

Page                            Page
Stakeholder Representative Holdback Amount ......................................................14
Stockholder Approval............................... 14
Stockholders.............................................. 14
Straddle Period.......................................... 14
Subsidiary.................................................. 14
Support Letter.............................................. 1
Supporting Holders..................................... 1
Surviving Corporation............................... 17
Tail Policy................................................. 69
Target Net Working Capital...................... 14
Tax............................................................. 14
Tax Return................................................. 14
Taxing Authority....................................... 14
Termination Fee........................................ 83
Trade Secrets............................................. 10
Trademarks................................................ 10
Transaction Agreements............................ 15
Transaction Expenses................................ 15
Transaction Tax Deductions..................... 15
Transition Period....................................... 71
TTD NOL Carryforward........................... 76
Unpaid Transaction Expenses................... 16
Waiving Parties......................................... 95
WARN Act................................................ 42
    -vii-

TRANSACTION AGREEMENT
THIS TRANSACTION AGREEMENT (this “Agreement”) is made and entered into and effective as of the 8th day of October, 2021, by and among (i) Sterling Jewelers Inc., a Delaware corporation (“Purchaser”), (ii) Diamonds Direct USA Inc., a Delaware corporation (the “Company” and together with its Subsidiaries, the “Acquired Companies”), (iii) Diamonds Direct Acquisition, LLC, a Delaware limited liability company (“Holdings”) and (iv) Rhino Holdings L.P., a Delaware limited partnership (the “Seller,” and when used solely in its capacity as the stakeholder representative, the “Stakeholder Representative”).
RECITALS
WHEREAS, Holdings and the other Stockholders (as defined below) collectively own all of the Company’s issued and outstanding shares of Class A common stock of the Company, par value $0.01 per share (the “Class A Common Stock”), which represents all of the outstanding shares of Common Stock;
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Purchaser desires to purchase from the Seller, and the Seller desires to sell to Purchaser, all of the issued and outstanding membership interests of Holdings (the “Holdings Interests”, and such sale of the Holdings Interests, the “Holdings Acquisition”);
WHEREAS, prior to the Closing, Holdings will cause to be formed a wholly-owned subsidiary of Holdings that is a Delaware corporation (“Merger Subsidiary”) and cause Merger Subsidiary to execute a joinder substantially in the form attached hereto as Exhibit A (the “Joinder Agreement”) to become party to this Agreement;
WHEREAS, the general partner of the Seller has approved this Agreement and the consummation of the transactions contemplated hereby to which the Seller is party (including the sale of the Holdings Interests and the contribution of the Holdings Note to Holdings) on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the respective boards of directors and member, as applicable, of Purchaser, Holdings and the Company have approved this Agreement and the consummation of the transactions contemplated hereby to which Purchaser, Holdings or the Company, respectively, is party (including the merger of Merger Subsidiary with and into the Company (the “Merger”)) on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the board of directors of Merger Subsidiary will have, in connection with executing the Joinder Agreement, approved this Agreement, the Joinder Agreement and the consummation of the transactions contemplated hereby to which Merger Subsidiary is party (including the Merger) on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, all of the Stockholders (the “Supporting Holders”) have executed and delivered to the Purchaser that certain support letter, dated as of the date of this Agreement in the form attached hereto as Exhibit B (the “Support Letter”), by and among the Purchaser, the Company and the Supporting Holders, pursuant to which the

Supporting Holders, among other things, have (i) agreed to approve and adopt this Agreement and the Merger and (ii) approved the designation of Rhino Holdings, L.P. as the Stakeholder Representative with respect to this Agreement;
WHEREAS, the Company and certain employees of the Company have executed and delivered to the Purchaser those certain employment agreements, dated as of the date of this Agreement and effective upon the consummation of the transactions contemplated by this Agreement (the “Employment Agreements”); and
NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this ARTICLE I.
“Accounting Methodology” means, except to the extent set forth on Section 1.1 of the Company Disclosure Letter, GAAP applied using the same accounting methods, principles, policies, practices and procedures, with consistent classification as were used in preparing the Financial Statements for the one-year period ended December 31, 2020, applied on a consistent basis, in all cases, to the extent the foregoing are consistent with GAAP; provided, however, that such methods, principles, policies, practices and procedures shall not (1) take into account any changes in circumstances or events occurring after the opening of business on the Closing Date (provided that, for the sake of clarity, any circumstances or events that existed at the Closing Date, whether or not known as of the Closing, shall not be excluded (and may be taken into account to the extent permitted by GAAP)), or (2) include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, if any accounting methods, principles, policies, practices or procedures used in the preparation of the Financial Statements for the one-year period ended December 31, 2020 are inconsistent with GAAP, GAAP shall prevail.
“Action” means any action, claim, demand, audit, examination, litigation, investigation, complaint, petition, suit, arbitration or other proceeding, whether civil or criminal, at Law or in equity, by or before any arbitral body of competent jurisdiction or any Governmental Entity.
“Affiliate” means a Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person; provided, that, except pursuant to ARTICLE VII, Section 8.3(b), Section 8.4(b), Section 8.12 or Section 12.2, in no event shall (A) any portfolio company of any investment fund or account managed by or affiliated with Blackstone Inc., (B) any investment fund or account managed by or affiliated with Blackstone Inc., or (C) any management or advisory entity affiliated with Blackstone Inc., be considered an Affiliate of Seller. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise.
“Berger” means Itay Berger, a natural person.
“Berger Agreement” means that certain Agreement to Acquire Berger Shares, dated as of the date hereof, by and among Berger, Seller, Holdings and Purchaser.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are permitted to be closed in New York, New York.
“Class B Common Stock” means Class B common stock of the Company, par value $0.01 per share.
“Closing Cash” means the aggregate amount (which may be a negative number) of all of the cash and cash equivalents (including amounts held in bank accounts, marketable securities and short term investments, deposits in transit and uncashed checks, wires and drafts (provided that there is a reduction in receivables on account thereof, to the extent there is an underlying receivable)), receivables in respect of pending credit card charges, in each case determined in accordance with the Accounting Methodology as of the Purchase Price Measurement Time. For the avoidance of doubt, “Closing Cash” shall (A) be reduced by issued but uncleared checks and drafts and pending electronic debits by the Acquired Companies, in each case, to the extent that there has been a reduction of payables on account thereof, and (B) exclude all amounts described on Section 1.2(a) of the Company Disclosure Letter in respect of rebates due to the Company from Wells Fargo in respect of consumer credit card programs and certificates of deposit of the Acquired Companies. The calculation of Closing Cash shall also take into account, and be reduced by, any cash or cash equivalents (i) distributed or paid to (or on behalf of) any Holder or any of their respective Affiliates (in their capacities as Holders of the Acquired Companies and not in their capacities as employees or independent contractors of the Acquired Companies), or (ii) utilized to repay Indebtedness of any Acquired Company or pay any Transaction Expenses, in each case, following the Purchase Price Measurement Time and prior to the Closing.
“Closing Cash Consideration” means the amount equal to four hundred ninety million dollars ($490,000,000), minus (1) the Escrow Amount, minus (2) the Stakeholder Representative Holdback Amount, plus (3) Estimated Closing Cash, minus (4) Estimated Closing Indebtedness, minus (5) Estimated Unpaid Transaction Expense Amount, plus (6) the Estimated Net Working Capital Difference, minus (7) the Estimated Current Income Taxes.
“Closing Indebtedness” means Indebtedness as of immediately prior to the Closing.
“Closing Per Share Cash Consideration” means an amount equal to the quotient of (1) the sum of (a) Closing Cash Consideration and (b) the aggregate dollar amount that would have been payable to the Company as the exercise price for the exercise of all Company Options, divided by (2) the Fully Diluted Number.
“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means, collectively, the Class A Common Stock and the Class B Common Stock.
“Company Disclosure Letter” means the disclosure letter of the Company referred to in, and delivered simultaneous with the execution hereof pursuant to, this Agreement.
“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.1 (Organization and Good Standing of the Company), Section 3.2 (Authorization by the Company), Section 3.3 (Subsidiaries), Section 3.5(a) and Section 3.5(b) (Capital Structure), Section 3.8(c) (No Conflict or Violation), and Section 3.22 (Financial Advisors).
“Company IPR” means all the Intellectual Property Rights owned or purported to be owned, in whole or in part, by any of the Acquired Companies.
“Company Option” means each option to purchase shares of Common Stock from the Company that was granted under the Equity Incentive Plan.
“Company Option Closing Payment” means the aggregate Option Payments made in accordance with Section 2.4(b).
“Company Options” means all Company Options.
“Company RSU” means each restricted stock unit granted by the Company under the Equity Incentive Plan.
“Company RSU Closing Payment” means the aggregate RSU Payments made in accordance with Section 2.4(b) (RSU and Option Payments).
“Company RSUs” means all Company RSUs.
“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated as of June 22, 2021, by and between Signet Group Services US Inc. and the Company.
“Contract” means any written or oral contract, agreement, commitment, understanding, franchise, indenture, lease, license, note, bond or mortgage.
“Controlled Group Member” means each Acquired Company, Holdings, and Seller, and any Person, trade, or business, whether or not incorporated, which is required to be aggregated with any Acquired Company, Holdings, or Seller under Section 414(b), (c), (m), or (o) of the Code.
“COVID-19” means the infectious disease caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2 or any mutation or variation thereof).
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, shut down, closure, or any other Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act.

“Current Assets” means, as of the Purchase Price Measurement Time, the Acquired Companies’ current assets included within the categories of line items set forth on Section 1.3 of the Company Disclosure Letter, each calculated in accordance with the Accounting Methodology and consistent with, and subject to any adjustments set forth in the sample calculation set forth on Section 1.3 of the Company Disclosure Letter, and excluding any income Tax assets, any employee retention credits and any Closing Cash. The calculation of Current Assets shall also take into account, and be reduced by, any current assets (i) distributed or paid to (or on behalf of) any Holder or any of their respective Affiliates (in their capacities as Holders of the Acquired Companies and not in their capacities as employees or independent contractors of the Acquired Companies), or (ii) utilized to repay Indebtedness of any Acquired Company or pay any Transaction Expenses, in each case, following the Purchase Price Measurement Time and prior to the Closing.
“Current Income Taxes” means an amount, which may not be less than zero (0) in any jurisdiction, equal to (A) the unpaid income Tax liabilities of Holdings or an Acquired Company, including any Taxes deferred pursuant to Section 965(h) of the Code (regardless of whether currently due), for any taxable period (or portion thereof) beginning on or after January 1, 2020 and ending on or before the Closing Date for which a Tax Return has not been filed, minus (B) the sum of (i) any estimated Tax payments for a taxable period for which a Tax Return has not been filed as of the Closing Date, and (ii) any overpayments of Tax shown on a Tax Return that has been filed as of the Closing Date, in either case (i) or (ii) available to be applied to reduce the particular income Tax liability with respect to which such payment or overpayment relates; provided that in the case of clauses (A) and (B), only in those jurisdictions in which Holdings or such Acquired Company, as applicable, has previously filed Tax Returns for income Taxes or in which Holdings or such Acquired Company commenced or materially increased activities on or after January 1, 2020 shall be taken into account. For purposes of this definition, (i) the amount of any income Tax liabilities for the portion any Straddle Period ending on the Closing Date shall be determined in the manner provided in Section 8.16(b), and (ii) any Transaction Tax Deductions will be taken into account only to the extent “more likely than not” deductible (or deductible at a higher confidence level) in the taxable period (or portion thereof) ending on the Closing Date in accordance with applicable Tax Law and by applying the seventy percent (70%) safe-harbor election under Revenue Procedure 2011-29 to any “success based fees”.
“Current Liabilities” means, as of the Purchase Price Measurement Time, the Acquired Companies’ current liabilities included within the categories of line items set forth on set forth on Section 1.3 of the Company Disclosure Letter, each calculated in accordance with the Accounting Methodology and consistent with, and subject to any adjustments set forth in the sample calculation set forth on Section 1.3 of the Company Disclosure Letter, and excluding (1) any Indebtedness, (2) any Unpaid Transaction Expenses and (3) any income Tax liabilities.
“DGCL” means the Delaware General Corporation Law.
“Disqualifying Management Event” shall mean, prior to the Closing, (1) Berger resigns or otherwise ceases to be employed by, or actively engaged in the management of, the Company for any reason other than his death or Disability (as such term is defined in that certain employment agreement, dated November 10, 2015, as amended, by and between the Company and Berger) or (2) Berger expressly terminates his Employment Agreement.
“Distribution” means any cash distribution to be paid to Holders in respect of the Holdings Acquisition, Common Stock, Company Options or Company RSUs following the Closing as set forth in this Agreement, including but not limited to, any distribution pursuant to Section 2.8(d)(ii) (Final Determination) and any distribution in respect of the Escrow Amount or the Stakeholder Representative Holdback Amount (but excluding, for the avoidance of doubt, the payment of the Closing Cash Consideration).
“Distribution Per Share Amount” means, with respect to any Distribution, the amount equal to the quotient of (1) the amount of such Distribution divided by (2) the Fully Diluted Number.
“Effective Time” means the time the Merger becomes effective pursuant to the Certificate of Merger and the DGCL.
“Employee” means each individual employed by any Acquired Company, including employees on workers’ compensation, on an approved leave of absence, or who are absent due to vacation, disability, illness or other similar circumstance.
“Encumbrance” means any lien, encumbrance, security interest, easement, option, pledge, mortgage, deed of trust, hypothecation, conditional sale, title retention agreement or restriction on transfer of title or voting, right of first refusal, or other restriction, whether imposed by agreement, Law, equity or otherwise.
“Equity Incentive Plan” means the Diamonds Direct USA Inc. Equity Incentive Plan.
“Equity Interests” means (1) any share capital, capital stock, partnership or limited liability company interest or other equity or voting interest, (2) any security or evidence of indebtedness convertible into or exchangeable for any share capital, capital stock, partnership or limited liability company interest or other equity interest (including those described in clauses (3) and (4) hereof), (3) any right (including purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts and rights of first refusal), warrant or option, or other convertible or exchangeable security providing for a Person, directly or indirectly, to acquire any of the foregoing, and (4) any other equity or debt security containing equity features or profit participation features.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Account” means the account established pursuant to the Escrow Agreement for the purpose of holding the Escrow Amount.
“Escrow Agreement” means the Escrow Agreement to be entered into on the Closing Date by and among Purchaser, the Stakeholder Representative and Citibank, N.A. (the “Escrow Agent”), substantially in the form of Exhibit C hereto.
“Escrow Amount” means sixteen million dollars ($16,000,000).

“Final Adjustment Amount” shall mean an amount (which may be positive, negative or zero) equal to the difference between (1) the sum of (a) the Final Net Working Capital Difference, plus (b) the Final Closing Cash, minus (c) the Final Closing Indebtedness, minus (d) the Final Unpaid Transaction Expense Amount and minus (e) the Final Current Income Taxes, minus (2) the sum of (a) the Estimated Net Working Capital Difference, plus (b) the Estimated Closing Cash, minus (c) the Estimated Closing Indebtedness, minus (d) the Estimated Unpaid Transaction Expense Amount and minus (e) the Estimated Current Income Taxes. Notwithstanding the foregoing, the absolute value of the Final Adjustment Amount shall not exceed the Escrow Amount.
“Fraud” means, with respect to any Person, common law fraud under the Laws of the State of Delaware by such Person in making the representations and warranties expressly set forth in (a) ARTICLE III, ARTICLE IV, ARTICLE V OR ARTICLE VI of this Agreement, (b) the Company Disclosure Letter, (c) Section 4 of such Person’s Letter of Transmittal and any Affidavit of Lost Certificate delivered in connection therewith or (d) Section 1(f), the last section of Section 1(g)(i), or the last sentence of Section 1(o) of such Person’s Support Letter, provided that, for the avoidance of doubt, any inaccuracy of any representation or warranty shall be determined with regard to, and including, all qualifications and exceptions contained therein relating to Knowledge of the Company, knowledge, materiality, Material Adverse Effect and all similar qualifications and standards contained within the representations and warranties. For purposes of this Agreement, “Fraud” shall exclude equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud and any fraud claim based on negligence or recklessness.
“Fully Diluted Number” means the sum of (1) the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time, (2) the aggregate number of shares of Common Stock subject to the outstanding Company Options immediately prior to the Effective Time and (3) the aggregate number of Company RSUs outstanding immediately prior to the Effective Time.
“GAAP” means United States generally accepted accounting principles as in effect as of the relevant time.
“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of government, including any United States or foreign federal, state, local, municipal or other government, any international, multinational or other government, or any agency, bureau, board, commission, court, department, tribunal or instrumentality thereof or any self-regulatory authority with similar powers.
“Hazardous Substances” means all substances defined or regulated as pollutants, contaminants, wastes, toxic, or hazardous by any Environmental Law, including petroleum and petroleum products, asbestos, polychlorinated biphenyls, per and polyfluoroalkyl substances (PFAS/ PFOS), radioactive materials and urea-formaldehyde insulation, but in no event including COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof).
“Holder” means any of the Holders.

“Holders” means, collectively, Seller, the holders of Common Stock (other than Holdings), the holders of Company Options and the holders of Company RSUs, in each case, as of immediately prior to the Effective Time.
“Holdings Distribution Amount” means, with respect to any Distribution, the Distribution Per Share Amount multiplied by the number of shares of Common Stock held by Holdings immediately prior to the sale of the Holdings Interests.
“Holdings Fundamental Representations” means the representations and warranties of Holdings set forth in Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.3(c) (No Conflict), Section 5.5 (Capitalization), Section 5.7 (No Prior Operations), and Section 5.8 (Brokers’ Fees).
“Holdings Note” means the receivable created pursuant to that certain Loan Agreement, effective as of November 10, 2015, by and between Holdings as borrower and Seller as lender.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations.
“Incidental License” means (1) non-negotiated shrink-wrap, click-wrap and off-the shelf software licenses, and any other non-negotiated licenses for software that is commercially available to the public generally, (2) non-exclusive licenses that are implied by or incidental to the purchase or sale of products or services in the ordinary course of business consistent with past practice, and (3) any non-exclusive license that is merely incidental to the transaction contemplated in the applicable Contract, the commercial purpose of which is primarily for something other than such license, such as any: (i) Contract for the sale of advertising; (ii) sales or marketing or similar Contract that includes a license to use the trademarks and copyrights of Acquired Company for the purposes of promoting such Acquired Company’s products and services and (iii) vendor Contract that includes permission for the vendor to identify an Acquired Company as a customer of the vendor or for the Acquired Company to identify the vendor as a vendor.
“Indebtedness” means the following obligations of the Acquired Companies, without duplication: (1) the principal of and any accrued interest or other amounts owed in respect of indebtedness for borrowed money, (2) all obligations in respect of loans or advances, including those evidenced by notes, bonds, debentures, acceptances or instruments, (3) all obligations arising out of reimbursement obligations under drawn but unreimbursed letters of credit, bankers’ acceptances, performance bonds, surety bonds, fidelity bonds or other similar instruments issued for any Acquired Company’s account, (4) any obligations under leases required in accordance with GAAP (as in effect at the Closing) to be recorded as capital or finance leases (or which have been historically recorded as capitalized leases on any Acquired Company’s balance sheet), (5) obligations for the deferred purchase price of property or services with respect to which the Acquired Companies are liable, contingently or otherwise, as obligor or otherwise (other than trade payables), including all deferred purchase price liabilities related to past acquisitions, whether contingent or otherwise (including any “earn-out” or similar payments or obligations), (6) obligations arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates or commodity prices, (7) all unfunded retirement plan and deferred compensation Liabilities (which, for the avoidance of doubt, includes amounts due relating to the Company’s stock compensation plans), (8) all amounts related to bonuses accrued in or related to any pre-Closing periods, including all employer Taxes related thereto (regardless of whether such bonuses are paid after the Closing Date) (for the avoidance of doubt, this clause (8) shall not include any amounts related to commissions accrued in or related to any pre-Closing periods), (9) the amount of any underfunded obligations under defined benefit pension plans, (10) remaining unpaid obligations associated with deferred rental payments, (11) discontinued operations liabilities, including ongoing rent costs at Salt Lake City, (12) any accrued and unpaid interest, fees and other expenses owed with respect to the foregoing clauses (1) – (11), including any premium or penalty payable in connection with the prepayment of any Indebtedness on the Closing Date, (13) the unpaid amount of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that Holdings or any Acquired Company has deferred payment of pursuant to Section 2302 of the CARES Act and not paid on or before the Closing Date (net of any earned employee retention credits, which may result in this clause (13) being a negative number), (14) any obligations to pay remaining purchase price in respect of the repurchase of Equity Interests by the Company in accordance with the terms of that certain Contract set forth on Section 1.4(a) of the Company Disclosure Letter, (15) the amount set forth on Section 1.4(b) of the Company Disclosure Letter in respect of Section 481(a) of the Code, as adjusted (x) to reflect any reduction the actual amount of the Section 481(a) adjustment as of the Closing Date by reason of any income inclusion in a Pre-Closing Tax Period and (y) any change in the highest marginal federal income tax rate in effect for a C corporation (determined by reference to any legislation enacted between the Closing Date prior to the date that the Final Adjustment Amount is finally determined) and (16) all indebtedness referred to in clauses (1) - (15) above guaranteed directly or indirectly in any manner by an Acquired Company, in each case excluding (i) any intercompany obligations between or among the Acquired Companies and (ii) any items expressly taken into account in determining Net Working Capital or Transaction Expenses.
“Independent Accounting Firm” means the New York, New York office of Ernst & Young LLP, or any other nationally recognized firm of independent certified public accountants as the Company and the Stakeholder Representative may agree in writing.
“Information Systems” means all computer hardware, databases, and data storage systems, computers, data, databases, Software, servers, workstations, routers, data communication equipment, colocation facilities, communications networks (other than the internet), architecture interfaces and firewalls (whether for data, voice, video, or other media access, transmission or reception) and other apparatus, media, facilities, equipment, or systems used by the Acquired Companies, including to create, store, transmit, exchange or receive information in any form.
“Intellectual Property Licenses” means all Contracts between one or more Acquired Companies, on the one hand, and any other Person, on the other hand, granting the applicable Acquired Company or Acquired Companies any third-party Intellectual Property Rights.
“Intellectual Property Rights” means any and all intellectual and industrial property rights and other similar proprietary rights, in any jurisdiction throughout the world, whether registered or unregistered, including all rights pertaining to or deriving from: (1) patents and patent rights, including industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, design patents, patent applications, patent disclosures, and any other indicia of invention ownership issued or granted by any Governmental Entity (collectively, “Patents”); (2) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (3) copyrights and works of authorship, whether or not copyrightable (“Copyrights”); (4) computer software and firmware, including data files, source code, object code and software-related specifications and documentation (collectively “Software”); (5) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos, applications therefore, and the goodwill associated therewith (collectively, “Trademarks”); (6) trade secrets, non-public information, confidential information, know-how, business information and technical information (including formulas, techniques and processes), and rights to limit the use or disclosure thereof by any Person (collectively “Trade Secrets”); (7) mask works; (8) domain names; (9) social media handles and other digital identifiers and other indicia of origin; and (10) proprietary databases and data compilations and all documentation relating to the foregoing; (11) rights of publicity; (12) moral rights; and (13) all registrations, applications, provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, reexaminations or equivalents or counterparts of any of the foregoing.
“Kimberley Process” means the Kimberley Process Certification Scheme established by the United Nations General Assembly and all applicable Laws and requirements established in accordance therewith, in each case as amended from time to time.
“Knowledge of the Company” means (1) the actual knowledge of Berger, Dave Moore, or Kelly Lo and (2) that knowledge which such Person should have acquired after making such due inquiry of such Person’s direct reports and professional advisors as a prudent businessperson would have made or exercised in the management of his or her business affairs.
“Law” means any law (including common and statutory law, civil and criminal law, and domestic and foreign law), statute, treaty, code, rule, regulation, Order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.
“Liability” means any actual or potential liability or obligation (including as related to Taxes), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, determined, determinable or otherwise, liquidated or unliquidated and whether due or to become due, regardless of when asserted.
“Material Adverse Effect” means any material adverse effect on the business, financial condition, operations, properties, assets, Liabilities or results of operations of the Acquired Companies, taken as a whole, or the ability of the Acquired Companies to consummate the transactions contemplated by this Agreement and the Transaction Agreements; provided, however, that any adverse effect arising from or related to any of the following shall not be deemed to constitute and shall not be taken into account in determining whether a “Material Adverse Effect” has occurred: (1) conditions generally affecting the United States or foreign economies or generally affecting one or more industries in which the Acquired Companies operate; (2) national or international political, trade or social conditions, including terrorism or the engagement by the United

States in hostilities or acts of war or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation or personnel of the United States; (3) changes in financial, banking, currency or securities markets (including (a) any disruption thereof, (b) any decline or rise in the price of any security or any market index and (c) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated hereby); (4) changes in GAAP or other related accounting requirements (or the implementation or interpretation thereof); (5) changes in any Laws, or other binding directives issued by any Governmental Entity (or any enforcement, implementation or official interpretation thereof); (6) any stoppage or shutdown of any Governmental Entity (including any default by a Governmental Entity or delays in payments or delays or failures to act by any Governmental Entity); (7) any action taken by a party hereto to the extent specifically required by the terms of this Agreement; (8) any action taken at the specific written request of Purchaser, (9) any failure, in and of itself, by the Acquired Companies to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts and circumstances giving rise or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect); (10) any change to the Kimberley Process or the official interpretation thereof; (11) the breach of this Agreement, any other Transaction Agreement or the Confidentiality Agreement by Purchaser or its Affiliates; (12) the public announcement of the identity of Purchaser; and (13) any natural disaster, severe weather conditions or any epidemic, pandemic or other public health crisis (including, for the avoidance of doubt, COVID-19 (or any mutation or variation thereof) and any other bacteria or pathogen), including any action taken by the Company or any of its Subsidiaries which is permitted under Section 8.1 hereunder in response thereto or in connection therewith; provided that the matters described in (1), (2), (3), (4), (5), (6) and (10) shall be taken into account to the extent such matter has a disproportionate impact on the Acquired Companies, taken as a whole, as compared to other participants in the industry in which the Acquired Companies operate. References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality.
“Net Working Capital” means, as of the Purchase Price Measurement Time, Current Assets minus Current Liabilities.
“Net Working Capital Difference” means the amount (which may be negative, positive or zero) equal to (1) Net Working Capital as of the Purchase Price Measurement Time, minus (2) Target Net Working Capital.
“Order” means any order, injunction, judgment, decree, consent decree, settlement agreement, enactment, ruling, writ, assessment, award, subpoena, stipulation, verdict or other decision of any Governmental Entity of competent jurisdiction.
“Organizational Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs (including its certificate of incorporation, certificate of formation, memorandum of association, articles of association, partnership agreement, constitutional documents, by-laws or operating agreement), in each case, as amended and in effect at the relevant time.

“Permit” means all registrations, exemptions, classifications, approvals, authorizations, certificates, licenses, consents and permits obtained or required to be obtained by or from any Governmental Entity.
“Permitted Encumbrances” means: (1) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation; (2) mechanics, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other similar statutory Encumbrances which have arisen in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (3) Encumbrances expressly approved in writing by Purchaser in advance; (4) Encumbrances for Taxes not yet delinquent or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (5) requirements and restrictions of zoning, building and other Laws, rules and regulations, and all defects or irregularities in title, including any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (6) statutory Encumbrances of landlords for amounts not yet due and payable or that arose or were created in the ordinary course of business; (7) Encumbrances arising under equipment leases with third parties entered into in the ordinary course of business, and Encumbrances arising under consignment arrangements or conditional sales contracts incurred in the ordinary course of business or that are incurred between signing and Closing in accordance with Section 8.1, provided that such Encumbrances in respect of any consignment arrangement after the date hereof shall be limited to Encumbrances on the inventory consigned pursuant to such arrangement and the proceeds thereof; (8) Encumbrances set forth in any title policy or title report with respect to real property that is provided to Purchaser prior to the date of this Agreement; (9) unrecorded easements, leases, tenancies, license agreements, covenants, rights-of-way and other Encumbrances and similar restrictions on any real property that do not materially interfere with the existing use thereof by the Acquired Companies; (10) Incidental Licenses; (11) Encumbrances securing any Indebtedness that will be terminated at Closing in connection with the consummation of the transactions contemplated hereby; (12) Encumbrances expressly reflected on or reserved against or otherwise expressly disclosed in the Financial Statements; (13) restrictions on the transfer of securities arising under any applicable federal, state or foreign securities Laws; and (14) Encumbrances set forth in Section 1.5(b) of the Company Disclosure Letter.
“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, or any other entity or organization, including a Governmental Entity.
“Personally Identifiable Information” means (1) any information that, alone or in combination with other information is reasonably capable of being used to specifically identify a natural Person, or (2) any information that is otherwise included within the applicable definition of personally identifiable information and such other analogous definitions under any applicable Privacy and Information Security Requirement.
“Privacy and Information Security Requirement” means (1) all applicable Laws relating to the collection, storage, use, disclosure, retention, processing or transfer of Personally Identifiable Information, privacy or information security, (2) all applicable Laws concerning the security of products and/or Information Systems, (3) all Contracts to which and Acquired Company is a party or is otherwise bound that relate to Personally

Identifiable Information and/or protecting the security or privacy of information, (4) each Acquired Company written policy and notice (e.g., posted privacy policies; notices provided in connection with the collection, storage, use, disclosure, retention, processing or transfer of Personally Identifiable Information; posted policies or notices concerning the security of products and/or Information Systems; internal policies and standards concerning the treatment of Personally Identifiable Information and/or the security of products and/or Information Systems) relating to Personally Identifiable Information, privacy and/or the security of Information Systems and/or other information, and (5) all industry standards applicable to the business of each Acquired Company, including, as applicable, the Payment Card Industry Data Security Standard.
“Privileged Deal Communications” means, at any time, any and all communications in whatever form, whether written, oral, video, electronic or otherwise, that shall have occurred between or among any of the Seller, Holdings, the Company or its Subsidiaries, the Holders, or any of their respective Affiliates, equity holders, directors, officers, employees or agents, on the one hand, and attorneys (including Counsel or any predecessor or successor law firm of any Counsel), on the other hand, to the extent relating to or in connection with this Agreement, the negotiations leading to this Agreement, or any of the transactions contemplated herein.
“Purchase Price Measurement Time” means 11:59 p.m. (Eastern Time) on the calendar day immediately preceding the Closing Date, without giving effect to the transactions contemplated by this Agreement.
“Purchaser Disclosure Letter” means the disclosure letter of Purchaser referred to in, and delivered to the Company pursuant to, this Agreement.
“Purchaser Fundamental Representations” means the representations and warranties of Purchaser set forth in Section 6.1 (Organization) and Section 6.2 (Authorization by Purchaser).
“Representatives” means, with respect to any Person, such Person’s Affiliates and its and its Affiliates’ respective shareholders, members, partners, limited partners, general partners, equity holders, directors, managers, officers, employees, agents, attorneys, accountants, investment bankers and other representatives.
“Restrictive Covenant Agreements” means those certain Restrictive Covenant Agreement and Award Termination Acknowledgments, dated as of the date hereof, by and among Purchaser, the Company, and each of the holders of Company Options and/or Company RSUs.
“Rollover Agreement” means each of those certain Letter Agreements Re: Purchase of Shares of Signet Jewelers Ltd. (‘Signet’) by and between Purchaser and each of Berger, Amit Berger, Barak Henis and Dovy Klarberg, and “Rollover Agreements” means each Rollover Agreement, taken together.
“Seller Fundamental Representations” means the representations and warranties of the Seller set forth in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.5 (Brokers’ Fees), and Section 4.6 (Ownership of Holdings Interests).

“Side Letter Agreement” means that certain Option Cancellation Agreement, dated as of the date hereof, by and between Tom O’Rourke and the Company.
“Solvent” when used with respect to Holdings or the Surviving Corporation (or its respective successors and assigns), means that, as of any date of determination (i) Holdings or the Surviving Corporation, as applicable, will not have, as of such date, an unreasonably small amount of capital for the business in which it is engaged or proposed to be engaged and (ii) Holdings or the Surviving Corporation (or its respective successors and assigns), as applicable, will be able to pay its probable liabilities on its existing debts as they become absolute and mature, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its debts.
“Stakeholder Representative Holdback Amount” means one million dollars ($1,000,000).
“Stockholder Approval” means the approval by a majority of the outstanding shares of Class A Common Stock of the Company on the terms and subject to the conditions set forth in this Agreement.
“Stockholders” means, collectively, the holders of Common Stock immediately prior to the Effective Time, and “Stockholder” means any of the Stockholders.
“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” of any Person means, on any date, any other Person (1) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP (as of such date) or (2) of which securities or other ownership interests representing more than fifty percent (50%) of the Equity Interests or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or more than fifty percent (50%) of the profits or losses of which are, as of such date, owned, controlled or held, directly or indirectly, by the applicable Person or one or more Subsidiaries of such Person.
“Target Net Working Capital” means [****].
“Tax” means any and all federal, provincial, state, local or foreign income, gross receipts, payroll, employment, customs duty, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, deduction at source, social security (or similar, including FICA), unemployment, employment insurance, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, registration, goods and services, value added, capital, estimated, alternative or add-on minimum or other similar tax, duty, fee, assessment or other governmental charge of any kind whatsoever (however denominated) imposed by any Taxing Authority, including any interest, penalty or addition thereto, in each case, whether or not disputed.

“Tax Return” means any return, report, claim for refund or statement (including any information statement) filed or required to be filed with any Taxing Authority with respect to any Tax (including any schedules or attachments thereto, and any amendment thereof).
“Taxing Authority” means the IRS and any other Governmental Entity responsible for the administration of any Tax.
“Transaction Agreements” means, collectively, the Escrow Agreement, the Rollover Agreements, the Restrictive Covenant Agreements, the Side Letter Agreement, the Joinder Agreement, the Support Letters, the Letters of Transmittal, the Berger Agreement, and all other documents, certificates, instruments and agreements related to the transactions contemplated thereby or by this Agreement.
“Transaction Expenses” means (without duplication) any costs, fees and expenses for which Holdings or any Acquired Company is liable incurred or payable by or on behalf of any of the Holders, Holdings or any of the Acquired Companies related to, in connection with the negotiation and the consummation of, or which become due and payable as a result of, this Agreement or any of the Transaction Agreements and/or the consummation of the transactions contemplated hereby or thereby, including the Merger, including (1) fees and expenses of legal counsel, accountants, investment bankers, brokers or other representatives and consultants and (2) the employer portion of any payroll or employment Taxes resulting from or relating to the Option Payments and the RSU Payments, regardless of whether such Option Payments and RSU Payments are made after the Closing Date, as well as any sale bonus, change in control bonus or transaction completion bonus, “stay put” (excluding any consideration payable to any employee due under any arrangements entered into with or at the direction of the Purchaser at or after the Closing) or other compensatory payments (including, for the avoidance of doubt, payments under the Equity Incentive Plan, but excluding any such bonuses or compensatory payments made pursuant to the Employment Agreements, if any), whether before, at or after the Closing Date, in each case under this clause (2), required to be made to any direct or indirect stock or option holder, current or former employee, board member or consultant of Holdings or any Acquired Company as a result of the consummation of the transactions contemplated by this Agreement and the Transaction Agreements, including the employer portion of any payroll or employment Taxes resulting from or related to any such sale bonus, change in control bonus or transaction completion bonus or other payment; provided, however, that the Company RSU Closing Payment and the Company Option Closing Payment shall not be treated as a Transaction Expense. For the avoidance of doubt, Transaction Expenses shall not include any filing fees assessed in connection with the HSR Act or any other applicable antitrust regulatory Laws.
“Transaction Tax Deductions” means the sum of the portion deductible for U.S. federal income tax purposes of each of the following, without duplication: (i) the aggregate out-of-pocket fees and expenses incurred by the Company and its Subsidiaries in connection with the transactions set forth in this Agreement and the Transaction Agreements (including all items set forth in the definition of “Transaction Expenses,” regardless of whether such items remain unpaid as of the Closing), to the extent deductible (calculated by applying the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of any success-based fees), (ii) the sum of the Option Payments and RSU Payments and (iii) the capitalized financing fees, costs, expenses and interest (including amounts treated as interest for U.S. federal income tax purposes (and original issue discount or similar items) and any breakage fees or accelerated deferred financing fees or debt prepayment fees or capitalized debt costs) that become currently tax deductible for U.S. income tax purposes by Purchaser, the Company or any of its Subsidiaries or any of their Affiliates as a result of the Closing and the satisfaction of the Indebtedness on the Closing Date.
“Unpaid Transaction Expenses” means any Transaction Expenses that have not been paid as of immediately prior to the Closing, to the extent not specifically taken into account as a deduction when determining Closing Cash.

ARTICLE II
CONTRIBUTION OF THE HOLDINGS NOTE; PURCHASE AND SALE OF THE
HOLDINGS INTERESTS; AND
THE MERGER
Section 2.1    Contribution of the Holdings Note and Purchase and Sale of the Holdings Interest.
Prior to the Closing, Seller shall make a capital contribution (the “Holdings Contribution”) of all of its rights and interest in and to the Holdings Note to Holdings, with the result that the Holdings Note shall be deemed cancelled and extinguished and of no further force or effect. On the terms and subject to the conditions set forth in this Agreement, at the Closing and immediately prior to the Effective Time, the Seller shall sell to Purchaser, and Purchaser shall purchase from the Seller, the Holdings Interests, free and clear of all Encumbrances (other than any restrictions under applicable securities Laws). The aggregate purchase price for the Holdings Interest payable by Purchaser to Seller shall be: (i) at the Effective Time, the product of (x) Closing Per Share Cash Consideration multiplied by (y) the number of shares of Class A Common Stock owned by Holdings as of immediately prior to the Effective Time (the “Holdings Consideration”); and (ii) following the Effective Time, any Holdings Distribution Amounts, payable when and as provided herein.

Section 2.2    The Merger.
(a)    The Merger. On the Closing Date, the parties shall execute and file, in accordance with the DGCL, a certificate of merger substantially in the form attached hereto as Exhibit D (the “Certificate of Merger”), and shall make all other filings or recordings required under the DGCL to consummate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such later time as Purchaser and the Company shall agree and specify in the Certificate of Merger. At the Effective Time, in accordance with this Agreement and the DGCL, Merger Subsidiary shall merge with and into the Company and the separate existence and corporate organization of Merger Subsidiary (except as may be continued by operation of Law) shall cease and the Company shall survive the Merger as the surviving corporation (the “Surviving Corporation”). The Surviving Corporation shall succeed to and assume all the rights and obligations of Merger Subsidiary and the Company in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL. At the Closing, the parties shall be deemed to consummate Holdings Acquisition immediately prior to the Effective Time, but neither Holdings Acquisition nor the Merger shall be consummated unless both transactions are consummated.
(b)    Certificate of Incorporation and Bylaws. Pursuant to the Merger, at the Effective Time the certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The bylaws of Merger Subsidiary as in effect at the Effective Time shall be the bylaws of the Surviving Corporation, until changed or amended as provided therein or by applicable Law.
(c)    Directors and Officers. The directors of Merger Subsidiary shall be the directors of the Surviving Corporation, each such director to hold office in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation, until such director’s successor is duly elected and qualified, or such director’s earlier resignation or removal. The officers of the Company shall be the officers of the Surviving Corporation, each such officer to hold office in accordance with the bylaws of the Surviving Corporation and until such officer’s successor is duly elected and qualified, or such officer’s earlier resignation or removal.

Section 2.3    Conversion of Outstanding Capital Stock.
(a)    Conversion of Outstanding Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Subsidiary, the Company or any Stockholder:
(i)    each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares held by Holdings, shall be converted into and represent the right to receive an amount in cash equal to the sum of (A) the Closing Per Share Cash Consideration, plus (B) with respect to any future Distribution, the Distribution Per Share Amount of such Distribution with respect to such share of Class A Common Stock, in each case payable when and as provided herein; and
(ii)    each share of common stock, $0.01 par value per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Class A Common Stock of the Surviving Corporation.
(b)    Shares held by Holdings. Notwithstanding Section 2.3(a) (Conversion of Outstanding Capital Stock), shares of Class A Common Stock outstanding immediately prior to the Effective Time held by Holdings shall remain issued and outstanding fully paid and nonassessable shares of Class A Common Stock of the Surviving Corporation.

Section 2.4    RSU and Option Payments.
(a)    At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall terminate and be cancelled at the Effective Time in exchange for a cash payment (less all applicable Tax withholdings and deductions) equal to the sum of (i) the Closing Per Share Cash Consideration, and (ii) with respect to any Distribution, the Distribution Per Share Amount of such Distribution with respect to such Company RSU, in each case payable when and as provided herein.
(b)    At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time shall terminate and be cancelled at the Effective Time in exchange for a cash payment (less applicable Tax withholdings and deductions) equal to the sum of (i) the product of (x) the number of shares of Class B Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by (y) the Closing Per Share Cash Consideration, minus (z) the aggregate exercise price of such Company Option, and (ii) with respect to any Distribution, an amount equal to the Distribution Per Share Amount of such Distribution with respect to all shares of Class B Common Stock subject to such Company Option immediately prior to the Effective Time.

(c)    The payments described in Section 2.4(a) hereof are referred to herein as the “RSU Payments” and each an “RSU Payment.” The payments described in Section 2.4(b) hereof are referred to herein as the “Option Payments” and each an “Option Payment.”
(d)    Notwithstanding anything contained herein to the contrary, unless otherwise permitted by Code Section 409A, no Option Payment or RSU Payment shall be made after the fifth (5th) anniversary of the Closing Date, with any such payments that would have otherwise been made after such date to be (i) forfeited by the applicable Holder and (ii) paid to the account(s) designated by the Stakeholder Representative for distribution by the Stakeholder Representative or its designee as paying agent for distribution to the other Holders who are not so restricted in receiving such payment, with such payments to be made in accordance with the terms of this Agreement (i.e., by not including such Company Options and Company RSUs in the Fully Diluted Number with respect to any Distribution made after the fifth (5th) anniversary of the Closing Date).
(e)    As of the Effective Time, all Company RSUs and Company Options shall no longer be outstanding and shall automatically be cancelled, forfeited and retired and shall cease to exist, and each holder of any such Company RSU or Company Option shall cease to have any rights with respect thereto, except the right to receive the RSU Payments and the Option Payments, as applicable, and other rights set forth herein.

Section 2.5    Computation of the Closing Cash Consideration.
No later than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Purchaser a certificate of an officer of the Company (a) setting forth a reasonably detailed good faith estimate of (i) Net Working Capital calculated in accordance with the example set forth on Exhibit E (“Estimated Net Working Capital”), (ii) Closing Cash (“Estimated Closing Cash”), (iii) Closing Indebtedness (“Estimated Closing Indebtedness”), and (iv) Unpaid Transaction Expenses (“Estimated Unpaid Transaction Expense Amount”), and calculations in reasonable detail of the Net Working Capital Difference (the “Estimated Net Working Capital Difference”), the Current Income Taxes (the “Estimated Current Income Taxes”), the Closing Cash Consideration and the Closing Per Share Cash Consideration, in each case, together with reasonably detailed supporting information therefor, and (b) certifying that the certificate delivered pursuant to this Section 2.5 and the amounts set forth therein have been prepared in accordance with the Accounting Methodology (to the extent applicable) and the terms of this Agreement. No item shall be included or otherwise provided for in more than one of Estimated Closing Cash, Estimated Closing Indebtedness, Estimated Unpaid Transaction Expense Amount, Estimated Current Income Taxes and Estimated Net Working Capital. Purchaser will have the opportunity to review the certificate delivered pursuant to this Section 2.5 and the supporting documentation used by the Company in preparing such documents, and the Company will consider and discuss in good faith any modifications thereto proposed by Purchaser, but shall not be required to accept any such proposed modifications with which it disagrees in good faith. For the avoidance of doubt, Purchaser’s failure to propose any adjustments under this Section 2.5 shall not prejudice Purchaser’s rights under Section 2.8.

Section 2.6    The Closing.
The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Dechert LLP, 1095 Avenue of the Americas, New York, New York 10036 at 10:00 a.m. local time on the second (2nd) Business Day following the satisfaction or waiver of all of the conditions set forth in ARTICLE IX (other than those conditions that by their terms cannot be satisfied until the Closing), or by remote exchange of documents unless another method, place, time or date is agreed to in writing by the Stakeholder Representative and Purchaser, with the Holdings Acquisition to occur immediately prior to the Merger; provided, that, notwithstanding the satisfaction or waiver of the conditions set forth in ARTICLE IX (other than those conditions that by their terms cannot be satisfied until the Closing), if the Purchaser has notified the Stakeholder Representative in writing that it has received an FTC Letter (such notice, the “FTC Letter Extension Notice”), then Purchaser shall not be required to effect the Closing until the earlier of (a) the thirtieth (30th) day after the expiration of the thirty (30) day statutory waiting period applicable under the HSR Act and (b) such other date, time or place as agreed to in writing by Purchaser and the Stakeholder Representative; provided, that all of the conditions set forth in ARTICLE IX are satisfied or waived on such date (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing by the party entitled to the benefit of such conditions). The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 2.7    Payments at Closing.
(a)    Payment of the Closing Cash Consideration. At the Closing, and immediately after the Effective Time, subject to the terms of this Agreement, Purchaser shall pay or cause to be paid (i) to the Escrow Account, an amount in cash equal to the Escrow Amount, (ii) to the account(s) designated by the Stakeholder Representative, an amount in cash equal to the Stakeholder Representative Holdback Amount, (iii) to the account(s) designated by the Stakeholder Representative, the Holdings Consideration and (iv) to the account(s) designated by the Stakeholder Representative, for the holders of the Common Stock, an amount in cash equal to the product of (1) the total number of shares of Common Stock outstanding as of immediately prior to the Effective Time (other than shares held by Holdings), multiplied by (2) the Closing Per Share Cash Consideration (which amount shall be set forth in the written instructions delivered by the Stakeholder Representative pursuant to the following sentence). Such payments are to be made by wire transfer of immediately available funds in accordance with written instructions provided by the Stakeholder Representative to Purchaser at least three (3) Business Days prior to the Closing Date, provided, that to the extent a Stockholder has delivered a Letter of Transmittal to the Stakeholder Representative at least five (5) Business Days prior to the Closing Date in accordance with the terms of Section 2.7(c), the Stakeholder Representative shall designate the Stockholder’s portion of the Closing Cash Consideration determined in accordance with Section 2.7a)(iv) as being payable directly to such Stockholder, and the balance of any Closing Cash Consideration payable pursuant to Section 2.7a)(iv) shall be delivered to the account(s) designated by the Stakeholder Representative as provided in Section 2.7a)(iv). Notwithstanding anything to the contrary in this Agreement or any other Transaction Agreement, all calculations of the amounts payable pursuant to clauses (iii) and (iv) of this Section 2.7a) shall be solely performed by, and solely the responsibility of, the Stakeholder Representative, and none of Purchaser, the Acquired Companies or any of their Affiliates shall have any Liability with respect thereto, other than payment in the amounts and to the Persons directed by the Stakeholder

Representative in writing pursuant to this Section 2.7a); provided, that notwithstanding the foregoing, the Stakeholder Representative shall be entitled to rely exclusively and conclusively on, but shall be required to perform its calculations taking into account, the amounts and instructions provided to the Stakeholder Representative by Purchaser related to any amounts to be withheld from payments to any Holders pursuant to any Rollover Agreement between Purchaser and the applicable Holder. From and after the Effective Time, holders of Common Stock shall cease to have any rights as stockholders of the Company, except as provided herein or by Law. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Common Stock shall thereafter be made.
(b)    Other Payments. At the Closing, in addition to the payments required to be made pursuant to Section 2.7(a), Purchaser shall pay or cause to be paid, at the direction of and on behalf of the Company or the Stakeholder Representative (as provided below), by wire transfer of immediately available funds pursuant to payment instructions provided by the Company (in the case of clauses (i) and (ii)) or written instructions provided by the Stakeholder Representative (in the case of clause (iii)), (i) the Indebtedness of the Acquired Companies for which payoff letters have been delivered pursuant to Section 8.14 (Payoff Letters and Invoices), (ii) the Unpaid Transaction Expenses for which the Company has delivered to Purchaser an invoice or payment instructions pursuant to Section 8.14 (Payoff Letters and Invoices) and (iii) the Company Option Closing Payment and Company RSU Closing Payment, in each case, payable at the Effective Time pursuant to Section 2.4 (RSU and Option Payments) (with the Company Option Closing Payment and the Company RSU Closing Payment to be paid through the payroll system of the Surviving Corporation or one of its Subsidiaries within three (3) Business Days after the Closing Date). Notwithstanding anything to the contrary in this Agreement or any other Transaction Agreement, all calculations of the amounts payable pursuant to clause (iii) of this Section 2.7b) shall be solely performed by, and solely the responsibility of, the Stakeholder Representative, and none of Purchaser, the Acquired Companies or any of their Affiliates shall have any Liability with respect thereto, other than payment in the amounts and to the Persons directed by the Stakeholder Representative in writing pursuant to this Section 2.7b).
(c)    Procedures for Payment. The Stakeholder Representative or its designee shall act as paying agent in effecting the exchange of cash for certificates which, immediately prior to the Effective Time, represented shares of Common Stock entitled to payment pursuant to Section 2.3(a) (Conversion of Outstanding Capital Stock) (the “Certificates”). Within ten (10) Business Days of the date of this Agreement, the Company shall deliver to each Stockholder (other than to Holdings) a letter of transmittal substantially in the form of Exhibit F attached hereto (the “Letter of Transmittal”). Prior to or as soon as practicable after the Effective Time, each Stockholder who has not already delivered such documents prior to the Effective Time, shall surrender to the Stakeholder Representative or its designee Certificates representing the shares of Common Stock held by such Stockholder at the Effective Time, and each Stockholder shall deliver to the Stakeholder Representative or its designee a Letter of Transmittal duly completed and validly executed in accordance with the instructions therein and any other documents as may be required pursuant to such instructions. The Stakeholder Representative or its designee shall promptly provide a copy of the Letter of Transmittal, and promptly following the Effective Time shall deliver the Certificates and any related stock powers, to Purchaser. Promptly following the later to occur of (x) the Effective Time and (y) delivery by a Stockholder of its Certificates and executed Letter of Transmittal to the Stakeholder Representative or its designee, the Stakeholder Representative or its designee shall deliver or cause to be delivered to such Stockholder the payment to which such Stockholder is entitled under this Agreement; provided, that all Stockholders who deliver their Letter of Transmittal at least five (5) Business Days prior to the Closing Date shall be entitled to receive their distributions from the Purchaser on the Closing Date as provided in Section 2.7a)(iv). All other Stockholders who deliver Letters of Transmittal and Certificate (or an Affidavit of Lost Certificate) shall receive their distributions from the Stakeholder Representative or its designee as soon as reasonably practicable, but no later than two (2) Business Days after delivery of their Letter of Transmittal and Certificate (or an Affidavit of Lost Certificate). Until so surrendered, each such Certificate shall represent solely the right to receive the payment to which such Stockholder is entitled under this Agreement, without interest, and none of Purchaser, the Surviving Corporation or the Stakeholder Representative shall be required to pay the holder thereof the cash to which it would otherwise have been entitled. Notwithstanding the foregoing, if any such Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Stockholder claiming such Certificate to be lost, stolen or destroyed and the providing of a customary indemnity in form and substance reasonably acceptable to the Surviving Corporation by such Stockholder to the Surviving Corporation (each, an “Affidavit of Lost Certificate”), the Stakeholder Representative and its designee against any claim that may be made against the Surviving Corporation, the Stakeholder Representative or the Stakeholder Representative’s designee with respect to such Certificate, the Stakeholder Representative or its designee shall issue, in exchange for such lost, stolen or destroyed Certificate, the payments contemplated by Section 2.3(a) (Conversion of Outstanding Capital Stock), without interest, and otherwise under this Agreement.

Section 2.8    Adjustment of Pre-Closing Estimates.
(a)    Preliminary Closing Statement. No later than ninety (90) calendar days following the Closing Date, the Surviving Corporation shall deliver or cause to be delivered to the Stakeholder Representative (i) a reasonably detailed calculation by the Surviving Corporation, in each case, without giving effect to the Closing, of (v) Net Working Capital calculated in accordance with the example set forth on Exhibit E (“Preliminary Net Working Capital”), (w) Closing Cash (“Preliminary Closing Cash”), (x) Closing Indebtedness (“Preliminary Closing Indebtedness”), (y) Unpaid Transaction Expenses (“Preliminary Unpaid Transaction Expense Amount”) and (z) Current Income Taxes (“Preliminary Current Income Taxes”), (ii) a reasonably detailed calculation of the Net Working Capital Difference, the Final Adjustment Amount and each component thereof, and (iii) a certificate of an executive officer of the Surviving Corporation, certifying that the amounts contemplated by clauses (i) and (ii) have been prepared in good faith and in accordance with the Accounting Methodology, as applicable, and the terms of this Agreement (the “Preliminary Closing Statement”). No item shall be included or otherwise provided for in more than one of Preliminary Closing Cash, Preliminary Closing Indebtedness, Preliminary Unpaid Transaction Expense Amount, Preliminary Current Income Taxes or Preliminary Net Working Capital.
(b)    Review by the Stakeholder Representative. The Stakeholder Representative shall have thirty (30) days following receipt of the Preliminary Closing Statement to review the amounts shown in the Preliminary Closing Statement and to notify the Surviving Corporation in writing if it disputes any of the calculations shown in the Preliminary Closing Statement (a “Dispute Notice”), specifying each specific item that it disputes (including the amount so disputed and the reasons for such dispute in reasonable detail) with reconciliation to the Preliminary Closing Statement, together with reasonable supporting documentation therefor. Any amounts not objected to by the Stakeholder Representative in the Dispute Notice shall be deemed accepted by the Stakeholder Representative. For purposes of the Stakeholder Representative’s review and any disputes pursuant to Section 2.8(c) (Dispute Notice), including for the Stakeholder Representative to prepare the reconciliation to the Preliminary Closing Statement, if reasonably requested by the Stakeholder Representative, then the Stakeholder Representative and its Representatives shall have reasonable access, during normal business hours and in such a manner as to not unreasonably interfere with the day-to-day operations of the Acquired Companies, to all relevant work papers, schedules, memoranda and other documents prepared by or on behalf of the Purchaser, the Surviving Corporation, its Subsidiaries or its and their Representatives in connection with its and their calculation of the amounts shown in the Preliminary Closing Statement and to finance personnel of the Acquired Companies involved in the preparation of the Preliminary Closing Statement, and shall cause their Subsidiaries to reasonably cooperate with the Stakeholder Representative and its Representatives in connection therewith.
(c)    Dispute Notice. If no Dispute Notice is delivered to the Surviving Corporation within thirty (30) days after delivery of the Preliminary Closing Statement to the Stakeholder Representative, the Preliminary Closing Statement as prepared by the Surviving Corporation will be final, binding and non-appealable by the parties hereto. In the event that the Stakeholder Representative delivers a Dispute Notice to the Surviving Corporation on or before the thirtieth (30th) day following receipt of the Preliminary Closing Statement, the Surviving Corporation and the Stakeholder Representative shall cooperate in good faith to resolve any disputed matters therein as promptly as practicable and, upon such resolution, if any, any adjustments to the amounts shown in the Preliminary Closing Statement shall be made in accordance with the agreement of the Surviving Corporation and the Stakeholder Representative. If the Surviving Corporation and the Stakeholder Representative are unable to resolve any such disputed matters within twenty (20) days (or such longer period as the Surviving Corporation and the Stakeholder Representative shall mutually agree in writing) following the Stakeholder Representative’s delivery of such Dispute Notice, such dispute shall promptly thereafter be submitted to the Independent Accounting Firm for resolution, and the resolution of the Independent Accounting Firm shall be final and binding on the parties, absent manifest mathematical error. The Independent Accounting Firm shall consider only those items and amounts as to which the Surviving Corporation and the Stakeholder Representative have disagreed within the time periods and on the terms specified above. In making such determination, the Independent Accounting Firm may rely only upon information submitted to it by the Surviving Corporation or the Stakeholder Representative, and may not review or consider any offers exchanged between the Surviving Corporation and the Stakeholder Representative, or any of their Representatives, with respect to items in the Dispute Notice that remain in dispute, nor may the Surviving Corporation nor the Stakeholder Representative engage in any ex parte conferences with the Independent Accounting Firm. In resolving any disputed item, the Independent Accounting Firm shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm shall be instructed to use commercially reasonable efforts to deliver to the Surviving Corporation and the Stakeholder Representative a written report setting forth the resolution of each disputed matter within thirty (30) days following submission of the Preliminary Closing Statement to it and, in any case, as promptly as practicable after such submission. The Independent Accounting Firm will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the

Independent Accounting Firm. For example, should the items in dispute total one thousand dollars ($1,000) and the Independent Accounting Firm awards six hundred dollars ($600) in favor of the Stakeholder Representative’s position, sixty percent (60%) of the costs of its review would be borne by the Surviving Corporation and forty (40%) of the costs would be borne by the Stakeholder Representative. Notwithstanding any provisions hereof to the contrary, the Independent Accounting Firm shall be deemed to be acting as an expert and not as an arbitrator.
(d)    Final Determination. After final determination of Net Working Capital, Closing Cash (“Final Closing Cash”), Closing Indebtedness (“Final Closing Indebtedness”), Unpaid Transaction Expenses (“Final Unpaid Transaction Expense Amount”), Current Income Taxes (“Final Current Income Taxes”) and the Net Working Capital Difference (the “Final Net Working Capital Difference”), whether because no Dispute Notice is timely delivered by the Stakeholder Representative, because amounts are accepted (or deemed accepted because they were not objected to by the Stakeholder Representative) in the Dispute Notice, or because any disputes are resolved as provided in Section 2.8(c) above, the parties shall determine the Final Adjustment Amount.
(i)    If the Final Adjustment Amount is negative, then promptly (and in any event, within five (5) Business Days after the final determination thereof), the Stakeholder Representative and Purchaser shall deliver joint written instructions to the Escrow Agent to direct the Escrow Agent to (A) pay the absolute value of the Final Adjustment Amount out of the Escrow Account by wire transfer of immediately available funds to the account specified by Purchaser (which such payment shall be satisfied solely out of the Escrow Amount and in no event will the Seller or the holders of Common Stock, Company Options or Company RSUs be required to make any payment in excess of such Escrow Amount) and (B) distribute any amount remaining in the Escrow Account following the payment described in the foregoing clause (A) to (w) an account designated by the Seller in an amount equal to the Holdings Distribution Amount with respect to such remainder, (x) to the Stakeholder Representative or its designee by wire transfer of immediately available funds to the account(s) specified by the Stakeholder Representative, for distribution to each Stockholder (other than Holdings) in an amount equal to the product of (1) Distribution Per Share Amount of such remainder multiplied by (2) the number of shares of Common Stock held by such Stockholder immediately prior to the Effective Time, (y) the Surviving Corporation or one of its Subsidiaries for distribution through its payroll system to the Holders of Company Options, an aggregate amount equal to the product of (1) the Distribution Per Share Amount of such remainder multiplied by (2) the aggregate number of shares of Class B Common Stock subject to Company Options outstanding immediately prior to the Effective Time, with the amount distributed to any Holder of a Company Option to equal the Distribution Per Share Amount of such remainder for all shares of Class B Common Stock subject to such Company Option and (z) the Surviving Corporation or one of its Subsidiaries for distribution through its payroll system to the Holders of Company RSUs, an aggregate amount equal to the product of (1) the Distribution Per Share Amount of such remainder multiplied by (2) the aggregate number of Company RSUs outstanding immediately prior to the Effective Time, with the amount distributed to any Holder of a Company RSU to equal the Distribution Per Share Amount of such remainder for each Company RSU held by such Holder. Notwithstanding anything to the contrary in this Agreement or any other Transaction Agreement, all calculations of the amounts payable to each of the Seller, the Holders of Common Stock (other than Holdings) and the Holders of Company Options and Company RSUs pursuant to clause (B) hereof shall be solely performed by, and solely the responsibility of, the Stakeholder Representative, and none of Purchaser, the Acquired Companies or any of their

Affiliates shall have any Liability with respect thereto, other than payment to Holders of Company Options and Holders of Company RSUs in the amounts and to the Persons directed by the Stakeholder Representative in writing.
(ii)    If the Final Adjustment Amount is positive, then (I) Purchaser shall, within five (5) Business Days after the final determination thereof, pay or cause to be paid the Final Adjustment Amount for the benefit of the Holders as follows: (A) to an account designated by the Seller, payment in an amount equal to the Holdings Distribution Amount with respect to such Final Adjustment Amount, (B) to the Stakeholder Representative or its designee by wire transfer of immediately available funds to the account(s) specified by the Stakeholder Representative, for distribution to each Stockholder (other than Holdings), an amount equal to the product of (1) Distribution Per Share Amount of the Final Adjustment Amount multiplied by (2) the number of shares of Common Stock held by such Stockholder immediately prior to the Effective Time, (C) to the Surviving Corporation or one of its Subsidiaries for distribution through its payroll system to the Holders of Company Options, an aggregate amount equal to the product of (1) the Distribution Per Share Amount of the Final Adjustment Amount multiplied by (2) the aggregate number of shares of Class B Common Stock subject to Company Options outstanding immediately prior to the Effective Time, with the amount distributed to any Holder of a Company Option to equal the Distribution Per Share Amount of the Final Adjustment Amount for all shares of Class B Common Stock subject to such Company Option held by such Holder, and (D) to the Surviving Corporation or one of its Subsidiaries for distribution through its payroll system to the Holders of Company RSUs, an aggregate amount equal to the product of (1) the Distribution Per Share Amount of the Final Adjustment Amount multiplied by (2) the aggregate number of Company RSUs outstanding immediately prior to the Effective Time, with the amount distributed to any Holder of a Company RSU to equal the Distribution Per Share Amount of the Final Adjustment Amount for each Company RSU held by such Holder, and (II) the Stakeholder Representative and Purchaser shall promptly deliver joint written instructions to the Escrow Agent directing the Escrow Agent to distribute the amount in the Escrow Account to the Seller, to the Holders of Common Stock and to the Holders of Company Options and Company RSUs, in each case in accordance with the procedures set forth in clause (B) of Section 2.8(d)(i). Notwithstanding anything to the contrary in this Agreement or any other Transaction Agreement, all calculations of the amounts payable to each of the Seller, the Holders of Common Stock (other than Holdings) and the Holders of Company Options and Company RSUs pursuant to this clause (ii) shall be solely performed by, and solely the responsibility of, the Stakeholder Representative, and none of Purchaser, the Acquired Companies or any of their Affiliates shall have any Liability with respect thereto, other than payment to Holders of Company Options and Holders of Company RSUs in the amounts and to the Persons directed by the Stakeholder Representative in writing.
(iii)    If the Final Adjustment Amount is zero, then the Stakeholder Representative and Purchaser shall promptly deliver joint written instructions to the Escrow Agent directing the Escrow Agent to distribute the amount in the Escrow Account to the Seller, to the Holders of Common Stock (other than Holdings) and to the Holders of Company Options and Company RSUs, in each case in accordance with the procedures set forth in clause (B) of Section 2.8(d)(i). Notwithstanding anything to the contrary in this Agreement or any other Transaction Agreement, all calculations of the amounts payable to each of the Seller, the Holders of Common Stock (other than Holdings) and the Holders of Company Options and Company RSUs pursuant to this clause (iii) shall be solely performed by, and solely the responsibility of, the Stakeholder Representative, and none of Purchaser, the Acquired Companies or any of their Affiliates shall have any Liability with respect thereto, other than payment to Holders of Company Options and Holders of Company RSUs in the amounts and to the Persons directed by the Stakeholder Representative in writing.
(iv)    All amounts payable pursuant to this ARTICLE II shall be made without deduction, set-off, counterclaim or, other than solely with respect to (x) payments in respect of Company Options and Company RSUs, (y) payments contemplated to be withheld from any Holder by a Rollover Agreement or (z) payments included in Indebtedness or Transaction Expenses to the extent in respect of payments to employees, applicable withholding. Any payments made to or by the Seller and the Stockholders pursuant to this Section 2.8 shall be treated as an adjustment to the Closing Per Share Cash Consideration.

Section 2.9    Certain Compensatory Payments.
Notwithstanding anything herein to the contrary, when an Option Payment or RSU Payment becomes payable at the Closing or at any other time (including when such Option Payment or RSU Payment is to be made from the Escrow Account), such Option Payment and RSU Payment shall be paid by the Surviving Corporation or one of its Subsidiaries through its payroll system no later than the second (2nd) regular payroll date following such distribution to the applicable Holder of the Company Option or Company RSU giving rise to such Option Payment or RSU Payment, as applicable, less all applicable withholding Taxes. The amount of any such withholding Taxes shall be treated as having been received by the recipient of the Option Payment or RSU Payment, as applicable, for all purposes of this Agreement.

Section 2.10    Withholding.
Purchaser, Holdings, or an Acquired Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Tax Law. Amounts withheld by the Company shall be based on the following principles: any portion of any payment that is treated as compensatory shall be withheld on in accordance with the Company’s past withholding practice for compensation paid to such Person, except as otherwise required by Law and except to the extent that the Company elects to use the applicable withholding rate for supplemental wages and, to the extent applicable, in compliance with Section 1.861-4(b)(2)(ii)(F) of the Treasury Regulations for multi-year compensation. To the extent any amount is deducted or withheld pursuant to this Section 2.10, such amount shall be timely paid over to the applicable Taxing Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. In the event that Purchaser, Holdings or an Acquired Company determines that withholding is required under applicable Tax Law, other than in respect of any compensatory amounts, Purchaser, Holdings or an Acquired Company will so notify the Stakeholder Representative prior to the Closing or any subsequent date that the applicable payment is to be made, in order to provide the Stakeholder Representative with a reasonable opportunity to provide any form or documentation or take such other steps to minimize or eliminate any such withholding.

Section 2.11    Rollover Amounts.
Notwithstanding anything to the contrary herein, Purchaser shall be entitled to deduct and withhold from amounts otherwise owing to any Holder pursuant to this Agreement such amounts as are agreed shall be withheld from the payments to such Holder pursuant to any Rollover Agreement between Purchaser and the applicable Holder. The Stakeholder Representative shall be entitled to rely exclusively and conclusively on the amounts and instructions provided to the Stakeholder Representative by Purchaser related to the foregoing, without any Liability to, or obligation to inquire of, Purchaser or any Holder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the corresponding section or subsection of the Company Disclosure Letter (or where, if there is no reference to the Company Disclosure Letter in a representation or warranty, it is reasonably apparent on the face of the information disclosed in the Company Disclosure Letter that an exception to such other representation or warranty is applicable), as a material inducement to the Purchaser to enter into and consummate the transactions contemplated by this Agreement, the Company represents and warrants to Purchaser as follows:

Section 3.1    Organization and Good Standing of the Company.
The Company is a corporation duly incorporated and validly existing under the Laws of the State of Delaware. The Company is in good standing under the Laws of the State of Delaware, and the Company is qualified or otherwise authorized to act as a foreign corporation and is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law based on the Company’s ownership of its properties or the conduct of its business, which jurisdictions are listed on Section 3.1 of the Company Disclosure Letter, except where the failure to be so qualified or otherwise authorized and in good standing would not reasonably be expected to be material to the Acquired Companies, taken as a whole. The Company has the requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and as currently proposed to be conducted. The Company has delivered to the Purchaser true, correct and complete copies of its Organizational Documents, and the Company is not in default under or in violation of any provision thereof, except for technical, non-substantive defaults or violations that could not provide any holder of Equity Interests of the Company or any other third party with a valid claim against the Company.

Section 3.2    Authorization by the Company.
The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Agreements and, assuming that the Stockholder Approval is obtained, to perform its obligations under this Agreement and the Transaction Agreements, including consummating the Merger and the other transactions to which it is or will be a party as contemplated by this Agreement and the Transaction Agreements. The execution, delivery and performance by the Company of this Agreement and the Transaction Agreements and, assuming that the Stockholder Approval is obtained, the consummation by the Company of the Merger and the other transactions to which it is or will be a party as contemplated by this Agreement and the Transaction Agreements have been duly and validly authorized by all necessary corporate action on the part of the Company and, assuming that the Stockholder Approval is obtained, no other corporate actions or proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Transaction Agreements or to consummate the transactions to which it is or will be a party as contemplated by this Agreement and the Transaction Agreements. This Agreement has been, and upon execution and delivery each Transaction Agreement will be when executed and delivered, duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitutes (or will constitute) a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at Law or in equity) and (b) the discretion of a court before which any proceeding therefor may be brought (the preceding clauses (a) and (b) are referred to herein collectively as the “Enforceability Exceptions”).

Section 3.3    Subsidiaries.
Section 3.3(a) of the Company Disclosure Letter contains a list of the authorized, issued and outstanding Equity Interests of each Subsidiary of the Company. Each Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (to the extent such jurisdiction recognizes such concepts), has all requisite corporate or other entity power and authority and all authorizations necessary to own its properties and to carry on its businesses as now conducted and as currently contemplated to be conducted, and is qualified to do business and in good standing in every jurisdiction in which its ownership of property or conduct of businesses requires it to qualify, except where the failure to be so qualified would not reasonably be expected to be material to the Acquired Companies, taken as a whole. Except as set forth on Section 3.3(b) of the Company Disclosure Letter, all of the issued and outstanding Equity Interests of each Subsidiary of the Company are owned directly or indirectly by the Company, free and clear of all Encumbrances (other than restrictions under applicable securities laws or as set forth on Section 3.3(d) of the Company Disclosure Letter), and are duly authorized and validly issued, free of preemptive or any other third party rights (other than any such rights arising under applicable federal, state or foreign securities Laws) and, as to Equity Interests of corporate Subsidiaries, are fully paid and non-assessable. Except for the Subsidiaries listed on Section 3.3(a) of the Company Disclosure Letter and as set forth on Section 3.3(c) of the Company Disclosure Letter, no Acquired Company has any Subsidiaries or owns, directly or indirectly, (i) any Equity Interests in any other Person, or (ii) any interest in a partnership, unincorporated joint venture, or other arrangement with any other Person involving the sharing of profits or losses, or in the nature of a partnership, joint venture, or other business enterprise. The Company has delivered to the Purchaser true, correct and complete copies of its Subsidiaries’ Organizational Documents, and no Subsidiary is in default under or in violation of any provision thereof, except for technical, non-substantive defaults or violations that could not provide any holder of Equity Interests of the applicable Subsidiary or any other third party with a valid claim against such Subsidiary.

Section 3.4    Governmental Filings.
No filings or registration with, notification to, or authorization, license, clearance, permit, qualification, waiver, Order, consent or approval of, any Governmental Entity (collectively, “Governmental Filings”) are required in connection with the execution, delivery and performance of this Agreement and the Transaction Agreements by the Company (including the consummation of the Merger), except (a) Governmental Filings under the HSR Act, (b) the filing of the Certificate of Merger on the Closing Date and (c) such other Governmental Filings that if failed to be obtained, given or made, would not be, individually or in the aggregate, materially adverse to any Acquired Company or adversely effect the ability of an Acquired Company to conduct its business at one or more of its locations.

Section 3.5    Capital Structure.
(a)    The authorized, issued and outstanding Equity Interests of the Company are set forth on Section 3.5(a)(i) of the Company Disclosure Letter. The Common Stock collectively constitutes all of the Company’s capital stock, and all of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. Section 3.5(a)(ii) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (a) each record holder of the outstanding shares of Common Stock, and the number of shares of Common Stock held by each such record holder, (b) with respect to each Company Option outstanding, the Holder of such Company Option, the exercise price of such Company Option, the number of shares of Common Stock underlying such Company Option and the grant date of such Company Option and (c) with respect to each Company RSU outstanding, the Holder of such Company RSU, the number of shares of Common Stock underlying such Company RSU and the grant date of such Company RSU. Holdings has good, valid and marketable title to the Equity Interests set forth opposite its name on Section 3.5(a)(ii) of the Company Disclosure Letter free and clear of all Encumbrances (other than restrictions on transfer arising under applicable Securities Laws).
(b)    Other than as set forth on Section 3.3(a), Section 3.5(a)(i) or Section 3.5(b) of the Company Disclosure Letter, there are no authorized, issued or outstanding Equity Interests of any Acquired Company (including, for the avoidance of doubt, (i) equity and debt securities and instruments convertible or exchangeable into equity interests of any Acquired Company; and (ii) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating any Acquired Company to issue, transfer or sell any of its equity interests or any securities convertible or exchangeable into equity interests or to purchase, redeem, or otherwise acquire any of its outstanding equity interests).
(c)    Except for this Agreement and as set forth on Section 3.5(c) of the Company Disclosure Letter, there are no Contracts or understandings between any Acquired Company and any other Person with respect to the issuance, acquisition, disposition, transfer, registration or voting of or any other matters in any way pertaining or relating to, or any other restrictions on, any of the Equity Interests of any Acquired Company.

(d)    No current or former direct or indirect equity owner of any Acquired Company or any of their respective predecessors, and no former holder of any right to acquire any interest in any Acquired Company or any of their respective predecessors (whether by warrant, option, convertible instrument, or otherwise), has notified the Company in writing or, to the Knowledge of the Company, orally that such Person has asserted or will seek to assert any rights against any Acquired Company in respect of or otherwise related to such equity ownership.
(e)    All Equity Interests issued by the Acquired Companies have been issued in transactions exempt from registration under the Securities Act and the rules and regulations promulgated thereunder and all applicable state securities or “blue sky” laws, and the Acquired Companies have not violated the Securities Act or any applicable state securities or “blue sky” laws in connection with the issuance of any of their Equity Interests.

Section 3.6    Financial Statements.
(a)    Attached hereto as Section 3.6(a) of the Company Disclosure Letter are true, correct and complete copies of (i) the audited consolidated balance sheets of the Acquired Companies for the fiscal years ended December 31, 2020, December 31, 2019 and December 31, 2018, respectively, and the related audited consolidated statements of income and cash flows of the Acquired Companies for the fiscal years then ended, including any notes thereto and together with the auditor’s report thereon (the “Annual Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Acquired Companies (the “Interim Financial Statements”) as at June 30, 2021 (the “Interim Balance Sheet Date”) and the related statements of income, changes in equity and cash flows for the six-month period then ended, including any notes thereto (together with the Annual Financial Statements and the Interim Financial Statements, the “Financial Statements”).
(b)    No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the financial statements of the Acquired Companies. Except as set forth in Section 3.6(b) of the Company Disclosure Letter, the Financial Statements are consistent with the books and records of the Acquired Companies and have been prepared in accordance with GAAP (as in effect on the date of such Financial Statements) (except as disclosed in the footnotes thereto and, in the case of the Interim Financial Statements, subject to the absence of footnote disclosures and normal year-end reclassifications and adjustments, none of which, individually or in the aggregate, would reasonably be expected to be material), and present fairly, in all material respects, the financial position, results of operations and cash flows of the Acquired Companies as of the respective dates or for the respective periods set forth therein, subject, in the case of unaudited statements, to normal or recurring year-end audit adjustments, none of which, individually or in the aggregate, would reasonably be expected to be material, and the absence of notes thereto.
(c)    The reserves reflected on the Interim Financial Statements for Liabilities have been established in accordance with GAAP consistently applied in accordance with past practices throughout the periods covered thereby. There are no securitization transactions or other “off-balance sheet arrangements” (as that term is defined in Item 303 of Regulation S-K under the Securities Act) to which any Acquired Company is a party and has any continuing Liability.

(d)    Section 3.6(d) of the Company Disclosure Letter sets forth a true, correct and complete accounting of the Indebtedness for borrowed money owed by the Acquired Companies to any Person, calculated as of the date hereof in accordance with GAAP. The Acquired Companies have performed in all material respects all of their respective obligations required to be performed by them under each document evidencing Indebtedness of any Acquired Company and there is no continuing event of default under any document evidencing Indebtedness of any Acquired Company.
(e)    Section 3.6(e) of the Company Disclosure Letter sets forth a true, correct and complete list of (i) all bank accounts and safe deposit boxes of the Acquired Companies and all Persons who are signatories thereunder or who have access thereto and (ii) the names of all Persons holding general or special powers of attorney from the Acquired Companies and a summary of the material terms thereof.
(f)    The Acquired Companies maintain a system of accounting established and administered in all material respects in accordance with GAAP and a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, except, in the case of each of (i) through (iv), for any deficiencies that individually or in the aggregate, are not material to the Acquired Companies, taken as a whole.
(g)    All notes and accounts receivable of the Acquired Companies (i) are reflected properly on the books and records of the Acquired Companies in accordance with GAAP (consistently applied), (ii) are bona fide receivables representing amounts due with respect to actual, arm’s length transactions entered into in the ordinary course of business for goods sold and delivered or services performed, and (iii) are legal, valid and binding obligations of the obligors, except as such enforcement may be limited by the Enforceability Exceptions. The reserves for doubtful accounts set forth in the Financial Statements were established in accordance with GAAP.
(h)    (x) All accounts payable of the Acquired Companies arose in bona fide arm’s length transactions in the ordinary course of business and (y) the accounts payable have been or will be paid and are not delinquent in their payment in any material respect. Since the Interim Balance Sheet Date, the Acquired Companies have paid their accounts payable in the ordinary course of business. To the Knowledge of the Company, the Acquired Companies have no account payable to any Person (other than accounts payable in the ordinary course of business which are not material in the aggregate) which is an Affiliate of the Acquired Companies or any of their directors, managers, officers, employees or direct or indirect equity holders, except as set forth in Section 3.6(h)(ii) of the Company Disclosure Letter.
(i)    All inventory of the Acquired Companies (i) is normal and merchantable and is of quality and quantity presently usable and salable in the ordinary course of business, none of which is slow-moving in a manner inconsistent with the ordinary course of business of the Acquired Companies, defective or damaged, or obsolete in any material respect, except to the extent reserved against in the Financial Statements, and for such de minimis defective inventory that arises in the ordinary course and is not required by GAAP to be recorded on Financial Statements; and (ii) is in the physical possession of the Acquired Companies or its grading laboratories or vendors that are processing or holding such inventory on behalf of the Acquired Companies, or in transit to or from a customer or supplier of the Acquired Companies. Subject to the reserves set forth in the Financial Statements, all inventory reflected on the Financial Statements is valued in accordance with GAAP at the lower of cost (on a moving average cost basis) or market. The inventory reserves set forth in the Financial Statements were established in accordance with GAAP. The Acquired Companies will have on hand as of the Closing such quantities of inventory as are reasonably required to continue the business of the Acquired Companies immediately after the Closing consistent with past practice. Except as set forth in Section 3.6(i)(a) of the Company Disclosure Letter, the Acquired Companies have continued to purchase inventory in the ordinary course of business at all times since December 31, 2018. All inventory complies with all applicable Laws and with the requirements of the Contracts to which such inventory relates. Section 3.6(i)(b) of the Company Disclosure Letter contains a list of all consigned inventory as of the date hereof.

Section 3.7    No Undisclosed Liabilities.
Except as disclosed, reflected or reserved against in the Financial Statements (or the notes thereto) or as set forth in Section 3.7 of the Company Disclosure Letter, none of the Acquired Companies has any liabilities or obligations of any nature, whether or not known, accrued, contingent or otherwise, except for (a) liabilities and obligations incurred since the Interim Balance Sheet Date in the ordinary course of business (none of which are material (individually or in the aggregate) or relate to a breach of Contract, breach of warranty, tort, infringement, violation of Law, Order or Permit, or any Action), (b) liabilities and obligations incurred since the Interim Balance Sheet Date pursuant to or in connection with this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby and which, to the extent outstanding as of Closing, will be included in the Estimated Unpaid Transaction Expense Amount or as Estimated Closing Indebtedness hereunder, and (c) liabilities that would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies, taken as a whole.

Section 3.8    No Conflict or Violation.
Except as set forth on Section 3.8 of the Company Disclosure Letter, the execution, delivery and performance by the Seller, Holdings and the Company of this Agreement and the Transaction Agreements and the consummation by the Holders, Holdings and the Company of the Merger and the other transactions to which they are or will be a party as contemplated by this Agreement and the Transaction Agreements do not or will not, assuming all Governmental Filings described in Section 3.4 and Section 6.3 have been obtained or made and assuming that the Stockholder Approval and the relevant approvals of Merger Subsidiary described in Section 8.15 are obtained, (a) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on any asset of any Acquired Company; (b) violate or conflict with, constitute a breach of or default under, impose any additional obligation under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to revoke, withdraw, suspend, terminate, modify, cancel, or otherwise require any action, consent, approval, Order, authorization, registration, declaration or filing with respect to (i) any applicable Permit, Law or Order to which any Acquired Company is subject or by which any Acquired Company’s assets are bound; (ii) any Material Contract to which an Acquired

Company is party or by which its assets are bound; or (c) materially violate any provision contained in the Organizational Documents of any Acquired Company.

Section 3.9    Legal Proceedings.
(a)    Except as set forth on Section 3.9(a) of the Company Disclosure Letter, there are no Actions pending, threatened in writing, or, to the Knowledge of the Company, threatened orally against any Acquired Company, including Actions that (i) seek to challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of, or seek other equitable relief with respect to, the transactions contemplated by this Agreement or (ii) the Company reasonably believes are unresolved and that, if adversely determined, would be material to the Acquired Companies taken as a whole.
(b)    Section 3.9(b) of the Company Disclosure Letter lists each Action within the past three (3) years or pursuant to which any party has ongoing obligations (i) that resulted in any criminal sanctions against any Acquired Company or (ii) that was brought by or against an Acquired Company, or any of their respective directors, members, officers or managers in their capacity as such. To the Knowledge of the Company, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any Action that, if adversely determined, would be material to the Acquired Companies taken as a whole.
(c)    Except as set forth in Section 3.9(c) of the Company Disclosure Letter, (i) in the past five (5) years, there have not been any judgments, Orders or decrees against any Acquired Company or to which any of their businesses, properties or assets have been subject, and (ii) all such judgments, Orders and decrees have been satisfied in full and no Acquired Company has any continuing obligations thereunder.

Section 3.10    Personal Property.
Except as specifically reflected in the Financial Statements (including the footnotes related thereto) or Section 3.10(a) of the Company Disclosure Letter, the Acquired Companies have good, valid and marketable title to, or, in the case of leased or licensed properties and assets, a valid leasehold interest in or license to, all the personal property owned, leased or licensed by an Acquired Company that is reflected in the Interim Financial Statements included in the Financial Statements or acquired since the date of the Interim Financial Statements, in each case free and clear of Encumbrances (except for Permitted Encumbrances), except for such tangible personal property that has been disposed of, transferred, sold or depleted in the ordinary course of business since the date of the Interim Financial Statements. All such tangible personal property is in good condition and repair (subject to normal wear and tear consistent with the age of such tangible personal properties), is not in need of maintenance or repairs, other than routine maintenance (none of which has been deferred), and is sufficient for use in and the operation of the Acquired Companies’ business as currently conducted. Except as set forth on Section 3.10(b) of the Company Disclosure Letter, such assets and properties constitute all of the assets and properties necessary for the conduct of the Acquired Companies’ business as currently conducted. Neither any Holder nor Holdings owns or holds any rights, properties, or assets for use by or in the business of any Acquired Company.

Section 3.11    Real Property.
(a)    None of the Acquired Companies owns any real property or has ever owned any real property.
(b)    Section 3.11(b) of the Company Disclosure Letter sets forth a list of all existing leases or other Contracts, including all amendments and modifications thereto (the “Leases”), under which an Acquired Company leases real property owned by any third party (individually, a “Leased Property”) and identifies by street address the Leased Property which is the subject of the Leases.  True, correct and complete copies of the Leases have been made available to Purchaser.  Each applicable Acquired Company has a valid and existing leasehold interest in, and the right to quiet enjoyment of, the Leased Property. All accrued and currently payable base rents, additional rents and other payments required by each Lease have been paid. Each of the Leases is binding on the Acquired Company party thereto, and, to the Knowledge of the Company, the other party thereto (in each case subject to the Enforceability Exceptions), and in full force and effect, and to the Knowledge of the Company, no Person other than an Acquired Company has any right to possession, occupancy or use of any of the premises demised under the Leases.  The Company has not mortgaged, deeded in trust or otherwise encumbered any Lease or Leased Property or any interest therein.  No Acquired Company has received written notice of any material default, or cancellation or termination under any of the Leases.  There is no material default under any of the Leases and each applicable Acquired Company and, to the Knowledge of the Company, all other parties thereto are in compliance with the terms and conditions of the Leases.
(c)    Neither the Acquired Companies nor Seller has received any written or, to the Knowledge of the Company, oral notice of, and to the Knowledge of the Company, there is not, any proceeding regarding the conduct of business at, on, or the use of, the Leased Property.  The Acquired Companies have accepted possession of the Leased Property, and all conditions and requirements to be performed by each lessor of the Leased Property prior to such possession have been completed. No Person except the Acquired Companies and their employees occupies the Leased Property. To the Knowledge of the Company, there are no covenants, deed restrictions, easements, leases, sub-leases, rights of occupancy or other liens that encumber the Leased Property that adversely affect or could adversely affect the use and occupancy of the Leased Property as it is presently used and occupied.  The Acquired Companies have not assigned, sublet, transferred, hypothecated or otherwise disposed of any interest in the Leases and/or the Leased Property, or any part thereof.  There have been no promises or representations made to the Acquired Companies or Seller by any lessor concerning the Leases or the Leased Property not contained in the Leases.  Except as set forth in Section 3.11(c) of the Company Disclosure Letter, neither the Leases nor any obligations of the Acquired Companies thereunder have been guaranteed by any Person.  Neither the Acquired Companies nor Seller has received any written or, to the Knowledge of the Company, oral notice of violation of any Laws related to the use, occupancy or condition of the Leases or the Leased Property.  To the Knowledge of the Company, the improvements located on the Leased Property are in material compliance with building, zoning, anti-pollution, health, occupational safety and other Laws and all Permits applicable to the Leased Property.
(d)    There are no pending or, to the Knowledge of the Company, threatened (i) condemnation or taking proceedings against all or any portion of any of the Leased Property or (ii) proceedings to amend or modify any building code or zoning or land use Laws that would reasonably be expected to adversely affect the use or occupancy of the Leased Property as currently used or occupied by the Acquired Companies.
(e)    To the Knowledge of the Company, all improvements located on the Leased Property are structurally sound and in good condition and repair in all material respects (ordinary wear and tear excepted) and sufficient for the operation of the business as presently conducted by the Acquired Companies.  There are no maintenance or capital improvements related to the Leased Property that are being deferred.

Section 3.12    Taxes.
Except as set forth on Section 3.12 of the Company Disclosure Letter:
(a)    The Acquired Companies have accurately and timely filed (taking into account properly filed extensions) all income and other material Tax Returns required to have been filed by them, and all such Tax Returns are complete and correct in all material respects. The Acquired Companies have timely paid in full all Taxes shown to be due on any Tax Return and have timely paid in full all other material Taxes due and payable (whether or not shown on such Tax Returns).
(b)    There are no pending, current or, to the Knowledge of the Company, threatened in writing or proposed in writing claims, actions, suits, proceedings or investigations for the assessment or collection of Taxes with respect to any Acquired Company. No written power of attorney with respect to Taxes has been filed or entered into by any Acquired Company with any Taxing Authority.
(c)    The Acquired Companies have not executed or filed with any Governmental Entity any agreement extending the period for assessment or collection of any Taxes which agreement is still in effect.
(d)    No Acquired Company has ever received from any Taxing Authority in jurisdictions where an Acquired Company has not filed Tax Returns any notice indicating that such Acquired Company is or may be subject to taxation by that jurisdiction.
(e)    No Acquired Company will have any liability under any Tax sharing or Tax allocation agreements, other than (A) agreements entered into in the ordinary course of business the principal purpose of which is not Tax, and (B) agreements entered into between or among the Acquired Companies and Holdings.
(f)    All material Taxes required to have been withheld by each of the Acquired Companies have been duly and timely withheld, and such withheld Taxes have either been duly and timely paid to the appropriate Taxing Authority or properly set aside in accounts for such purpose.
(g)    The Acquired Companies have each made full and adequate provision in the Financial Statements for all material Taxes which are not yet due and payable but which relate to Tax periods (or portions thereof) ending on or before the date of such Financial Statements, the unpaid Taxes of the Acquired Companies will not exceed that reserve by a material amount (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as adjusted for the passage of time through the Closing in accordance with the past custom and practice of the Acquired

Companies in filing their Tax Returns, and since the date of the most recent Financial Statements, no Acquired Company has incurred any liability for Taxes arising from transactions outside the ordinary course of business or otherwise inconsistent with past custom and practice.
(h)    No Acquired Company (i) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local or non-U.S. law), in either case that would be binding upon any Acquired Company after the Closing Date, (ii) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return other than such an affiliated group with respect to which Holdings was the common parent, (iii) has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. law, as a transferee or successor, or pursuant to any Tax sharing or indemnity agreement or other contractual agreements (other than any such agreement not primarily related to Taxes).
(i)    None of the Acquired Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in or improper use of a method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received or deferred revenue accrued or realized prior to the Closing Date, (iv) transactions effected or investments made outside the ordinary course of business prior to the Closing by any Acquired Company that result in taxable income pursuant to Section 951(a) of the Code (or any similar provision of Law) with respect to taxable periods (or portions thereof) ending on the Closing Date, or (v) any obligation pursuant to Section 965 of the Code (including any election under Section 965(h) of the Code) with respect to taxable periods (or portions thereof) ending on the Closing Date.
(j)    None of the Acquired Companies has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution that could otherwise constitute a “plan” or “series of related transactions” in conjunction with the transaction contemplated by this Agreement. None of the Acquired Companies is a party to a “gain recognition agreement” within the meaning of the Treasury Regulations under Section 367 of the Code.
(k)    No Subsidiary organized outside of the United States is or has been classified as a “passive foreign investment company”, as defined in Section 1297 of the Code.
(l)    Each Acquired Company is in material compliance with all applicable transfer pricing Laws and regulations, including under Treasury Regulations promulgated under section 482 of the Code.
(m)    Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated by this Agreement (alone or in combination with any other event) will result in the payment of any amount that may, individually or in combination with any other such payment, be deemed an “excess parachute payment” under Section 280G of the Code. None of the Acquired Companies

maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.
(n)    The Company RSUs, and any other plan, arrangement or agreement that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code have been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. All Company Options have been granted having an exercise price at least equal to the fair market value of the underlying common stock of the Company on the date each Company Option was granted within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.
(o)    There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Acquired Companies.
(p)    None of the Acquired Companies has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(q)    Each of the Acquired Companies has complied in all material respects with all Laws related to escheat and abandoned and unclaimed property.
(r)    None of the Acquired Companies has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(s)    No Acquired Company has engaged in any “reportable transaction” as defined in Section 6707A(c)(1) and Treasury Regulation §1.6011-4(b).

Section 3.13    Absence of Certain Changes.
Except as set forth on Section 3.13 of the Company Disclosure Letter or as otherwise contemplated or permitted by this Agreement, since the date of the Interim Financial Statements, (x) the Acquired Companies have conducted, in all material respects, their business in the ordinary course of business, and (y) there has been no Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the Interim Financial Statements, no Acquired Company has:
(a)    sold, leased, transferred, pledged or assigned any of its material assets or cancelled, compromised, waived or released any material right or claim;
(b)    transferred or granted any material license or sublicense of any rights under or with respect to any Intellectual Property Rights, granted any Encumbrance or assigned or otherwise disposed of any material Intellectual Property Rights or allowed any material Intellectual Property Rights to become abandoned;
(c)    guaranteed any Indebtedness or incurred any Indebtedness for borrowed money (other than draws under a revolving line of credit in the ordinary course of business);

(d)    amended its Organizational Documents;
(e)    issued, sold or otherwise disposed of any of its Equity Interests, or granted any options, warrants, appraisal rights, securities convertible into Equity Interests, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Equity Interests;
(f)    experienced any material damage, destruction, loss or casualty, whether or not covered by insurance, to any of its property or assets;
(g)    except as required under any Benefit Plan or Contract that is in place as of the date hereof, as required under applicable Law or in the ordinary course of business (i) granted, made any increase in or modified the vesting or acceleration of, any compensation, severance or benefits to be paid to any of its current or former directors, managers, officers or Employees or other service providers, (ii) entered into, modified or terminated any employment agreement or independent contractor agreement pursuant to which any employee or contractor is paid a base salary or base consulting fee in excess of one hundred thousand dollars ($100,000) per year, or collective bargaining agreement, (iii) hired, engaged or terminated the relationship with any Employee or independent contractor who is paid a base salary or base consulting fee in excess of one hundred thousand dollars ($100,000) per year or (iv) adopted, modified or terminated any Benefit Plan;
(h)    (i) made any material Tax election outside of the ordinary course of business, (ii) incurred any Taxes outside of the ordinary course of business, (iii) changed any method of accounting for Tax purposes, (iv) entered any agreement with any Governmental Entity with respect to any Tax or Tax Returns, (v) surrendered a right to a Tax refund, (vi) changed an accounting period with respect to Tax, (vii) filed an amended Tax Return, (viii) changed or revoked any Tax election or (ix) entered into any agreement to extend or waive the applicable statute of limitations with respect to any Taxes;
(i)    declared, set aside or paid any dividend or made any distribution with respect to its Equity Interests or redeemed, purchased or otherwise acquired any of its Equity Interests;
(j)    entered into or adopted a plan or agreement of recapitalization, reorganization, merger or consolidation, or adopted a plan of complete or partial liquidation or dissolution;
(k)    amended, renewed or terminated, or agreed to a release, waiver, modification or termination of, an agreement with a Holder or any Affiliate thereof (other than terminations as a result of the expiration of such agreement), or entered into a new transaction or agreement, with a Holder or any Affiliate thereof;
(l)    made any change in the policies of such Acquired Company with respect to the payment of accounts payable or accrued expenses or the collection of accounts receivable or other receivables, other than in the ordinary course of business;
(m)    made any change in its cash management practices or in the accounting methods, principles or practices used by such Acquired Company, except as required by Law or GAAP;

(n)    (i) made any loans or advances of borrowed money, or capital contributions to, or equity investments in, any Person or (ii) created any Subsidiaries;
(o)    acquired any real property or entered into any new leases (as tenant or landlord), licenses or other occupancy agreements;
(p)    settled or compromised any Action;
(q)    entered into or terminated any Material Contract;
(r)    increased any reserves for contingent Liabilities (excluding any adjustment to bad debt reserves in the ordinary course of business);
(s)    disclosed to any Person any Trade Secret that is material to the conduct of the business of the Acquired Companies other than in the ordinary course of business;
(t)    opened any new facility or entered into any new line of business or closed any facility or discontinued any line of business or any material business operation;
(u)    experienced any departure by any executive officer; or
(v)    agreed, whether orally or in writing, to do any of the foregoing.

Section 3.14    Material Contracts.
(a)    Section 3.14(a) of the Company Disclosure Letter sets forth a true and complete list of the following Contracts to which an Acquired Company is a party or by which an Acquired Company’s assets are bound (collectively, the “Material Contracts”):
(i)    any Contract relating to Indebtedness, the lending or investing of funds or to the mortgaging, pledging or otherwise placing an Encumbrance (other than a Permitted Encumbrance) on any asset or group of assets of an Acquired Company;
(ii)    any Contract or group of related Contracts which involves remaining consideration payable by an Acquired Company in excess of one hundred fifty thousand dollars ($150,000) or which cannot be terminated by the Acquired Company within thirty (30) days’ of notice without penalty, other than the Leases;
(iii)    any Contract for the lease, sublease, license, occupancy or use of real or personal property, including the Leases;
(iv)    any Contract (A) prohibiting any Acquired Company from competing with any Person or engaging in any line of business or in any geographic area, or doing business with, soliciting or hiring any Person, (B) containing any exclusivity provision or stand-still provision, (C) containing any special payment, pricing, discount, rebate or other provisions, whether payable as a lump sum or over time, including any “most favored nation” provision or similar understandings; (D) containing any right of first refusal, right of first offer, or other preferential right to purchase any rights, assets, services or properties of any Person; or (E) containing any minimum purchase volumes or purchase volume discounts;
(v)    any joint venture agreement, cooperative agreement, partnership agreement, or similar arrangement involving a sharing of profits or otherwise;
(vi)    any Contract with a Material Customer or Material Supplier;
(vii)    (A) the Company IPR Agreements and (B) any Contract that limits, restricts, or materially impairs the Acquired Companies’ ability to use or enforce any Company IPR, including any such limiting agreements entered into in connection with any settlement, co-existence, or non-compete agreement;
(viii)    any Contract between or among any Acquired Company, on the one hand, and (i) any Holder, (ii) any Affiliate of any Acquired Company or Holder (including another Acquired Company), or (iii) any current or former manager, officer, or director of any Holder or any Acquired Company, on the other hand;
(ix)    any Contract providing for (A) the assignment, sale, transfer, exchange, or other disposition of any Equity Interests, business unit or assets and properties owned, leased, licensed, used, or held for use by any Acquired Company (other than inventory sales in the ordinary course of business) or (B) any merger, consolidation, or other business combination;
(x)    any Contract relating to the purchase, exchange, contribution, transfer, or other acquisition or disposition, directly or indirectly (including by merger), of the assets or business of any Person that involves (A) all or substantially all of the assets or business of such Person or (B) the Equity Interests of such Person;
(xi)    any Contract with (A) a staffing company, temporary employee agency, professional employer organization or similar company or service provider or (B) a marketing or advertising agency which involves annual consideration payable by an Acquired Company in excess of twenty-five thousand dollars ($25,000);
(xii)    any Contract that provides for any compensation, severance or other benefits payable in connection with a change in control;
(xiii)    any collective bargaining agreement (or similar labor contract) covering any Employee;
(xiv)    any Contract for the engagement of any natural person on a full-time, part-time or consulting basis involving the payment of base salary or base compensation or a fee of more than one hundred thousand dollars ($100,000) per year;
(xv)    any (A) Contract between an Acquired Company and a Governmental Entity, or (B) settlement, conciliation or similar Contract with any Governmental Entity or other Person that imposes any monetary or other obligations on any Acquired Company;
(xvi)    any Contract that relates to material capital expenditures or the acquisition or construction of material fixed assets;

(xvii)    any Contract granting any outstanding power of attorney empowering any Person to act on behalf of any Acquired Company; and
(xviii)    any outstanding written or otherwise binding commitment to enter into any agreement of the type described in subsections (i) through (xvii) of this Section 3.14(a).
(b)    Except as set forth in Section 3.14(b) of the Company Disclosure Letter, (i) each Material Contract (A) constitutes a valid and binding obligation of each Acquired Company party thereto and, to the Knowledge of the Company, the other party thereto, and (B) assuming such Material Contract is binding and enforceable against the other parties thereto, is enforceable against each party thereto (in each case, subject to the Enforceability Exceptions), (ii) no Acquired Company is or has been alleged in writing or, to the Knowledge of the Company, orally to be in material breach of or material default under any Material Contract, (iii) to the Knowledge of the Company, no counterparty is in material breach of or material default under any Material Contract, (iv) to the Knowledge of the Company, there exists no event or condition, including the execution and delivery of this Agreement and the Transaction Agreements, or the consummation of any transaction contemplated hereby or thereby, which upon the giving of notice or the passage of time, or both, would give rise to a claim of a default or breach or would permit the termination, modification or acceleration of any Material Contract, (v) to the Knowledge of the Company, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to any Material Contract, and (vi) to the Knowledge of the Company, (A) there has been no cancellation, nonrenewal or renegotiation of any Material Contract, and (B) there is no cancellation, nonrenewal or renegotiation by the other party to any Material Contract reasonably anticipated.
(c)    The Company has made available to the Purchaser a true, correct and complete copy of each written Material Contract and, in the case of any oral Material Contract, an accurate description of all material terms such oral Material Contract.

Section 3.15    Labor and Employees.
(a)    None of the Acquired Companies is a party to any collective bargaining agreement with any labor organization. No labor strike, slowdown, lockout or work stoppage by Employees against any of the Acquired Companies is pending or, to the Knowledge of the Company, threatened in writing.
(b)    Except as disclosed on Section 3.15(b) of the Company Disclosure Letter, no unfair labor practice charge or complaint is pending or, to the Knowledge of the Company, threatened in writing against any of the Acquired Companies.
(c)    Except as disclosed on Section 3.15(c) of the Company Disclosure Letter, to the Knowledge of the Company, there have not been any organizing attempts by any labor organization at any of the Acquired Companies during the three (3) years preceding the date of this Agreement.
(d)    The Acquired Companies are, and at all times during the past three (3) years have been, in compliance in all material respects with all Laws relating to employment and employment practices, including all Laws relating to recruitment, hiring, retention, compensation, employment of employees, and termination of employment relationships. The Acquired Companies are and for the past three (3) years have been in material compliance with the Worker Adjustment and Retraining Notification Act (“WARN Act”) and all similar Laws, and, during such time, there has not been any plant closing, mass layoff, or other termination of employment relationships of the Acquired Companies that triggered advance notice obligations for any of the Acquired Companies under the WARN Act or any similar Law. Each of the Acquired Companies has on file a Form I-9 for all of its current and former employees to the extent required by applicable Law, except as would not create material liability for the Acquired Companies under applicable Law.
(e)    Except as set forth on Section 3.15(e) of the Company Disclosure Letter, (i) none of the Acquired Companies is materially delinquent in payments to employees, former employees, or independent contractors for any wages, salaries, fringe benefits, paid time off, overtime pay, commissions, bonuses, fees, or other compensation for any services performed by them to date or amounts required by Law to be reimbursed to them; (ii) each of the Acquired Companies is in material compliance with applicable Laws respecting worker classification, including classification and treatment of independent contractors and classification of exempt employees; and (iii) no executive employee of the Company has, to the Knowledge of the Company, given written notice that he or she is terminating his or her employment or engagement with any of the Acquired Companies within the three (3) months following the date of this Agreement.
(f)    Except as set forth on Section 3.15(f) of the Company Disclosure Letter, within the last three (3) years, there has not been any, and to the Knowledge of the Company, there is not any threatened allegation of work-related sexual harassment or sexual misconduct against (i) any current or former director, manager, or officer of the Acquired Companies or (ii) any current or former employee or independent contractor of the Acquired Companies who, directly or indirectly, supervises or has managerial oversight over (or supervised or had managerial oversight over) any other group of current or former employees or independent contractors of the Acquired Companies. Within the last six (6) years, none of the Acquired Companies has entered into any settlement agreement related to allegations or threatened allegations of sexual harassment or sexual misconduct by any current or former director, manager, officer, employee, independent contractor, or other service provider of the Acquired Companies.
(g)    The Company has made available to Purchaser a true, correct, and complete listing of the employees of the Acquired Companies as of the date of this Agreement, which sets forth for each such Employee the following: (i) title or position (including whether full or part-time), (ii) hire date, (iii) classification by the Acquired Companies as exempt or non-exempt from the minimum wage and overtime requirements of the Fair Labor Standards Act and similar state and local Laws, (iv) current annual base salary or base hourly rate of pay, (v) annual commission, bonus or other incentive based compensation targets, (vi) the rate and amount of such compensation paid to each such Employee for the current fiscal year through June 30, 2021 and (vii) if on a leave of absence, anticipated date of return to service. To the Knowledge of the Company, each Employee is lawfully authorized to work in the United States.

Section 3.16    Compliance With Laws; Permits.
(a)    Except as set forth on Section 3.16(a) of the Company Disclosure Letter, since January 1, 2018, (i) each Acquired Company is and has been in compliance in all material respects with all applicable Laws then in effect and all Orders applicable to it or to the conduct of its business or the ownership or use of any of its properties or assets, and (ii) no Acquired Company has received any written or, to the Knowledge of the Company, oral notice from any Governmental Entity or any other Person alleging any violation of, or failure to comply in any material respect with, any Law or Order to which it, its business or any of its properties or assets is subject.
(b)    The Company does not, and since January 1, 2018 has not, purchased rough diamonds from its suppliers. Without limiting the foregoing, the Acquired Companies are, and since January 1, 2018 have been, in compliance in all material respects with all applicable Laws relating to diamonds, gemstones and jewelry administration (including the Supervision of Diamonds Law, Import and Export, 1979, the Kimberley Process, the Clean Diamond Trade Act and the Rough Diamonds Control Regulations). To the Knowledge of the Company, all provided diamonds have been purchased by the Acquired Companies from sources who are registered dealers and Kimberley Process-certified and not involved in funding conflict and are in full compliance with the United Nations resolutions and all other similar applicable regulation governing such matters. No Acquired Company has (i) received any written or, to the Knowledge of the Company, oral notice of or been charged with the violation of any such Law or (ii) received any written notice, or to the Knowledge of the Company received any oral notice, that any Acquired Company has been under investigation with respect to the violation of any such Laws.
(c)    Except as set forth in Section 3.16(c)(i) of the Company Disclosure Letter, the Acquired Companies hold, to the extent required by applicable Law, all material Permits required or advisable for the Acquired Companies to conduct their business, as presently conducted and as currently proposed to be conducted, and all such Permits are in full force and effect. No Acquired Company is or has been in material violation of any of its Permits and no Action is pending or threatened to revoke or limit any such Permit. Each Acquired Company has taken all required action to maintain each Permit. Section 3.16(c)(ii) of the Company Disclosure Letter contains a true, correct and complete list of all material Permits under which any of the Acquired Companies is operating or by which any of them or any of their respective assets or properties is bound. To the Knowledge of the Company, no loss or expiration of any material Permit is threatened, pending or reasonably foreseeable (including as a result of the consummation of the transactions contemplated hereby).

Section 3.17    Environmental Matters.
Except as set forth on Section 3.17 of the Company Disclosure Letter, the Acquired Companies: (a) are in compliance with all applicable Laws relating to pollution, the protection of the environment or the protection of human health from exposure to Hazardous Substances (“Environmental Laws”) except for any noncompliance as would not reasonably be expected to be material; (b) have obtained and are in compliance in all material respects with all Permits required under Environmental Laws; (c) have not received notice of any (i) actions, (ii) claims or (iii) investigations, in each case, by any Person alleging an Acquired Company has liability under, or is in non-compliance with, any Environmental Laws except for such actions, claims or investigations that, to the Knowledge of the Company, have been resolved in all material respects; and (d) have made available to Purchaser copies of any and all material, non-privileged environmental site assessment reports or environmental compliance audit reports related to the Acquired

Companies in the possession, custody or control of any Acquired Company. Except with respect to the leases for the Leased Property, the Acquired Companies have not entered into, assumed, undertaken, become subject to, or provided an indemnity with respect to, by Contract or operation of Law or otherwise, any liability pursuant to Environmental Laws or Order relating to or arising under Environmental Laws. There are no past or present events, conditions, circumstances, activities, practices, uses, incidents, actions or plans that would reasonably be expected to give rise to any common law or legal liability or otherwise form the basis of any Action or notice of violation, study or investigation relating to the environment or to human health and safety arising under any Environmental Laws that would relate to or arise out of the operation of the business of the Acquired Companies.

Section 3.18    Employee Benefit Plans.
(a)    Set forth on Section 3.18(a) of the Company Disclosure Letter is a true and complete list of each material Benefit Plan. For purposes of this Agreement, “Benefit Plan” means each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, bonus, incentive, equity or equity-based, phantom equity, employment, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, welfare and fringe benefit plan, program, Contract, or arrangement, in any case, maintained, contributed to, or required to be contributed to, by any Acquired Company for the benefit of any current or former employee, director or officer of any Acquired Company (but in all cases, excluding any plan, program, Contract or arrangement maintained by a Governmental Entity or to which a Governmental Entity requires an Acquired Company to make contributions).
(b)    As applicable with respect to each material Benefit Plan, the Company has delivered or made available to Purchaser true and complete copies of (i) each Benefit Plan, including all material amendments thereto, (ii) the most recently filed annual reports and all schedules thereto, (iii) the most recent Internal Revenue Service (“IRS”) determination, opinion or advisory letter, (iv) the most recent summary annual reports, actuarial reports, financial statements and trustee reports and (v) all documents concerning Governmental Entity audits or investigations or “prohibited transactions” within the meaning of Section 4975 of the Code, in any case, from the last three years.
(c)    Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and all other applicable Laws.
(d)    The Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each, a “Pension Plan”) have received a determination, opinion or advisory letter from the IRS on which they may currently rely to the effect that such Pension Plans are qualified under Section 401(a) of the Code, and to the Knowledge of the Company, nothing has occurred that would reasonably be expected to result in the disqualification of any Pension Plan or the loss of tax exempt status of the related trust.
(e)    No Acquired Company, nor any other Controlled Group Member, maintains, contributes to, or is required to contribute to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section

302 of ERISA or Section 412 of the Code or (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA).
(f)    There are no pending audits or investigations by any Governmental Entity involving any Benefit Plan, and no pending or, to the Knowledge of the Company, threatened material claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), material suits or material proceedings involving any Benefit Plan.
(g)    No Benefit Plan provides death, medical, dental, vision or life insurance benefits beyond termination of service or retirement other than coverage mandated by Law.
(h)    If a Benefit Plan is a “group health plan” as defined in Section 733(a)(1) of ERISA, it is in material compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, the Healthcare and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and all regulations and guidance issued thereunder (collectively, “Healthcare Reform Laws”). No event has occurred, and no condition or circumstances exists, that could reasonably be expected to subject any Acquired Company or any other Controlled Group Member, or a Benefit Plan to material penalties or excise Taxes under Section 4980D or 4980H of the Code or any other provision of the Healthcare Reform Laws or, to the Knowledge of the Company, that could reasonably be expected to subject Purchaser to material penalties or excise Taxes under Section 4980D or 4980H of the Code or any other provision of the Healthcare Reform Laws with respect to any Benefit Plan.
(i)    Except as set forth in Section 3.18(i) of the Company Disclosure Letter, neither the execution of, nor the performance of the transactions contemplated by, this Agreement will either alone or in connection with any other event(s) (one of which is the execution of, or the performance of the transactions contemplated by, this Agreement) (i) result in any payment becoming due to any current or former employee, director or officer of any Acquired Company, (ii) increase any amount of compensation or benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Benefit Plan or (iv) require any contribution or payment to fund any obligation under any Benefit Plan.

Section 3.19    Intellectual Property; Data Privacy.
(a)    Section 3.19(a) of the Company Disclosure Letter sets forth a list of all registrations or applications for the following that are included in the Company IPR: (i) Patents, (ii) Trademarks, (iii) domain names, social media handles and other digital identifiers, and (iv) Copyrights, setting forth as to each such item, as applicable, the jurisdiction in which such item is registered or in which such application is pending, the date of application or registration, and the application or registration number. Section 3.19(a)(v) of the Company Disclosure Letter sets forth a list of all material Software included in the Company IPR. Except as set forth on Section 3.19(a)(vi) of the Company Disclosure Letter, the Company IPR is owned by one or more Acquired Companies free and clear of all Encumbrances, other than Permitted Encumbrances and Company IPR Agreements.
(b)    Section 3.19(b) of the Company Disclosure Letter sets forth a list of all Contracts, including any license, royalty or other agreements, under which (i) any of the

Acquired Companies grant a license to any third party to use any Company IPR other than Incidental Licenses and (ii) any of the Acquired Companies are granted a license under Intellectual Property Rights owned by a third party, other than Incidental Licenses (the agreements listed in subsections (i) and (ii) above, the “Company IPR Agreements”).
(c)    Except as set forth on Section 3.19(c) of the Company Disclosure Letter: (i) the conduct of the business of the Acquired Companies and the Company IPR does not infringe, misappropriate, or otherwise violate, and has not in the thirty-six (36) months preceding the date of this Agreement infringed, misappropriated, or otherwise violated, any Intellectual Property Rights of any third party; (ii) the Acquired Companies have not received, within the thirty-six (36) months preceding the date of this Agreement or longer with respect to ongoing disputes, any written notice alleging any such infringement, misappropriation, or violation; (iii) to the Knowledge of the Company no third party is infringing or misappropriating any Company IPR in any material manner; and (iv) none of the Acquired Companies have issued, within the thirty-six (36) months preceding the date of this Agreement or longer with respect to ongoing disputes, any written notice to any third party alleging the foregoing.
(d)    The Company IPR together with the Intellectual Property Rights granted to the Acquired Companies pursuant to the Intellectual Property Licenses (collectively, the “Business IPR”), constitutes all of the Intellectual Property Rights necessary for the conduct of the businesses of the Acquired Companies as currently conducted. Except as set forth on Section 3.19(d) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the Acquired Companies/ rights in or to any Business IPR, and the Business IPR owned or used by the Acquired Companies immediately prior to Closing will be owned or available for use (as applicable) by the Acquired Companies on identical terms and conditions immediately following Closing.
(e)    The Acquired Companies have used commercially reasonable measures to maintain the secrecy, confidentiality and value of all Trade Secrets in the possession of or under the control of the Acquired Companies, including all Trade Secrets included in the Company IPR. Other than as not would be material to the Acquired Companies, taken as a whole, the Acquired Companies have required all employees, directors, officers, consultants, contractors, agents and other Persons with access to such Trade Secrets to execute valid and binding written agreements requiring them to maintain the confidentiality of such Trade Secrets and use such information only for the benefit of the Acquired Companies. To the Knowledge of the Company, no employee, director, officer, consultant, contractor, or agent of the Acquired Companies, or any other Person with access to such Trade Secrets, has disclosed or has been allowed to disclose any such Trade Secrets to any third Person other than pursuant to a written confidentiality agreement. All current and former employees, consultants and contractors of each Acquired Company who contributed to the development of Intellectual Property Rights in the course of their employment or engagement by such Acquired Company, have executed valid and binding written agreements that irrevocably assign to such Acquired Company all of such Person’s respective rights related to such Intellectual Property Rights.
(f)    Except as set forth on Section 3.19(f) of the Company Disclosure Letter, there are no royalties, honoraria, fees, or other monetary consideration of any sort owing to any Person by reason of any Acquired Company’s ownership, development, use, license, sale, exploitation or disposition of the Company IPR. No Acquired Company has used Software licensed under an open source or similar license in a manner that would require any Acquired Company to make any Software included in the Company IPR available to any Person or otherwise license such Software on a royalty-free basis, disclose any source code of such Software to any Person, or prevent any Acquired Company from patenting any invention contained therein.
(g)    The Acquired Companies have taken commercially reasonable measures to protect the security and integrity of its Information Systems and data thereon, and maintain commercially reasonable security, disaster recovery and business continuity plans, procedures, and facilities. The Information Systems, including the Software, firmware, hardware, networks, interfaces, and related systems owned or used by the Acquired Companies in the operation of their businesses, are sufficient for the current operation of such businesses and the operation of such businesses as presently proposed to be conducted, and, in the past twelve (12) months, except as set forth on Section 3.19(g) of the Company Disclosure Letter, such systems have not experienced any material interruption or disruption to the use thereof. The Acquired Companies use commercially reasonable means in an effort to protect the security, operation and integrity of all Information Systems from any unauthorized, use, access, interruption or modification by any Person and in an effort to ensure that all Information Systems are functional and operate and run in a reasonable and sufficient business manner. In the past twelve (12) months, the Acquired Companies have remediated all material bugs, failures, malfunctions, breakdowns, or substandard performance identified with respect to the Information Systems. Immediately after Closing, the Acquired Companies will own, lease, or otherwise have the right to use all Information Systems sufficient for the conduct of their businesses as currently conducted and as presently proposed to be conducted. All Software used internally by each Acquired Company is owned by such Acquired Company or used pursuant to a valid license or other enforceable right and is not a “bootleg” version or unauthorized copy.
(h)    Except as set forth on Section 3.19(h) of the Company Disclosure Letter, the Acquired Companies have at all times materially complied with all Privacy and Information Security Requirements. To the Knowledge of the Company, no Actions have been threatened and no Action is pending with respect to any alleged violation of any Privacy and Information Security Requirement and the consummation of the transactions contemplated by this Agreement will not breach or otherwise cause any violation of any Privacy and Information Security Requirements. The Acquired Companies have used commercially reasonable measures, including measures required by the Privacy and Information Security Requirements, in an effort to ensure that Personally Identifiable Information in the Acquired Companies’ possession or under their control is protected against unauthorized access, use, modification, or other misuse. No Acquired Company has received any written, or to the Knowledge of the Company, oral notice from any Governmental Entity alleging non-compliance with or a violation of any Privacy and Information Security Requirement. No Acquired Company is subject to any Order with respect to the loss of or unauthorized disclosure or transfer of Personally Identifiable Information. Within the past twenty-four (24) months, no Acquired Company has experienced any data breach or other instance of unauthorized access to or use of Personally Identifiable Information.
(i)    All advertising, marketing, and other promotional materials currently being disseminated, and that have been disseminated in the thirty-six (36) months preceding the date of this Agreement, by or on behalf of the Acquired Companies in connection with their businesses (collectively, the “Company Marketing Materials”) are in material compliance with all Laws applicable to such Company Marketing Materials and all applicable administrative interpretations of such laws, including the Federal Trade Commission’s Guides for the Jewelry, Precious Metals, and Pewter Industries (16 C.F.R. Part 23) and Guides Concerning the Use of Endorsements and Testimonials in Advertising (16 C.F.R. Part 255). To the Knowledge of the Company, to the extent that any Company Marketing Materials reproduce the image, likeness, or testimonial of any person, the Acquired Companies have secured all necessary releases in connection with such images, likenesses, and testimonials. To the Knowledge of the Company, any testimonials included in the Company Marketing Materials reflect the honest opinions, findings, beliefs and/or experiences of the individuals providing such testimonials.

Section 3.20    Insurance.
(a)    Set forth on Section 3.20(a)(i) of the Company Disclosure Letter is a true, correct and complete list of all policies of insurance currently maintained by, at the expense of or for the benefit of any Acquired Company (the “Insurance Policies”) or its assets and indicates for each such policy (i) the amount of and nature of coverage, (ii) the deductible amount (if any) and (iii) the date through which coverage shall continue by virtue of premiums already paid. All Insurance Policies are in full force and effect as of the date of this Agreement and except as set forth on Section 3.20(a)(ii) of the Company Disclosure Letter will continue to be in effect until Closing (or a substantially similar replacement policy will be in effect). Each Acquired Company maintains insurance with reputable insurers for all risks normally insured against, and in amounts normally carried, by Persons of similar size engaged in similar lines of business, and such coverage is sufficient for the business of the Acquired Companies, as presently conducted.
(b)    With respect to each such insurance policy required to be set forth on Section 3.20(a)(i) of the Company Disclosure Letter, except as set forth on Section 3.20(b)(i) of the Company Disclosure Letter: (x) all premiums with respect thereto covering all current periods have been paid to the extent due and payable and (y) no actual or, to the Knowledge of the Company, threatened notice of cancellation or material premium increase has been received with respect to such policy. Since January 1, 2019, the Acquired Companies (A) have been in compliance with the terms of each insurance policy, (B) have not suffered an involuntary cancellation of any insurance policy or otherwise allowed any insurance policy to lapse, and (C) except as set forth on Section 3.20(b)(ii) of the Company Disclosure Letter, have not had any pending claims that have been denied or rejected by any insurer, or with respect to which any insurer has reserved its rights in writing or, to the Knowledge of the Company, orally, and each Acquired Company has given notice to the insurer of all pending claims that may be insured by such insurer.
(c)    Since January 1, 2018, the Acquired Companies have maintained insurance coverage in such types and in such amounts and for such risks, casualties and contingencies as is reasonably adequate to fully insure the Acquired Companies against insurable losses, damages, claims and risks to or in connection with or relating to their respective businesses, properties, assets and operations. As of the date hereof, the Insurance Policies’ limits have not been materially eroded by the payment of claims.
(d)    This Section 3.20 shall not apply to insurance under any employee benefit plan.

Section 3.21    Affiliate Transactions.
(a)    Except as set forth on Section 3.21(a) of the Company Disclosure Letter, no Holder or Affiliate of any Acquired Company (other than another Acquired Company) or any Holder (i) owns, directly or indirectly, and whether on an individual, joint or other basis, any interest in any (A) material property or asset, real, personal or mixed, tangible or intangible, used in or pertaining to any Acquired Company’s business, or (B) Person that is a supplier or competitor of any Acquired Company except for securities having no more than one percent (1%) of the outstanding voting power of any such supplier, customer or competing business which are listed on any national securities exchange, (ii) is a party to any Contract with any Acquired Company or has engaged in any transaction with any Acquired Company in the twelve (12) months preceding the date of this Agreement, or (iii) serves as an officer, director or employee of any Person that is supplier, customer or competitor of any Acquired Company.
(b)    Except as set forth on Section 3.21(b) of the Company Disclosure Letter, after giving effect to the Closing, there will be no Contracts or transactions between any Acquired Company, on the one hand, and any Holder or Affiliate of an Acquired Company (other than an Acquired Company), on the other hand (other than the Benefit Plans and compensation or benefit arrangements with employees entered into in the ordinary course of business).

Section 3.22    Financial Advisors.
Except as set forth on Section 3.22 of the Company Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from any Acquired Company in connection with this Agreement, the Transaction Agreements or the transactions contemplated by this Agreement or the Transaction Agreements.

Section 3.23    Material Customers.
Section 3.23 of the Company Disclosure Letter sets forth the top twenty (20) customers of the Acquired Companies (the “Material Customers”) on an aggregate basis based on consolidated gross revenue per customer for (a) the twelve (12) months ended December 31, 2020 and (b) the nine-month period ended September 30, 2021. Since January 1, 2021, no Acquired Company has received any notice from any Material Customer to the effect that such Material Customer (i) has stopped, or will stop, use of the products, goods or services of any Acquired Company, (ii) has materially decreased, or will materially decrease, use of the products, goods or services of any Acquired Company, or (iii) has sought, or is seeking, to materially change the terms (whether related to payment, timing of payment, price or otherwise) with respect to purchasing materials, products or services from any Acquired Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). To the Knowledge of the Company, no Material Customer has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement. No Material Customer has any right to any credit or refund for products or goods sold or services rendered or to be rendered by any Acquired Company other than pursuant to the Acquired Companies’ normal course credit or refund policies.

Section 3.24    Material Suppliers.
Section 3.24 of the Company Disclosure Letter sets forth the top twenty (20) third-party suppliers of the Acquired Companies (the “Material Suppliers”), in each case, on an aggregate basis based on payables for (a) the twelve (12) months ended December 31, 2020 and (b) the nine-month period ended September 30, 2021. Since January 1, 2021, no Acquired Company has received any notice from any Material Supplier to the effect that such Material Supplier (i) has stopped, or will stop, supply of the products, goods or services to any Acquired Company, (ii) has materially decreased, or will materially decrease, the supply of the products, goods or services to any Acquired Company, or (iii) has sought, or is seeking, to materially change the terms (whether related to payment, timing of payment, price or otherwise) with respect to, supplying materials, products or services to the Acquired Companies (whether as a result of the consummation of the transactions contemplated hereby or otherwise). To the Knowledge of the Company, no Material Supplier has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement. No Acquired Company has received any notice or has any reason to believe that there has been any material adverse change in the price of raw materials, supplies, merchandise or other goods or services, or that any Material Supplier will not sell raw materials, supplies, merchandise and other goods and services to the Purchaser or any Acquired Company at any time after the Closing on terms and conditions similar to those used in its current sales to the Acquired Companies, subject to general and customary price increases.

Section 3.25    Books and Records.
The Company has provided the books and records of each Acquired Company to the Purchaser, including accurate and complete records of all meetings held of, and corporate action taken by, the respective Acquired Company’s equityholders, directors, managers or directors’ or managers’ committee, and no such meeting has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of such books and records will be in the possession of the applicable Acquired Company.

Section 3.26    Warranties; Products.
Section 3.26(a) of the Company Disclosure Letter sets forth the Acquired Companies’ standard warranty terms. Each of the products and services developed, sold, delivered, or distributed by the Acquired Companies (the “Products”) meets, and since January 1, 2018 has met, in all material respects, all applicable standards for quality and workmanship prescribed by Law or otherwise set forth in the contractual agreements or the product literature of the Acquired Companies and has been labeled in all material respects in accordance with all applicable Laws. No Acquired Company has advertised, or made any public representation of a fact about, any Product that mischaracterized, mislabeled, or could reasonably be expected to mislead or deceive a consumer about the character, quality, origin, source, pricing, bundled services or utility of such Product. Except as described on Section 3.26(b) of the Company Disclosure Letter, since January 1, 2018 (a) no Acquired Company has materially breached any Product guarantee, and (b) other than in-store jewelry repair claims in the ordinary course of business and the settlements with customers set forth in Section 3.9(b) of the Company Disclosure Letter, no customer claims have been made under the product or service warranties or guarantees of the Acquired Companies. Except as set forth on Section 3.26(c) of the Company Disclosure Letter, no Acquired Company has any Liability arising out of any injury to any Person or property as a result of the ownership, possession, or use of any Products sold, leased, distributed, or delivered, or any services rendered, by any Acquired Company.

Section 3.27    COVID-19.
(a)    The Acquired Companies are and have been in compliance in all material respects with all applicable Laws related to COVID-19 in the workplace, including occupational health and safety Laws, Laws pertaining to confidentiality of employee medical information and Laws pertaining to sick leave or family and medical leave. The Acquired Companies have followed, in all material respects, (i) all applicable guidance released by the United States Centers for Disease Control and (ii) any orders issued by state or local Governmental Entities related to COVID-19.
(b)    The Acquired Companies are and have been in compliance, in all material respects, with the Families First Coronavirus Response Act, including the provision of paid leave benefits required thereunder and any applicable recordkeeping requirements.
(c)    Section 3.27(c) of the Company Disclosure Letter sets forth a list of each loan, application for assistance or stimulus payment that any Acquired Company has received or for which any Acquired Company has applied pursuant to any COVID-19 Measures, including any Paycheck Protection Program loan, Economic Stabilization Fund loan, or other United States Small Business Administration loan or foreign equivalent (collectively, “COVID-19 Assistance”). All certifications, representations and indications made by or on behalf of any Acquired Company to any Person, including any Governmental Entity, in connection with the COVID-19 Assistance were correct and complete in all respects and were prepared in compliance with all applicable legal requirements.
(d)    Except as set forth on Section 3.27(d) of the Company Disclosure Letter, the Acquired Companies have not made any material changes to any Benefit Plan resulting from disruptions caused by COVID-19 or any COVID-19 Measures, nor are any such changes currently contemplated.

Section 3.28    Export and Import Control, and Anti-Corruption Matters.
(a)    Each Acquired Company is now, and has been during the past five (5) years, in compliance with the Arms Export Control Act, the International Emergency Economic Powers Act, the International Traffic in Arms Regulations, the Export Administration Regulations, the Laws administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, the Laws relating to anti-boycott requirements administered by the U.S. Department of Commerce and the U.S. Department of the Treasury, the Tariff Act of 1930, the Laws and programs administered by the Census Bureau, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies, including the Clean Diamond Trade Act, and any other

Laws related to the sourcing, export, or import of items, materials, technology, data, or services.
(b)    Each Acquired Company has obtained all necessary Permits from and has made and filed all necessary notices, registrations, declarations and filings with, any Governmental Entity, has complied with the terms of such Permits, and has met the requirements of any license exceptions or exemptions as required in connection with the export and re-export of items, materials, technology, data, or services, including the releases of technology and technical data to foreign persons located in the United States and abroad.
(c)    No Acquired Company has made or provided any false statement or omission to any Governmental Entity or to any purchaser of products in connection with the importation of items, the valuation or classification of imported items, the duty treatment of imported items, the eligibility of imported items for favorable duty rates or other special treatment, country-of-origin marking, USMCA certificates, marking and labeling requirements, other statements or certificates concerning origin, quota or visa rights, export licenses or other export authorizations, U.S. content requirements, licenses or other approvals required by a foreign Governmental Entity.
(d)    Each Acquired Company and its directors, officers, managers, Employees, agents, consultants, distributors, and others working on its behalf has complied, with Laws prohibiting anti-corruption and anti-bribery and has not (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) directly or indirectly, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees (including officials and employees of state owned or operated facilities), or (iii) directly or indirectly, made, offered or authorized any improper bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment. No Acquired Company has made any donation to any political party or any incumbent government in the past five (5) years.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
THE SELLER
Except as set forth in the corresponding section or subsection of the Company Disclosure Letter (or where, if there is no reference to the Company Disclosure Letter in a representation or warranty, it is reasonably apparent on the face of the information disclosed in the Company Disclosure Letter that an exception to such other representation or warranty is applicable), as a material inducement to the Purchaser to enter into and consummate the transactions contemplated by this Agreement, the Seller hereby represents and warrants to Purchaser as follows:

Section 4.1    Organization.
The Seller is a Delaware limited partnership, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2    Authorization.
The Seller has all requisite power (limited partnership or otherwise) and authority to execute, deliver and perform its obligations under this Agreement and the Transaction Agreements, and to consummate the transactions to which it is or will be a party as contemplated by this Agreement and the Transaction Agreements. The execution, delivery and performance by the Seller of this Agreement and the Transaction Agreements and the consummation by the Seller of the transactions to which it is or will be a party as contemplated by this Agreement and the Transaction Agreements have been duly and validly authorized by all necessary action (limited partnership or otherwise) on the part of the general partner and/or other governing body of the Seller and no other proceedings (limited partnership or otherwise) on the part of the Seller, or its general partner and/or other governing body, are necessary to authorize the execution, delivery and performance of this Agreement or the Transaction Agreements or to consummate the transactions to which it is or will be a party as contemplated by this Agreement and the Transaction Agreements. This Agreement has been, and each Transaction Agreement will be when executed and delivered, duly executed and delivered by the Seller, and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitutes (or will constitute) a valid and binding obligation of the Seller, enforceable against it in accordance with the terms herein, except that such enforcement may be limited by the Enforceability Exceptions.

Section 4.3    No Conflict or Violation.
The execution, delivery and performance by the Seller of this Agreement and the Transaction Agreements and the consummation by the Seller of the transactions to which it is or will be a party as contemplated by this Agreement and the Transaction Agreements do not and will not: (a) assuming all Governmental Filings described in Section 3.4 and Section 6.3 have been obtained or made, violate any applicable Law to which the Seller is subject; (b) result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel any Contract to which the Seller is a party, except as has not had and would not reasonably be expected to, individually or in the aggregate, impair or delay the Seller’s ability to consummate the transactions contemplated by this Agreement; or (c) violate any provision contained in the Organizational Documents of the Seller.

Section 4.4    Legal Proceedings.
As of the date of this Agreement, there are no Actions pending or threatened in any written or, to Seller’s knowledge, oral notice to the Seller that seek to challenge the validity or enforceability of this Agreement or the Transaction Agreements or seek to enjoin or prohibit consummation of, or seek other equitable relief with respect to, the transactions contemplated by this Agreement or the Transaction Agreements. The Seller is not subject to any judgment, Order or decree which would impair or delay the Seller’s ability to consummate the Holdings Acquisition or the other transactions to which the Seller is or will be a party as contemplated by this Agreement and the Transaction Agreements.

Section 4.5    Brokers’ Fees.
Except as set forth on Section 4.5 of the Company Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement, the Transaction Agreements or the transactions contemplated by this Agreement or the Transaction Agreements based upon arrangements made by or on behalf of the Seller.

Section 4.6    Ownership of Holdings Interests.
Seller owns as of record and beneficially all of the Holdings Interests free and clear of all Encumbrances, except for any restriction on transfer pursuant to applicable securities Laws. Seller is not party to any option, warrant, purchase right or other Contract (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of or acquire any Equity Interests of Holdings or any Acquired Company.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF HOLDINGS
Except as set forth in the corresponding section or subsection of the Company Disclosure Letter (or where, if there is no reference to the Company Disclosure Letter in a representation or warranty, it is reasonably apparent on the face of the information disclosed in the Company Disclosure Letter that an exception to such other representation or warranty is applicable), as a material inducement to the Purchaser to enter into and consummate the transactions contemplated by this Agreement, Holdings represents and warrants to the Purchaser as follows:

Section 5.1    Organization.
Holdings is a Delaware limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Holdings is not required to qualify or otherwise become authorized to do business as a foreign limited liability company under the Laws of any other jurisdiction based on its ownership of properties or the conduct of its business. Holdings has the requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and as currently proposed to be conducted. Holdings has delivered to the Purchaser true, correct and complete copies of its Organizational Documents, and Holdings is not in default under or in violation of any provision thereof, except for technical, non-substantive defaults or violations that could not provide any holder of Equity Interests of Holdings or any other third party with a valid claim against Holdings.

Section 5.2    Authorization.
Holdings has all requisite power (limited liability company or otherwise) and authority to execute, deliver and perform its obligations under this Agreement and the Transaction Agreements, and to consummate the transactions to which it is or will be a party as contemplated by this Agreement and the Transaction Agreements. The execution, delivery and performance by Holdings of this Agreement and the Transaction Agreements and the consummation by Holdings of the transactions to which it is or will be a party as contemplated by this Agreement and the Transaction Agreements have been (or, in the case of Transaction Agreements to be executed at the Closing, will be prior to Closing) duly and validly authorized by all necessary action (limited liability company or otherwise) on the part of the manager and/or other governing body of Holdings and no other proceedings (limited liability company or otherwise) on the part of Holdings, or its manager and/or other governing body, are necessary to authorize the execution, delivery and performance of this Agreement and the Transaction Agreements or to consummate the transactions to which it is or will be a party as contemplated by this Agreement and the Transaction Agreements. This Agreement has been, and each of the Transaction Agreements will be when executed and delivered, duly executed and delivered by Holdings, and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitutes (or will constitute) a valid and binding obligation of Holdings, enforceable against it in accordance with its terms, except that such enforcement may be limited by the Enforceability Exceptions.

Section 5.3    No Conflict or Violation.
The execution, delivery and performance by the Holders and Holdings of this Agreement and the Transaction Agreements and the consummation by the Holders and Holdings of the transactions to which they are (or will be) a party as contemplated by this Agreement and the Transaction Agreements do not or will not, assuming all Governmental Filings described in Section 3.4 (Governmental Filings) and Section 6.3 (Governmental Filings) have been obtained or made, (a) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on any asset of any Holdings, (b) violate or conflict with, constitute a breach of or default under, impose any additional obligation under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to revoke, withdraw, suspend, terminate, modify, cancel, or otherwise require any action, consent, approval, order, authorization, registration, declaration or filing with respect to (i) any applicable Permit, Law or Order to which Holdings is subject or by which Holdings’ assets are bound; or (ii) any material Contract to which Holdings is party or by which its assets are bound, except, in the case of clause (i), as would not be materially adverse to Holdings; or (c) materially violate any provision contained in the Organizational Documents of Holdings.

Section 5.4    Legal Proceedings.
There are no Actions pending or threatened in any written or, to Holdings’s knowledge, oral notice to Holdings, including Actions that seek to challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of, or seek other equitable relief with respect to, the transactions contemplated by this Agreement and the Transaction Agreements. Holdings is not subject to any judgment, Order or decree, including any such judgment, Order or decree which would impair or delay Holdings’ ability to consummate the Merger or the other transactions contemplated by this Agreement or the Transaction Agreements.

Section 5.5    Capitalization.
The authorized, issued and outstanding Equity Interests of Holdings are set forth on Section 5.5 of the Company Disclosure Letter. All of the issued and outstanding Equity Interests of Holdings have been validly issued and the holders of such Equity Interests have no obligation to make further payments or contributions to Holdings by reason of ownership of such Equity Interests. The Seller is the sole holder of, and has good, valid and marketable title to, all such Equity Interests free and clear of all Encumbrances (other than restrictions on transfer arising under applicable securities Laws). Other than as set forth on Section 5.5 of the Company Disclosure Letter, there are no authorized, issued or outstanding Equity Interests of Holdings (including, for the avoidance of doubt, (i) equity and debt securities and instruments convertible or exchangeable into equity interests of Holdings; and (ii) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating Holdings to issue, transfer or sell any of its equity interests or any securities convertible or exchangeable into equity interests or to purchase, redeem, or otherwise acquire any of its outstanding equity interests).

Section 5.6    Taxes.
Except as set forth on Section 5.6 of the Company Disclosure Letter:
(a)    Holdings has accurately and timely filed (taking into account properly filed extensions) all income and other material Tax Returns required to have been filed by it, and all such Tax Returns are complete and correct in all material respects. Holdings has timely paid in full all Taxes shown to be due on a Tax Return and all other material Taxes due and payable (whether or not shown on such Tax Returns).
(b)    There are no pending, current or, to the knowledge of Holdings, threatened in writing or proposed in writing claims, actions, suits, proceedings or investigations for the assessment or collection of Taxes with respect to Holdings. No written power of attorney with respect to Taxes has been filed or entered into by Holdings with any Taxing Authority.
(c)    Holdings has not executed or filed with any Governmental Entity any agreement extending the period for assessment or collection of any Taxes which agreement is still in effect.
(d)    Holdings has never received from any Taxing Authority in jurisdictions where it has not filed Tax Returns any notice indicating that Holdings is or may be subject to taxation by that jurisdiction.
(e)    Holdings will not have any liability under any Tax sharing or Tax allocation agreements, other than (A) agreements entered into in the ordinary course of business the principal purpose of which is not Tax, and (B) agreements entered into between or among the Acquired Companies and Holdings.
(f)    All material Taxes required to have been withheld by Holdings been duly and timely withheld, and such withheld Taxes have either been duly and timely paid to the appropriate Taxing Authority or properly set aside in accounts for such purpose.

(g)    Since January 1, 2021, Holdings has not incurred any liability for Taxes arising from transactions outside the ordinary course of business or otherwise inconsistent with past custom and practice.
(h)    Holdings (i) has not received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local or non-U.S. law), in either case that would be binding upon any Acquired Company after the Closing Date, (ii) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return other than such an affiliated group with respect to which Holdings was the common parent, (iii) has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. law, as a transferee or successor, or pursuant to any Tax sharing or indemnity agreement or other contractual agreements (other than any such agreement not primarily related to Taxes).
(i)    Holdings will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in or improper use of a method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received or deferred revenue accrued or realized prior to the Closing Date, (iv) transactions effected or investments made outside the ordinary course of business prior to the Closing by any Acquired Company that result in taxable income pursuant to Section 951(a) of the Code (or any similar provision of Law) with respect to taxable periods (or portions thereof) ending on the Closing Date, or (v) any obligation pursuant to Section 965 of the Code (including any election under Section 965(h) of the Code) with respect to taxable periods (or portions thereof) ending on the Closing Date.
(j)    Holdings has not been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution that could otherwise constitute a “plan” or “series of related transactions” in conjunction with the transaction contemplated by this Agreement. Holdings is not a party to a “gain recognition agreement” within the meaning of the Treasury Regulations under Section 367 of the Code.
(k)    No Subsidiary organized outside of the United States is or has been classified as a “passive foreign investment company,” as defined in Section 1297 of the Code.
(l)    Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated by this Agreement (alone or in combination with any other event) will result in the payment of any amount that may, individually or in combination with any other such payment, be deemed an “excess parachute payment” under Section 280G of the Code. Holdings does not maintain any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.
(m)    Holdings will not recognize any taxable income as a result of the Holdings Contribution. Seller’s tax basis in the Holdings Note as of the date of the Holding

Contribution is at least equal to the sum of the principal balance of the Holdings Note and the accrued but unpaid interest on the Holdings Note as of December 31, 2020.
(n)    There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of Holdings.
(o)    Holdings does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.
(p)    Holdings is in material compliance with all applicable transfer pricing Laws and regulations, including under Treasury Regulations promulgated under section 482 of the Code and the relevant regulations in non-U.S. jurisdictions.
(q)    Holdings has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(r)    Holdings has not engaged in any “reportable transaction” as defined in Section 6707A(c)(1) and Treasury Regulation §1.6011-4(b).
(s)    Holdings made an election pursuant to Treasury Regulation §301.7701-3 to be treated as a corporation for U.S. federal income tax purposes effective as of November 4, 2015, which election has not been revoked or changed.

Section 5.7    No Prior Operation of Holdings.
Except for obligations or liabilities incurred in connection with its formation, acquisition of and investment in the Acquired Companies (none of which are, individually or in the aggregate, material), issuance of the Holdings Note and the incurrence of any obligations thereunder, and the transactions contemplated by this Agreement, Holdings has not incurred, directly or indirectly through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any Contracts, agreements or arrangements with any Person, including those that would, individually or in the aggregate, prevent or materially impair or delay Holdings’ ability to consummate the transactions contemplated hereby. Without limiting the foregoing, Holdings does not have any material Liabilities or obligations of any nature, whether or not known, accrued, contingent or otherwise, other than those liabilities and obligations incurred (a) incident to its formation or (b) pursuant to or in connection with this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby and which, to the extent outstanding as of Closing, will be included in the Estimated Unpaid Transaction Expense Amount or as Estimated Closing Indebtedness hereunder.

Section 5.8    Brokers’ Fees.
Except as set forth on Section 5.8 of the Company Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from Holdings in connection with this Agreement, the Transaction Agreements, or the transactions contemplated by this Agreement or the Transaction Agreements.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
As a material inducement for the Seller, Holdings, the Company and the Stakeholder Representative to enter into and consummate the transactions contemplated by this Agreement, Purchaser represents and warrants to the Company as follows:

Section 6.1    Organization.
Purchaser is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 6.2    Authorization by Purchaser.
Purchaser has all requisite power (corporate or otherwise) and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions to which it is a party as contemplated by this Agreement. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions to which it is a party as contemplated by this Agreement have been duly and validly authorized by all necessary action (corporate or otherwise) on the part of Purchaser and no other proceedings (corporate or otherwise) on the part of Purchaser are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions to which it is a party as contemplated by this Agreement. This Agreement has been duly executed and delivered by Purchaser, and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Purchaser, enforceable against it in accordance with the terms herein, except that such enforcement may be limited by the Enforceability Exceptions.

Section 6.3    Governmental Filings.
No Governmental Filings are required in connection with the execution, delivery and performance of this Agreement by Purchaser or the consummation of the Merger, except (a) Governmental Filings under the HSR Act, (b) the filing of the Certificate of Merger and (c) such other Governmental Filings the failure of which to be obtained or made has not and would not reasonably be expected to materially impair or delay Purchaser’s ability to consummate the transactions contemplated by this Agreement.

Section 6.4    No Conflict or Violation.
The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions to which it is a party as contemplated by this Agreement do not or will not: (a) assuming all Governmental Filings described in Section 3.4 (Governmental Filings) and Section 6.3 (Governmental Filings) have been obtained or made, materially violate any applicable Law to which Purchaser is subject; (b) result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel any Contract to which Purchaser is a party, except as has not had and would not reasonably be expected to, individually or in the aggregate, impair or delay Purchaser’s ability to consummate the transactions contemplated by this Agreement; or (c) violate any provision contained in the Organizational Documents of Purchaser.

Section 6.5    Legal Proceedings.
As of the date of this Agreement, there are no Actions against Purchaser pending or, to the knowledge of Purchaser, threatened in any written notice to Purchaser or its Affiliates that seek to challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of, or seek other equitable relief from Purchaser with respect to, the transactions contemplated by this Agreement. Purchaser is not subject to any judgment, order or decree, which would impair or delay Purchaser’s ability to consummate the Merger or the other transactions contemplated by this Agreement.

Section 6.6    Funding.
As of the date of this Agreement and as of the Closing, Purchaser has and will have sufficient unrestricted cash (including cash from available credit facilities) available to make the payments required to be made by it at Closing pursuant to Section 2.7, to pay all related fees and expenses required to be paid by Purchaser at Closing or to pay the Termination Fee (if payable hereunder). Purchaser has no reason to believe that such available cash (including cash from available credit facilities) shall not be available on the Closing Date. In no event shall the receipt by, or the availability of any funds or financing to, Purchaser or any of its Affiliates or any other financing be a condition to Purchaser’s obligation to consummate the transactions contemplated by this Agreement and the Transaction Agreements.

Section 6.7    Investment Representation.
Purchaser is acquiring Holdings and the Acquired Companies for its own account with the present intention of holding the securities of Holdings and the Company for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws. Purchaser is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Purchaser acknowledges that it has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, Representatives of the Seller, Holdings and the Acquired Companies concerning the merits and risks of investing in Holdings and the Acquired Companies. Purchaser is an “accredited investor” as defined in Regulation D promulgated by the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended.

Section 6.8    Due Diligence Review; Projections.
Purchaser acknowledges that it has completed its own due diligence investigation with respect to Holdings and the Acquired Companies. Purchaser acknowledges and agrees that it is purchasing Holdings and the Acquired Companies on an AS IS/WHERE IS basis, subject only to the representations and warranties contained in ARTICLE III, ARTICLE IV and ARTICLE V of this Agreement, the Company Disclosure Letter, or the Transaction Agreements. Purchaser acknowledges and agrees that no Person has been authorized by the Seller, Holdings or any of the Acquired Companies to make any representation or warranty relating to the Seller, Holdings, the Company, the other Acquired Companies, the business of the Acquired Companies or otherwise in connection with the transactions contemplated hereby except as set forth ARTICLE III, ARTICLE IV or ARTICLE V of this Agreement, the Company Disclosure Letter, or the Transaction Agreements and, if made, such representation or warranty shall not be deemed to constitute representations or warranties of the Seller, Holdings or the Acquired Companies or any of their respective Affiliates. Purchaser further acknowledges and agrees that upon the consummation of the transactions contemplated hereby, it will have no further recourse against any Holder with respect to the transactions contemplated hereby; provided, that Purchaser shall have recourse against the Escrow Amount in accordance with Section 2.8(d)(i) and, for the avoidance of doubt, Purchaser shall have recourse for Fraud as permitted by this Agreement; provided, further, Purchaser shall have recourse against any Holder that is party to a Transaction Agreement to the extent provided in such Transaction Agreement. In connection with Purchaser’s investigation of Holdings and the Company, Purchaser has received from or on behalf of the Company certain projections, including projected statements of operating revenues and earnings from operations of the Acquired Companies and certain business plan information related to the years of those projections. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, and that it shall have no claim against Holdings or any Acquired Company, any Holder or any other Person with respect thereto. Accordingly, none of Holdings, the Seller, the Company, any Holder or any other Person makes any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).
Section 6.9    Solvency.
As of the Closing, assuming (x) the accuracy of each of the representations and warranties of the Seller, Holdings and the Company set forth in this Agreement, (y) that immediately prior to the Closing, Holdings and the Company are Solvent, and (z) the compliance by the Seller, the Stakeholder Representative, Holdings and the Company with their obligations hereunder, after giving effect to the transactions contemplated by this Agreement, (a) Holdings and the Surviving Corporation (or its successors and assigns) will be Solvent and (b) the “fair saleable value” of the assets of each of Holdings and the Surviving Corporation will exceed the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors.
Section 6.10    Brokers’ Fees.
No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

ARTICLE VII
NO OTHER REPRESENTATIONS OR WARRANTIES
Except for the representations and warranties contained in ARTICLE III, ARTICLE IV, ARTICLE V and ARTICLE VI of this Agreement, the Company Disclosure Letter and the Transaction Agreements to which such Person is a party, none of the Seller, Holdings, the Company or Purchaser, nor any other Person authorized to act on behalf of the Seller, Holdings, the Company or Purchaser or any of their respective Affiliates, makes any express or implied representation or warranty with respect to the Seller, Holdings, or the Acquired Companies on one hand, or Purchaser on the other hand, or with respect to any other information provided to the Seller, Holdings, the Company, Purchaser or their respective Affiliates, agents and Representatives in connection with the transactions contemplated by this Agreement or the other Transaction Agreements. Nothing in this ARTICLE VII will limit any Person’s claims of Fraud.

ARTICLE VIII
COVENANTS
Section 8.1    Conduct of the Company’s Business.
During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except (i) as expressly contemplated, required or permitted by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 8.1 of the Company Disclosure Letter, (iv) in response to or in connection with any COVID-19 Measure in a manner and form similar to any actions taken by the Acquired Companies prior to the date of this Agreement in response to or in connection with COVID-19 Measures), or (v) as consented to by Purchaser in writing (which consent shall not be unreasonably withheld, conditioned or delayed and shall be deemed to have been given if Purchaser does not object in writing within five (5) Business Days after a written request for such approval is delivered to Purchaser by the Company), Holdings and the Company shall, and each shall cause its Subsidiaries to, (A) conduct their respective businesses and operations in the ordinary course of business, (B) operate in accordance with, and make the capital expenditures contemplated by, the budget set forth on Section 8.1(B) of the Company Disclosure Letter (except to the extent that the Acquired Companies’ ability to comply with such budget is adversely impacted by forces beyond the reasonable control of the Acquired Companies), and (C) use commercially reasonable efforts to maintain and preserve intact the current organization and business of the Acquired Companies, keep available the services of their current officers and management-level employees, and maintain their relations and goodwill with suppliers, customers, landlords, creditors, and others having business relationships with the Acquired Companies (provided, that in no event shall Holdings or the Acquired Companies be obligated to pay any transition bonuses, stay bonuses, or other monetary amounts to any Person in excess of any amounts required by any Contract with such Person in existence as of the date of this Agreement). Without limiting the foregoing, subject to clauses (i) through (v) above, Holdings and the Company shall not, and each shall cause each of its Subsidiaries not to:

(a)    authorize or effect any amendment to or change its Organizational Documents;
(b)    issue or authorize the issuance of any Equity Interests (other than upon the exercise of Company Options or upon the settlement of Company RSUs, in each case, which are existing as of the date hereof or as set forth on Section 8.1(b) of the Company Disclosure Letter, in accordance with their respective terms), or grant any options, warrants, or other rights to purchase or obtain any of their or any other Acquired Company’s Equity Interests other than as set forth on Section 8.1(b) of the Company Disclosure Letter; or sell or otherwise dispose of any of the Equity Interests of Holdings or an Acquired Company, or adjust, reclassify, split, combine or subdivide, or pledge or encumber, any such Equity Interests;
(c)    (i) enter into any Contract that, had it been entered into prior to the date of this Agreement, would be a Material Contract under Section 3.14(a) or (ii) amend any material terms of, modify, terminate or cancel any existing Material Contract (other than expirations of such Material Contracts in accordance with their terms);
(d)    except in the ordinary course of business, sell, lease, license, transfer or otherwise dispose or permit the cancellation, abandonment or dedication to the public domain of any of the material property rights (including material Company IPR) or assets of the Acquired Companies, other than distributions of excess cash to the Holders, and other than as required pursuant to existing Contracts;
(e)    cancel, compromise or settle any Actions of any Acquired Company (or series of related Actions) involving a payment by any Acquired Company of more than two hundred fifty thousand dollars ($250,000) in the aggregate, or institute any material Action, unless, in all cases, such cancellation, compromise, settlement or material Action is fully paid prior to the Closing with a full release of Liability and no ongoing obligations binding on any Acquired Company;
(f)    make any material changes to its accounting, billing, invoicing, or payment methods, principles or practices, other than as may be required by Law or GAAP (as in effect at the time of such changes), or make any material change to its cash management practices, or write-down the value of its assets;
(g)    discontinue any business line material to the Acquired Companies, taken as a whole;
(h)    other than as required by Law or GAAP, change in any material respect the policies or practices of any Acquired Company with regard to the extension of discounts or credit to customers or collection of receivables from customers;
(i)    enter into or adopt a plan or agreement of recapitalization, reorganization, merger or consolidation or adopt a plan of complete or partial liquidation or dissolution;
(j)    except in the ordinary course of business, increase the base salary, retirement benefits, change in control benefits or severance benefits (other than as may be permitted by Section 8.1(b)) of any employee, officer or director of any Acquired Company;

(k)    except in the ordinary course of business, enter into, terminate, adopt or amend any Benefit Plan or any arrangement that would be a material Benefit Plan if it were in effect on the date hereof (other than as may be permitted by Section 8.1(b));
(l)    make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file any claims for material Tax refunds, enter into any closing agreement, settle any Tax claim, audit or assessment, surrender any right to claim a material Tax refund, or fail to pay any material Tax that becomes due (including applicable extensions);
(m)    create, incur, or permit to arise any Encumbrance on any of its assets, tangible or intangible, other than (i) Permitted Encumbrances, (ii) Encumbrances under consignment agreements entered into in the ordinary course of business whereby the encumbered assets are limited to those assets that are being consigned pursuant to the applicable Contract or the proceeds thereof, or (iii) Encumbrances arising pursuant to the currently effective terms of a Material Contract in existence as of the date of this Agreement;
(n)    make any capital expenditure (or series of related capital expenditures) or commitments therefor, other than in the ordinary course of business or in accordance with Section 8.1(n) of the Company Disclosure Letter;
(o)    make any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the ordinary course of business;
(p)    (i) issue, create, incur, assume, or guarantee any Indebtedness, other than any Indebtedness that shall be repaid (to the extent such Indebtedness is for borrowed money) or otherwise taken into account at the Closing as Estimated Closing Indebtedness, or (ii) make any loans or advances to any Person (except to employees in the ordinary course of business); or
(q)    agree or otherwise commit to take any of the actions prohibited by the foregoing clauses (a) through (p) above.

Section 8.2    Publicity.
Purchaser and the Company agree to communicate with each other and reasonably cooperate with each other prior to any proposed public disclosure of the transactions contemplated by this Agreement. The Stakeholder Representative, Purchaser and the Company agree that no public release or announcement concerning the terms of the transactions contemplated by this Agreement shall be issued by any party without the prior consent, in the case of any public release or announcement prior to the Closing, of Purchaser and the Company or, in the case of any public release or announcement at or after the Closing, of Purchaser and the Stakeholder Representative, nor shall any public disclosure identify any Holder without the prior written consent of such Holder, except, in each case, (a) as such release or announcement, upon the advice of outside counsel, may be required by Law or applicable rules of any stock exchange upon which the relevant party’s securities are listed, in which case, each of Purchaser and the Stakeholder Representative shall, to the fullest extent permitted by Law, consult with the other party prior to any such disclosure as to the form and content of such disclosure, and (b) that the Company’s institutional investors, including the equity holders of Seller and their affiliated investment funds and management or advisory entities, may identify the Company as a former portfolio company and indicate that it was sold to Purchaser on their investors’ websites and in their marketing materials, and may engage in ordinary course communications on a confidential basis about the Company and the fact that it was sold to Purchaser with their current and prospective shareholders, members, limited or general partners, investors, lenders, consultants, agents, counsel, advisors or other representatives, including outside legal counsel, accountants, financial advisors and insurers, as applicable. Notwithstanding the foregoing, no party shall make any public release or announcement directed for release in Israel, unless required by Law. This Section 8.2 shall not apply to any press release or other announcement made by the Company, Stakeholder Representative or Purchaser that is consistent with prior public releases or announcements made in accordance with this Section 8.2 and does not contain any information relating to the transactions contemplated hereby that has not been previously publicly released or announced in accordance with this Section 8.2.

Section 8.3    Confidentiality.
(a)    Purchaser and its Representatives, on the one hand, and the Acquired Companies, Holdings, Seller and their Representatives, on the other hand, shall treat all nonpublic information regarding the Seller, the Holders and the Acquired Companies (in the case of Purchaser and its Representatives) or Purchaser and its Affiliates (in the case of the Acquired Companies, Holdings and Seller) obtained in connection with this Agreement and the transactions contemplated by this Agreement as Evaluation Materials pursuant to the terms of, and as such term is defined in, the Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. The terms of this Section 8.3(a) shall terminate with respect to the Evaluation Material of the Acquired Companies effective upon the Closing.
(b)    Seller recognizes and acknowledges that it has knowledge of confidential and proprietary information concerning Holdings and the Acquired Companies and their businesses as of the Closing Date, including information relating to financial statements, clients, customers, potential clients or customers, employees, suppliers, equipment, designs, drawings, programs, strategies, analyses, profit margins, sales, methods of operation, plans, products, technologies, materials, trade secrets, prospects or other proprietary information (“Protected Information”). From and after the Closing, Seller will not, and will cause its Affiliates not to, directly or indirectly, use or disclose any of the Protected Information. In the event that, during such period, Seller is required by any Governmental Entity or by interrogatory, subpoena, civil investigative demand or similar legal process to disclose any Protected Information, Seller may disclose the portion of the Protected Information so requested or required, provided, that (if permitted by applicable Law) Seller will notify the Surviving Corporation promptly of the request or requirement so that the Surviving Corporation may seek an appropriate protective order or waive compliance with the provisions of this Section 8.3(b).

Section 8.4    Access to Information.
(a)    Access Prior to the Closing. Between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, the Company and Holdings shall, upon the reasonable request of Purchaser, provide to Purchaser and its authorized Representatives during normal business hours and solely to the extent it does not unreasonably interfere with the operations and activities of the Acquired Companies (i) reasonable access to all books, records, key employees and properties of Holdings and the Acquired Companies, and (ii) financial and operating data and other information with respect to the business and properties of the Acquired Companies. To the extent that such information meets the definition of Evaluation Material therein, all such information shall be Evaluation Material pursuant to the terms of, and as such term is defined in, the Confidentiality Agreement. Notwithstanding anything herein to the contrary, (A) no such access shall be permitted to the extent that it would require any Acquired Company or Holdings to disclose information subject to attorney-client or other privilege or is restricted by Contract (provided that the Company or Holdings, as applicable, shall use commercially reasonable efforts to provide such information in a manner that would not jeopardize the applicable privilege or breach such confidentiality obligation), (B) no such access shall be permitted to the extent that it would be in violation of applicable Law, (C) neither Purchaser nor its Representatives shall contact any suppliers to, or customers or non-executive employees of, the Acquired Companies regarding the Acquired Companies or the transactions contemplated hereby prior to the Closing without first obtaining the written consent of the Company, (D) no such access shall be permitted to the extent the Company or Holdings reasonably determines that such access would jeopardize the health or safety of any employees or other personnel, including because of COVID-19 or SARS-CoV-2 (or any mutation or variation thereof) or any other bacteria or pathogen and (E) no access shall be permitted for any environmental sampling or testing.
(b)    Access After the Closing. For the six (6) year period commencing on the Closing Date, Holdings, the Company and their successors will provide the Stakeholder Representative and its authorized Representatives access (including the right to make photocopies) to all books and records of Holdings and the Acquired Companies (or their successors) with respect to periods or occurrences prior to or on the Closing Date as the Stakeholder Representative may from time to time reasonably request for a legitimate business purpose (which shall not, for the avoidance of doubt, include claims between Purchaser, the Acquired Companies, Holdings, or any of their Subsidiaries or Affiliates, on the one hand, and Seller, any other Holder, the Stakeholder Representative, or any their respective Affiliates, on the other hand); provided, that none of Purchaser, Holdings, or any Acquired Company shall be obligated to disclose any information the disclosure of which is prohibited by Contract or applicable Law or Order or would, based on the advice of counsel, compromise any applicable privilege (including the attorney-client privilege); provided, that the Company shall use commercially reasonable efforts to cooperate to permit such disclosure in a manner consistent with the preservation of such privilege. Holdings and the Company shall, and shall cause the Acquired Companies to, preserve and keep all material books and records of Holdings and the Acquired Companies relating to the period prior to the Closing for a period of at least six (6) years from the Closing Date. The obligations of Holdings and the Company under this Section 8.4(b) shall not be terminated or modified in such a manner as to adversely affect any Holder without the express written consent of such affected Holder (it being expressly agreed that the Holders shall be third-party beneficiaries of this Section 8.4(b)).

Section 8.5    Filings and Authorizations, Including HSR Act.
(a)    Each party hereto shall (i) make the filings required of it or any of its Affiliates under the HSR Act in connection with this Agreement and the transactions contemplated hereby, as soon as practicable following the date of this Agreement, but in any event no later than ten (10) Business Days following the date of this Agreement, (ii) make the pre-Closing filings (if any) required of it or any of its Affiliates under any other applicable antitrust regulatory Laws in connection with this Agreement and the transactions contemplated hereby as soon as practicable following the date of this Agreement, (iii) comply at the earliest practicable date and after consultation with the Company or Purchaser, as applicable, with any request for additional information or documentary material received or any other requests from any applicable Governmental Entity in connection with the filings required under the HSR Act or any other applicable antitrust regulatory Laws, (iv) cooperate with one another (including furnishing all necessary information and reasonable assistance as the other may request) in connection with the filing under the HSR Act and all other applicable antitrust regulatory Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Governmental Entity, (v) use its best efforts to secure the early termination and the expiration of any waiting periods under the HSR Act or similar antitrust regulatory Laws in order to permit the consummation of the transactions contemplated hereby at the earliest possible date and (vi) subject to Section 8.5(b) below, not take, or cause to be taken, any actions or do, or cause to be done, any things that would be reasonably likely to delay the obtaining of any approval or clearance or to extend any waiting period under the HSR Act or any other applicable antitrust regulatory Laws with respect to the transactions contemplated hereby or to cause any Governmental Entity to object to such transactions, including acquiring or agreeing to acquire any assets or businesses engaged in whole or in part in a line of business similar to that engaged in by the Acquired Companies. Each party hereto shall promptly inform the other party of any communication (whether oral or written) made to, or received by, such party from any Governmental Entity regarding any of the transactions contemplated hereby, and promptly provide a copy of any such written communication, or a written summary of any such oral communication, to the other party. Purchaser shall be responsible for, and shall timely pay, any filing fees assessed in connection with the HSR Act or any other applicable antitrust regulatory Laws.
(b)    Without limiting the generality of their undertakings pursuant to this Section 8.5, Purchaser shall, after reasonable consultation with the Seller, have the right to devise, control and direct the strategy and timing for, and make all decisions relating to (and shall take the lead in all meetings and communications with any Governmental Entity relating to) any required submissions, responses to information requests, white papers and other filings to any Governmental Entity and obtaining any consent or approval of any Governmental Entity contemplated by this Section 8.5. Each party agrees to use its best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment in connection with or under the HSR Act and any other applicable antitrust regulatory Laws that may be asserted by any Governmental Entity so as to enable the parties hereto to consummate the transactions contemplated hereby at the earliest possible date; provided, that under no circumstances shall Purchaser be obligated to propose, commit to and effect, by consent decree, hold separate orders, trusts or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement (such action, a “Remedial Action”), as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any Order in any suit or proceeding, which would otherwise have the effect of delaying or preventing the consummation of the transactions contemplated hereby. Notwithstanding the foregoing proviso concerning Remedial Actions, Purchaser shall use its best efforts to defend and Seller shall fully cooperate through litigation on the merits (including the taking and defending of appeals related thereto) any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing; however, Purchaser is not required to litigate any such claims after the termination of this Agreement, and Purchaser may abandon such litigation after the termination of this Agreement.
(c)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, proposals and other material communications made by or on behalf of any party before any Governmental Entity or the staff or regulators of any Governmental Entity in connection with the transactions contemplated hereby shall be disclosed to the other parties hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give sufficient notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Entity or the staff or regulators of any Governmental Entity in order to provide the other parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact. Nothing in this Section 8.5 shall require any party hereto to provide access to, or disclose any information to, any other party or any of the other party’s Affiliates if such access or disclosure, in the good faith reasonable belief of the disclosing party, (x) would cause significant competitive harm to any of the parties hereto if the transactions contemplated hereby are not consummated, (y) would result in the waiver of any legal privilege, or (z) would be in violation of applicable Laws (including the HSR Act or any other applicable antitrust regulatory Laws) or the provisions of any agreement to which any party hereto is a party.
(d)    In the event that Purchaser receives, before the Closing, a letter from the Federal Trade Commission (“FTC”) stating that (i) regardless of the expiration of the waiting period, the FTC’s investigation of the transactions contemplated by this Agreement remains open and ongoing and (ii) if the parties to this Agreement close the transactions contemplated by this Agreement before such investigation is complete, the parties do so at their own risk (an “FTC Letter”), then Purchaser may, at its option, by written notice to the Stakeholder Representative prior to the commencement of the Closing, delay the Closing up to thirty (30) days from the expiration of the thirty (30) day statutory waiting period under the HSR Act (not from the date of receipt of the FTC Letter) pursuant to Section 2.6 (The Closing) (such period from the date of the expiration of the thirty (30) day statutory waiting period under the HSR Act through the Closing, the “FTC Delay Period”). In the event that no Action is brought by the FTC during the FTC Delay Period, then the condition set forth in Section 9.1(b) shall be deemed satisfied as of the expiration of the FTC Delay Period, or such earlier date as agreed by Purchaser and the Stakeholder Representative. For the avoidance of doubt, in the event of the filing of any Action during the FTC Delay Period, and in all cases during the FTC Delay Period, the terms and obligations of ARTICLE VIII (including this Section 8.5) shall remain in effect.

Section 8.6    Director and Officer Liability; Indemnification.
(a)    Indemnity Agreements. For a period of six (6) years after the Closing, except as may be required by applicable Law, neither Holdings nor the Company shall, and each shall cause the other Acquired Companies not to, terminate or adversely modify the rights to indemnification, advancement of expenses or limitations on liability existing in favor of any current or former officers, directors, managers or Employees of Holdings and any of the Acquired Companies (or their respective predecessors) (collectively, the “Company Indemnitees”), as provided in (i) the Organizational Documents of Holdings or any of the Acquired Companies in effect on the date of this Agreement, or (ii) any agreement providing for indemnification by Holdings or any Acquired Company of any of the Company Indemnitees in effect on the date of this Agreement which is listed on Section 8.6 of the Company Disclosure Letter (an “Indemnity Agreement”), which shall survive the consummation of the transactions contemplated by this Agreement and continue in full force and effect on equal or more favorable terms (including, at the option of Purchaser, in new indemnity agreements) and be honored by Purchaser, Holdings and the Acquired Companies after the Closing. Without the prior written consent of a Company Indemnitee (not to be unreasonably withheld, conditioned or delayed), Purchaser, Holdings and the Company shall not, and shall cause the other Acquired Companies not to, settle any matter for which they are providing indemnification to such Company Indemnitee, other than any settlement exclusively requiring the payment of monetary damages to be paid entirely by or on behalf of the indemnifying party that includes as an unconditional term thereof given by the Person or Persons asserting such claim to such Company Indemnitee of an unconditional release from all liability with respect to such matter and that there is no finding or admission of liability with respect to such Company Indemnitee.
(b)    D&O Insurance. Effective immediately after the Closing, the Company shall, for the benefit of Holdings’ and the Acquired Companies’ directors and officers covered by the officers’ and directors’ liability insurance policies held by or for the benefit of Holdings and the Acquired Companies in effect on the date of this Agreement (the “Current Policies”), cause coverage to be extended under the Current Policies by obtaining, at Purchaser’s expense, a prepaid “tail” policy (the “Tail Policy”) from an insurer with a Standard & Poor’s rating of at least A under the Current Policies, which (i) has an effective term of six (6) years from the Closing, (ii) covers each Person currently covered by the Current Policies for actions and omissions occurring on or prior to the Closing and (iii) contains terms that are no less favorable than those of the Current Policies. From and after the Closing, Purchaser shall not cause or permit any of its Affiliates to amend, intentionally waive, modify or otherwise alter the terms thereunder in a manner which would reduce the coverage provided under the Tail Policy. From and after the Closing, the Company shall, and Purchaser shall cause the Company to, use commercially reasonable efforts to timely submit any and all claims that may be covered by the Tail Policy.
(c)    Ongoing Actions. Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Closing) is made against any Person covered by the Tail Policy on or prior to the sixth (6th) anniversary of the Closing, the provisions of this Section 8.6 (Director and Officer Liability; Indemnification) shall continue in effect until the final disposition of such Action.
(d)    Obligation of Successor. In the event that the Company, Holdings or Purchaser or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, the Company or Holdings will require such successor or purchaser agree to assume the obligations set forth in this Section 8.6 (Director and Officer Liability; Indemnification).
(e)    Intended Third Party Beneficiaries. The obligations of Purchaser under this Section 8.6 (Director and Officer Liability; Indemnification) shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 8.6 (Director and Officer Liability; Indemnification) applies without the express written consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees to whom this Section 8.6 (Director and Officer Liability; Indemnification) applies shall be third-party beneficiaries of this Section 8.6).
(f)    Expenses. In the event that a court of competent jurisdiction determines that Purchaser, Holdings or the Company has violated this Section 8.6, then Purchaser or the Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Company Indemnitee in enforcing the indemnity and other obligations provided in this Section 8.6 (Director and Officer Liability; Indemnification).

Section 8.7    Commercially Reasonable Efforts.
Upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement, and without limiting (but subject to) the obligations of the parties under Section 8.5 (Filings and Authorizations, Including HSR Act), each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all actions, to do or cause to be done and to assist and reasonably cooperate with the other party hereto in doing all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement in accordance with the terms hereof, including: (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (ii) the obtaining of applicable consents, waivers or approvals of any third parties (including Governmental Entities); and (iii) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement. Notwithstanding the foregoing, no party hereto or any of their respective Affiliates shall be obligated to make any payments or otherwise pay any consideration to any third party to obtain any applicable consent, waiver or approval.

Section 8.8    Further Assurances.
Subject to the express limitations of this Agreement, the parties hereto shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under the Transaction Agreements to which they are a party, and shall (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction Agreements to which they are a party and the transactions contemplated hereby and thereby.

Section 8.9    Resignations.
The Company shall obtain the written resignations of each director and officer (or each person holding a similar position) of Holdings, Merger Subsidiary and an Acquired Company in their capacity as a director and/or officer (or similar position) Holdings, Merger Subsidiary or such Acquired Company that is requested by Purchaser at least five (5) Business Days prior to the Closing Date, effective as of and conditioned upon the Closing.

Section 8.10    Employees.
(a)    After the Closing and continuing through July 1, 2022 (the “Transition Period” ), Berger shall have primary decision-making authority with regard to (i) the location and position with the applicable Acquired Company of each then-current employee of such Acquired Company, and (ii) each such employee’s base salary, wages, commission rates, and medical benefits; provided, however, that, commencing with the Closing and continuing through the balance of the Transition Period: (A) Berger shall consult with Purchaser with regard to such decisions and such decisions shall be consistent with Purchaser’s then-current practices, procedures and policies generally or as otherwise specifically agreed to between Purchaser and Berger with respect to employees of the Acquired Companies; (B) Berger shall not promote any employee or change their title or position without the consent of Purchaser, not to be unreasonably withheld; and (C) Purchaser shall not demote any employee of the Acquired Companies without the consent of Berger, not to be unreasonably withheld.
(b)    For purposes of vesting, eligibility to participate and level of benefits under the employee benefit plans of Purchaser or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Subsidiaries) providing benefits to any Employees after the Closing, Purchaser shall use commercially reasonable efforts to cause each Employee to be credited with his or her service with the Acquired Companies and their respective predecessors; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits.
(c)    Purchaser does not have a present intent, and Purchaser has not made or taken, any decisions or actions concerning the Employees of the Company after the Closing that would require, prior to the Effective Time, the service of notice under the WARN Act or any similar Law.
(d)    Notwithstanding anything to the contrary contained in this Agreement, this Section 8.10 (Employees) is for the sole benefit of the parties to this Agreement and nothing contained herein, express or implied, shall or shall be construed to (i) give any Person (including any Employee or any dependent or beneficiary thereof) other than the parties hereto any legal or equitable rights, remedies or claims under this Section 8.10 (Employees) (including any right to enforce the provisions of this Section 8.10), (ii) confer on any Employee or other Person any right to employment or continued employment for any period of time, any payment or benefit upon termination of employment, or any right to a particular term or condition of employment, (iii) limit or reduce Purchaser’s or any Acquired Company’s ability to terminate the employment of any Employee following the Closing, (iv) limit or reduce Purchaser’s or any Acquired

Company’s ability to amend or terminate any Benefit Plan or (v) amend, waive or adopt any employee benefit plan.

Section 8.11    Exclusivity.
(a)    Prior to the Closing or termination of this Agreement in accordance with ARTICLE XI, each of the Company, Holdings and the Seller shall not, directly or indirectly, and shall cause the Acquired Companies and their respective Affiliates and Representatives not to, directly or indirectly:
(i)    (A) Solicit, encourage, or take any actions to facilitate any inquiry, discussion, or proposal by a third party (other than Purchaser and its Affiliates) with respect to, (B) continue, respond, propose or enter into negotiations or discussions with a third party (other than Purchaser and its Affiliates) with respect to, or (C) provide any third party (other than Purchaser and its Affiliates) with information or access thereto for purposes of entering into, making, evaluating, or determining whether to enter into, make or pursue, any inquiries or proposals with respect to acquiring, directly or indirectly, any interest in any of the Acquired Companies, whether through any direct or indirect purchase or sale of Equity Interests or any recapitalization, financing, refinancing, restructuring, merger, consolidation, sale of a material portion of the assets, liquidation, dissolution, business combination or similar transaction involving any Acquired Company (an “Acquisition Proposal”); or
(ii)    agree to, approve or execute any Contract that provides for an Acquisition Proposal.
(b)    Each of the Company, Holdings and the Seller shall cease, and shall cause the Acquired Companies and their respective Affiliates and Representatives to cease, any discussions regarding an Acquisition Proposal with any potential acquirer other than Purchaser and its Affiliates and Representatives. Seller agrees to notify Purchaser in writing reasonably promptly following receipt of any unsolicited proposals or inquiries regarding an Acquisition Proposal.
(c)    For the avoidance of doubt, the issuance of Equity Interests of the Company as permitted by Section 8.1(b) (Conduct of the Company’s Business) shall not violate the terms of this Section 8.11 (Exclusivity).

Section 8.12    R&W Insurance Policy.
As of the date of this Agreement, Purchaser has obtained a “buyer’s side” representations and warranties insurance policy (the “R&W Insurance Policy”) which is attached hereto as Exhibit G and shall be bound at the Closing. The R&W Insurance Policy provides that the insurer may not seek to or enforce any subrogation rights it might have against the Holders, or any of them, as a result of any alleged breach of any representation or warranty (except in the case of breaches involving Fraud). Purchaser covenants and agrees that, except with the prior written consent of the Stakeholder Representative, it will not, and will not permit any of its Affiliates to, amend, modify, supplement or change the R&W Insurance Policy in any manner that could reasonably be expected to be adverse to the Holders, the Stakeholder Representative, or, solely in their capacity as Affiliates of the Holders or the Stakeholder Representative (and not in any other capacity), the Affiliates of each of the foregoing. Purchaser has agreed to pay the total premium for the R&W Insurance Policy at the Closing. For the avoidance of doubt, Purchaser acknowledges and agrees that the obtaining of a R&W Insurance Policy is not a condition to the Closing and Purchaser shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in ARTICLE IX, to consummate the Merger and the transactions contemplated by this Agreement even if the R&W Insurance Policy is not obtained at or prior to the Closing.

Section 8.13    Termination of Specified Affiliate Agreements.
Prior to the Closing, the Company shall terminate or cause to be terminated those Contracts set forth in Section 8.13 of the Company Disclosure Letter.

Section 8.14    Payoff Letters and Invoices.
No later than two (2) Business Days prior to Closing, the Company shall deliver to Purchaser (a) customary payoff letters and lien releases with respect to each item of Indebtedness of Holdings and the Acquired Companies for borrowed money that is (i) required to be repaid in connection with the transactions contemplated by this Agreement, or (ii) with respect to which there is an Encumbrance (other than a Permitted Encumbrance) on any material assets of the Acquired Companies, including those listed in Section 8.14 of the Company Disclosure Letter, setting forth the amounts necessary to pay off all such Indebtedness as of the Closing Date, indicating that upon payment of such amount, such Indebtedness shall be paid in full, and evidencing the agreement of such obligees to surrender and cancel all instruments evidencing such Indebtedness, release or terminate all Encumbrances relating thereto and terminate all UCC financing statements filed in connection therewith, and (b) invoices for all Transaction Expenses. Without limiting the foregoing, (x) the Company shall use commercially reasonable efforts to release any and all Encumbrances (other than Permitted Encumbrances) on any assets of Holdings and the Acquired Companies for which no payoff letter or lien release is required pursuant to this Section 8.14 prior to the Closing and (y) if the Company has used its commercially reasonable efforts to obtain customary payoff letters and lien releases with respect to any Encumbrances referred to in Section 8.14(a)(ii), the Company shall have satisfied the obligations set forth in clause (ii) of the first sentence of this Section 8.14.

Section 8.15    Incorporation of Merger Subsidiary.
Not less than three (3) Business Days prior to the Closing, Holdings shall cause to be formed Merger Subsidiary and shall cause Merger Subsidiary to become party to this Agreement through the execution of the Joinder Agreement. Immediately prior to the execution of the Joinder Agreement, (a) the board of directors of Merger Subsidiary shall have: (i) adopted and declared advisable this Agreement, the Joinder Agreement and the transactions contemplated by this Agreement, including the Merger, (ii) determined that the terms of this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of Merger Subsidiary and its sole shareholder and (iii) resolved to recommend that Holdings, in its capacity as Merger Subsidiary’s sole stockholder, approve this Agreement and the transactions contemplated by this Agreement, including the Merger, and (b) Holdings, in its capacity as the sole stockholder of Merger Subsidiary, shall have approved this Agreement and the transactions contemplated by this Agreement, including the Merger. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Subsidiary shall not, and Holdings shall cause Merger Subsidiary not to take any action that would, incur, directly or indirectly, any obligations or liabilities or engage in any business activities of any type or kind whatsoever or enter into any agreements or arrangements with any Person.

Section 8.16    Tax Matters.
(a)    Purchaser and Seller shall each bear and pay fifty percent (50%) of all transfer, documentary, sales, use, stamp, recording, registration and similar Taxes (including penalties and interest), applicable to, or resulting from, the transactions contemplated by this Agreement, and Purchaser shall (at its own expense) file all necessary Tax Returns and other documentation with respect to such Taxes. Purchaser and the Stakeholder Representative shall reasonably cooperate in the execution of all filings, Tax Returns, reports and forms as may be required with respect to all such Taxes.
(b)    All Taxes with respect to Holdings and the Acquired Companies that relate to a Straddle Period will be apportioned between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning after the Closing Date (including for purposes of the definition of Current Income Taxes) as follows: (i) in the case of the Taxes that are based upon or measured by reference to income (including “GILTI” (within the meaning of Code Section 951A) and “Subpart F income”), receipts, profits, sales, or payroll, such Taxes apportioned to the portion of the Straddle Period ending on the Closing Date will be deemed equal to the amount which would be payable if the Tax year (or other Tax reporting period to the extent such Taxes are reported and paid other than on an annual basis) ended at the end of the day on the Closing Date; and (ii) in the case of all other Taxes, such Taxes apportioned to the portion of the Straddle Period ending on the Closing Date will be deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.
(c)    Purchaser, the Acquired Companies and the Stakeholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant and any audit, litigation or other proceeding with respect to Taxes related to the Acquired Companies. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(d)    Promptly following the execution of this Agreement, the Seller shall cause the Company to use their commercially reasonable efforts to obtain a waiver (a “280G Waiver”) from each Person who would otherwise be entitled to receive the payment of any amount that may, individually or in combination with any other such payment, be deemed an “excess parachute payment” under Section 280G of the Code (a “280G Payment”) in connection with the consummation of the transactions contemplated by this Agreement, pursuant to which each such Person will agree to forfeit such 280G Payment if the 280G Approval is not obtained prior to the Closing Date; provided, however, that such 280G Waiver shall permit the individual to receive any such payments up to the highest aggregate level permissible without causing such payments to be 280G Payments. Promptly following the execution of a 280G Waiver by each Person who would otherwise be entitled to receive a 280G Payment in connection with the consummation of the transactions contemplated by this Agreement, Seller shall cause the Company to, in accordance with Section 280G(5)(B) of the Code, submit to its shareholders for approval, by such number of shareholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code (such approval, the “280G Approval”), any payments and/or benefits that may separately or in the aggregate constitute 280G Payments. The form of 280G Waiver, solicitation and disclosure materials shall be delivered to Purchaser for its review and comments as soon as reasonably practicable prior to Closing, but in no event less than five (5) Business Days prior to the Closing Date.
(e)    On or before the Closing Date, each of the Company and Holdings shall have delivered to Purchaser a certificate in form reasonably acceptable to Purchaser prepared in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that the Company or Holdings, as applicable, has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(f)    Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) all income Tax Returns of the Company and its Subsidiaries for all taxable periods ending prior to or including the Closing Date, the due date of which (taking into account applicable extensions) is after the Closing Date (if not filed on or prior to the Closing). All such income Tax Returns shall be prepared and filed in a manner consistent with the past practice of the Company and its Subsidiaries, except as otherwise required by applicable Law; provided that, such income Tax Returns shall include all Transaction Tax Deductions to the extent “more likely than not” deductible (or deductible at a higher confidence level) in the taxable period (or portion thereof) ending on the Closing Date in accordance with applicable Tax Law and by applying the seventy percent (70%) safe-harbor election under Revenue Procedure 2011-29 to any “success based fees.” Purchaser shall provide the Stakeholder Representative, not less than thirty (30) days prior to filing, with copies of each income Tax Return to be filed (or caused to be filed) by Purchaser pursuant to this Section 8.16(f) for the Stakeholder Representative’s review and comment, and shall incorporate any reasonable revisions thereto requested in writing by the Stakeholder Representative that are supportable on a “more likely than not” (or higher) standard. If, within fifteen (15) days of receipt of requested revisions, Purchaser notifies the Stakeholder Representative in writing that it objects to one or more such requested revisions, the Stakeholder Representative and Purchaser shall negotiate in good faith to resolve such dispute. If the Stakeholder Representative and Purchaser fail to resolve any such dispute within five (5) days of the Stakeholder Representative’s receipt of Purchaser’s notice, then the Stakeholder Representative and Purchaser shall submit the items in dispute for resolution to the Independent Accounting Firm, which shall, as soon as practicable after such submission, determine (and report to the Stakeholder Representative and Purchaser its resolution regarding) whether the Stakeholder Representative’s comment in dispute is reasonable and supportable on a “more likely than not” (or higher) standard. The resolution of the Independent Accounting Firm shall be final and binding upon the parties hereto. The fees for the Independent Accounting Firm shall be borne in accordance with the fee sharing principles set forth in Section 2.8(c), mutatis mutandis. Purchaser shall use commercially reasonable efforts to cause all income Tax Returns to be filed prior to the due date of such income Tax Returns (taking into account applicable extensions). Purchaser shall promptly carryback (or shall promptly cause to be carried back) any item of loss or deduction attributable to such income Tax Returns to the maximum extent permitted by applicable Law, and shall not (and shall not permit the Company or any of its Subsidiaries to) waive any carryback period. To the extent permitted by applicable Law, Purchaser and the Company and its Subsidiaries shall request a refund (rather than a credit in lieu of refund) with respect to all taxable periods ending on or prior to the Closing Date.
(g)    The Holders shall be entitled to any income Tax refunds (or credits in lieu of such refunds that result in an actual reduction of Taxes) for a Pre-Closing Tax Period that are actually received by Purchaser or the Company or any of its Affiliates after the Closing Date and claimed before the second (2nd) anniversary of the Closing Date and that are attributable to (i) overpayments from prior taxable periods and payments of estimated Taxes, in each case, reflected on the income Tax Returns filed pursuant to Section 8.16(f), that were made prior to the Closing Date and that did not reduce the amount of Current Income Taxes taken into account in Indebtedness or (ii) the carryback of losses resulting solely from any Transaction Tax Deductions that are “more likely than not” deductible (or deductible at a higher confidence level) (determined on a with and without basis) based on the applicable Tax Return(s), with the Transaction Tax Deductions being treated as the last items of loss used) Purchaser shall pay (or shall cause to be paid) over to Holders, as designated by the Stakeholder Representative any such refund (or credit in lieu of refund), less the amount of any out-of-pocket expenses reasonably incurred to obtain or deliver (including the employer portion of any employment Taxes payable as a result of the payment of such refund to the Holders) and any Taxes reasonably estimated to be incurred by the Purchaser or the Company or any of its Affiliates as a result of the receipt of, such Tax refund (or credit in lieu of such refund) within ten (10) Business Days after receipt of such refund (or the filing of any Tax Return reflecting a credit in lieu of such refund). After the Closing, Purchaser and the Company and its Subsidiaries shall, to the extent reasonably requested by the Stakeholder Representative, work in good faith and use their commercially reasonable efforts to obtain any such income Tax refunds (or credits in lieu of such Tax refunds) requested by the Stakeholder Representative. Any payment made to the Holders pursuant to this Section 8.16(g) shall be treated as an adjustment to the purchase price for Tax purposes except as otherwise required by applicable Law.
(h)    To the extent that any Transaction Tax Deduction that is “more likely than not” deductible (or deductible at a higher confidence level) is not utilized after the application of Section 8.16(f) and Section 8.16(g) or taken into account in the Final Current Income Taxes, (determined on a with and without basis with the Transaction Tax Deductions being treated as the last items used) (such not utilized Transaction Tax Deduction, a “TTD NOL Carryforward” ), Purchaser will pay (or will caused to be paid) to the Holders as designated by the Stakeholder Representative, within ten (10) Business Days after the applicable Tax Return is filed, an amount equal to any actual reduction of cash payments for Taxes for a taxable period beginning after the Closing Date that is actually realized by Purchaser or the Company or any of its Subsidiaries (or any of their respective Affiliates) within the two year period following the Closing Date attributable to the use of the TTD NOL Carryforward in a taxable period beginning after the Closing Date (determined on a with and without basis based on the applicable Tax Return(s) for any period (or portion thereof) ending within such two year period, with the TTD NOL Carryforward being treated as the last item used, and the actual reduction in cash payments for Taxes equaling the difference between the net Taxes actually paid in a taxable period beginning after the Closing Date and the net Taxes that would have been paid for such taxable period without the benefit of the TTD NOL Carryforward). Any payment made to the Holders pursuant to this Section 8.16(h) shall be (i) net of any costs and expenses (including Taxes) incurred in connection with the receipt or payment of such amounts to the Holders (including the employer portion of any employment Taxes payable as a result of the payment of such amount) and (ii) treated as an adjustment to the purchase price for Tax purposes except as otherwise required by applicable Law.

Section 8.17    Obligations of Purchaser.
Immediately following the Holdings Acquisition, Purchaser will (a) cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, following the Holdings Acquisition and prior to the Effective Time, Merger Subsidiary shall not conduct any business or make any investments other than as specifically contemplated by this Agreement. Whenever this Agreement requires Merger Subsidiary or the Surviving Corporation to take any action at or after the Holdings Acquisition, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Merger Subsidiary or the Surviving Corporation to take such action and a guarantee of performance thereof.

Section 8.18    Disqualifying Management Event.
The Company shall provide Purchaser written notice of any Disqualifying Management Event within two (2) Business Days of its occurrence; provided, that if a Disqualifying Management Event occurs less than two (2) Business Days prior to Closing, the Company shall provide Purchaser with written notice thereof prior to Closing.

ARTICLE IX
CONDITIONS TO CLOSING
Section 9.1    Conditions to Obligations of Purchaser.
The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the following conditions at or prior to the Closing, except to the extent waived in writing by Purchaser:
(a)    Representations and Warranties and Covenants; MAE.
(i)    (A) The Company Fundamental Representations shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date), except in the case of the representations and warranties set forth in Section 3.5(a) or Section 3.5(b) (Capital Structure) for de minimis failures to be true and correct, and (B) all other representations and warranties of the Company contained in ARTICLE III shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date), except for such failures to be true and correct as do not, individually or in the aggregate with the failure of all other representations of the Company, Holdings and Seller to be true and correct as required by clauses (i) and (ii) hereof, constitute a Material Adverse Effect; provided, that for purposes of this clause (B), qualifications as to materiality and Material Adverse Effect (and similar qualifications) contained in such representations and warranties shall not be given effect, except with respect to the representation set forth in Section 3.13(y) (Absence of Certain Changes; no Material Adverse Effect);
(ii)    (A) the Holdings Fundamental Representations and the Seller Fundamental Representations shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date), except in the case of the representations and warranties of Holdings set forth in Section 5.5 (Capital Structure) for de minimis failures to be true and correct; and (B) all other representations and warranties of the Seller contained in ARTICLE IV and of Holdings contained in ARTICLE V shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date), except for such failures to be true and correct as do not, individually or in the aggregate with the failure of all other representations of the Company, Holdings and Seller to be true and correct as required by clauses (i) and (ii) hereof, constitute a Material Adverse Effect; provided, that for purposes of this clause (B), qualifications as to materiality and Material Adverse Effect (and similar qualifications) contained in such representations and warranties shall not be given effect;
(iii)    The Company, Holdings and the Seller shall have in all material respects performed the obligations and complied with the covenants required by this Agreement to be performed or complied with by them at or prior to the Closing;
(iv)    From the date of this Agreement, there shall not have been any Material Adverse Effect; and
(v)    The Company shall have delivered to Purchaser a certificate, dated the Closing Date, signed by an executive officer of each of the Company and Holdings to the effect that the conditions set forth in the foregoing clauses (i), (ii), (iii) and (iv) above have been satisfied.
(b)    Waiting Periods. All waiting periods applicable under the HSR Act and under any other applicable antitrust regulatory Laws shall have expired or been terminated.
(c)    No Prohibition. No final and non-appealable Order, Law, statute, rule or regulation shall be in effect which prohibits the consummation of the transactions contemplated by this Agreement.
(d)    Deliveries. The Company or Seller (as applicable) shall have delivered to Purchaser each of the following:
(i)    certificates evidencing the Holdings Interests, duly endorsed in blank or accompanied by powers duly executed in blank or other duly executed instruments of transfer as required in order to validly transfer title in and to the Holdings Interests to the Purchaser free and clear of all Encumbrances;
(ii)    a certificate of an authorized officer of each of Holdings and the Company, dated as of the Closing Date, certifying as to the accuracy of, and attaching with respect to such Person, (A) such Person’s Organizational Documents, (B) the incumbency of such Person’s officers executing this Agreement and each Transaction

Agreement to which it is a party, and (C) the resolutions of such Person’s governing body authorizing the execution and delivery of this Agreement and the Transaction Agreements and such Person’s performance of the transactions contemplated hereby and thereby;
(iii)    a certificate of good standing with respect to Holdings and each Acquired Company issued by the responsible Governmental Entity of the jurisdiction of its respective incorporation and each jurisdiction in which such Acquired Company is qualified to do business (to the extent any such certificate is routinely issued by such jurisdiction), dated as of a date not more than ten (10) days prior to the Closing Date, certifying as to the good standing of such Person;
(iv)    a certificate of an authorized officer of Seller, dated as of the Closing Date, (A) certifying as to the incumbency of its officers executing this Agreement and each Transaction Agreement to which it is a party, and (B) certifying as to the accuracy of and attaching the resolutions of Seller’s governing body authorizing the execution and delivery of this Agreement, the Transaction Agreements and the performance by Seller of the transactions contemplated hereby and thereby;
(v)    (A) payoff letters and lien releases, consistent in form and substance with Section 8.14, and (B) an invoice from each Person entitled to payment of Transaction Expenses, each as provided in Section 8.14;
(vi)    evidence, in the forms attached hereto as Exhibits H-1 and H-2, that all Contracts listed on Section 8.13 of the Company Disclosure Letter have been terminated effective as of the Closing;
(vii)    a duly executed counterpart to the Escrow Agreement and each other Transaction Agreement to which Seller, the Stakeholder Representative, Holdings or any Acquired Company is a party;
(viii)    resignations, in form and substance reasonably acceptable to the Purchaser, of the directors and officers of Holdings and the Acquired Companies, as provided in Section 8.9;
(ix)    evidence of the receipt of the consent set forth on Schedule 9.1(d)(ix), in the form attached to the Support Letter;
(x)    evidence reasonably satisfactory to Purchaser of the contribution of the Holdings Note to Holdings;
(xi)    the certificates required by Section 8.16(e); and
(xii)    such other documents, instruments and agreements as the Purchaser may reasonably request for the purpose of consummating the transactions contemplated hereby.
(e)    There shall not have occurred a Disqualifying Management Event; provided that, this condition shall be deemed satisfied if, following its receipt of written notice of a Disqualifying Management Event as provided in Section 8.18 (Disqualifying Management Event), the Purchaser does not exercise its termination right pursuant to Section 11.1h) (Termination of Agreement) within the Disqualifying Management Event Termination Period.

For the avoidance of doubt, in no event shall the receipt or availability of any funds or financing by or to Purchaser be a condition to any of the obligations of Purchaser hereunder.

Section 9.2    Conditions to Obligations of the Company.
The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the following conditions except to the extent waived in writing by the Company:
(a)    Representations and Warranties and Covenants.
(i)    The Purchaser Fundamental Representations shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date), except for de minimis failures to be true and correct; and all other representations and warranties of Purchaser contained in ARTICLE VI shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date), except for such failures to be true and correct as would not in the aggregate prevent or materially impair or delay consummation by Purchaser of the Holdings Acquisition, the Merger or the other transactions contemplated by this Agreement;
(ii)    Purchaser shall have in all material respects performed the obligations and complied with the covenants required by this Agreement to be performed or complied with by it at or prior to the Closing; and
(iii)    Purchaser shall have delivered to the Company a certificate of Purchaser, dated the Closing Date, signed by an executive officer of Purchaser, to the effect of the foregoing clauses (i) and (ii) above.
(b)    Waiting Periods. All waiting periods applicable under the HSR Act and under any other applicable antitrust regulatory Laws shall have expired or been terminated.
(c)    No Prohibition. No final and non-appealable Order, Law, statute, rule or regulation shall be in effect which prohibits the consummation of the transactions contemplated by this Agreement.
(d)    Deliveries. The Purchaser shall have delivered to the Stakeholder Representative each of the following:
(i)    a certificate of an authorized officer of the Purchaser, dated as of the Closing Date, certifying as to the accuracy of, and attaching with respect to Purchaser, (A) the incumbency of Purchaser’s officers executing this Agreement and each Transaction Agreement to which it is a party, and (B) the resolutions of Purchaser’s governing body authorizing the execution and delivery of this Agreement and the Transaction Agreements and such Person’s performance of the transactions contemplated hereby and thereby;

(ii)    a duly executed counterpart to the Escrow Agreement and each other Transaction Agreement to which Purchaser is a party; and
(iii)    such other documents, instruments and agreements as the Stakeholder Representative may reasonably request for the purpose of consummating the transactions contemplated hereby.

ARTICLE X
SURVIVAL
Each representation, warranty, covenant and obligation of the parties contained herein or in any certificate related to any such representation, warranty, covenant or obligation shall not survive the Closing, and none of the parties hereto, nor any of their Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or other Representatives shall have any liability whatsoever with respect to any such representation, warranty, covenant or obligation; other than claims for Fraud.
Notwithstanding anything to the contrary in this Agreement, the parties hereby agree that the provisions in this Article X shall not preclude (i) claims against the parties hereto for Fraud, (ii) claims against the parties hereto for breaches or violations of the covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing (including Section 8.2, Section 8.3(b), Section 8.4(b), Section 8.6, Section 8.8, Section 8.12 and ARTICLE XII), (iii) making claims under or receiving any proceeds from any buyer-side representations and warranties insurance policy issued to the Purchaser or its Affiliates (including the R&W Insurance Policy) or (iv) claims against the Purchaser for payment of the Termination Fee pursuant to Section 11.3; provided that (A) nothing in this Agreement shall obligate the Purchaser or its Affiliates to take action to recover under any such policy, it being understood that any such decision shall be in the sole discretion of the Purchaser or its Affiliates; and (B) the Holders shall not be entitled to any proceeds from such policy or to any credit or offset with respect to any such proceeds.

ARTICLE XI
TERMINATION
Section 11.1    Termination of Agreement.
This Agreement may be terminated at any time prior to the Closing, and the transactions contemplated hereby may be abandoned, as follows:
(a)    by mutual written consent of Purchaser and the Stakeholder Representative;
(b)    by the written notice of the Stakeholder Representative to Purchaser if the Closing shall not have occurred on or before June 30, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to the Stakeholder Representative if the failure of the Company, Holdings or Seller to fulfill any obligation under this Agreement shall have been the primary or principle cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; provided, further, that if the Purchaser is pursuing remedies pursuant to Section 12.13 (Enforcement) as of the Outside Date to cause the consummation of the transactions contemplated hereby, then Stakeholder Representative may not terminate pursuant to this Section 11.1(b) until the later of (x) the Outside Date and (y) the day that is five (5) Business Days after receipt of a final, non-appealable judgment with respect to such remedy;
(c)    by the written notice of Purchaser to the Stakeholder Representative if a Material Adverse Effect has occurred after the date hereof, provided that in the event the Material Adverse Effect that is the subject of such Purchaser’s notice of termination pursuant to this Section 11.1(c) is curable, then the written notice of termination shall not be effective if (i) the Acquired Companies have promptly commenced and diligently pursued action reasonably likely to effect a cure, and (ii) such Material Adverse Effect has been cured within thirty (30) days after the date of such notice;
(d)    by the written notice of Purchaser to the Stakeholder Representative if the Closing shall not have occurred on or before January 8, 2022; provided, however, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to Purchaser if the failure of Purchaser to fulfill any obligation under this Agreement shall have been the primary or principle cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; provided, further, that if the Company, Seller, Holdings or Merger Subsidiary is pursuing remedies pursuant to Section 12.13 (Enforcement), then Purchaser may not terminate pursuant to this Section 11.1(d) until the day that is five (5) Business Days after receipt of a final, non-appealable judgment with respect to such remedy;
(e)    by either the Stakeholder Representative or Purchaser, upon written notice to the other, if any court of competent jurisdiction or other competent Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable, unless the failure to consummate the Closing because of such action by a Governmental Entity shall be primarily due to the failure of Purchaser, if Purchaser is seeking to terminate this Agreement, or of the Company, Holdings or Seller, if the Stakeholder Representative is seeking to terminate this Agreement, to have fulfilled any of its obligations under this Agreement;
(f)    by written notice of the Stakeholder Representative to Purchaser if (x) Purchaser shall have breached any of the covenants or agreements contained in this Agreement to be complied with by it such that the condition set forth in Section 9.2(a)(ii) could not be satisfied and such breach is not cured by Purchaser within ten (10) days of receipt of written notice thereof from the Stakeholder Representative, or (y) there exists a breach of any representation or warranty of Purchaser contained in this Agreement such that the condition set forth in Section 9.2(a)(i) could not be satisfied; provided that the Stakeholder Representative may not terminate pursuant to this Section 11.1(f) if Purchaser’s breach has been primarily caused by a breach of any provision of this Agreement by the Company, Holdings or the Seller, or if any of the Company, Holdings or the Seller is then in material breach of any of their covenants contained in this Agreement;
(g)    by written notice of Purchaser to the Stakeholder Representative if (x) the Company, Holdings or the Seller shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company, Holdings or the Seller such that the condition set forth in Section 9.1(a)(iii) could not be satisfied and such breach is not cured by the Company, Holdings or the Seller within ten (10) days of receipt of written notice thereof from Purchaser, or (y) there exists a breach of any representation or warranty of the Company, Holdings or the Seller contained in this Agreement such that the conditions set forth in Section 9.1(a)(i) and/or (ii) could not be satisfied; provided that Purchaser may not terminate pursuant to this Section 11.1(g) if the Company’s, Holdings’ or the Seller’s breach has been primarily caused by a breach of any provision of this Agreement by Purchaser or if Purchaser is then in material breach of any of its covenants contained in this Agreement; or
(h)    by Purchaser, upon written notice to the Stakeholder Representative and the Company, within ten (10) Business Days after Purchaser receives written notice in accordance with Section 8.18 of the occurrence of a Disqualifying Management Event (such period, the “Disqualifying Management Event Termination Period”).

Section 11.2    Effect of Termination.
If this Agreement is terminated pursuant to Section 11.1 hereof, (a) all rights and obligations of the parties hereunder shall terminate and no party hereto shall have any liability hereunder to any other party hereto, except for (i) the payment of the Termination Fee (if owed) pursuant to Section 11.3 (Termination Fee) and (ii) obligations of the parties hereto in Section 8.2 (Publicity), Section 8.3 (Confidentiality), Section 11.2 (Effect of Termination), Section 12.1 (Assignment; Binding Effect), Section 12.2 (Release), Section 12.3 (Choice of Law), Section 12.4 (Consent to Jurisdiction; Service of Process; Waiver of Jury Trial), Section 12.5 (Notices), Section 12.6 (Headings), Section 12.7 (Fees and Expenses), Section 12.8 (Entire Agreement), Section 12.9 (Interpretation), Section 12.12 (Third-Party Beneficiaries) and Section 12.15 (Counterparts; Facsimile Signatures), which shall survive the termination of this Agreement and (b) termination shall not relieve any party from liability for any breaches of covenants or agreements contained in this Agreement prior to the date of such termination, all of which claims shall survive the termination and remain active.

Section 11.3    Termination Fee.
The Purchaser shall pay to the Company, by wire transfer of immediately available funds, as liquidated damages and not a penalty, an amount equal to ten million dollars ($10,000,000) (the “Termination Fee”) by the second (2nd) Business Day after the date on which this Agreement is terminated by the Stakeholder Representative pursuant to (x) Section 11.1(f) (if Purchaser is then in breach of the covenants and agreements set forth in Section 8.5) or (y) Section 11.1(b) (if Purchaser is then in breach of the covenants and agreements set forth in Section 8.5), or by the Purchaser pursuant to Section 11.1(d), if (a) at the time of such termination pursuant to Section 11.1(b) or Section 11.1(d), respectively, a closing condition in Section 9.1(b) (Waiting Periods) and/or Section 9.1(c) (No Prohibition) (in the case of Section 9.1(c) (No Prohibition), as a result of, relating or pursuant to or arising from any antitrust regulatory Law) (each of the foregoing terminations, a “Qualifying Termination”) has not been satisfied and (b) immediately prior to such termination, all other conditions set forth in Section 9.1 (Conditions to the Obligations of Purchaser) are satisfied or waived or capable of being satisfied (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing). The Termination Fee shall be paid to the account(s) designated in writing by the Company at least one (1) Business Day in advance. If Purchaser fails to promptly pay the

Termination Fee as contemplated by this Section 11.3 when due, then Purchaser shall also be liable for any reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Seller, Holdings, the Stakeholder Representative and the Company in connection with any Action to enforce the Stakeholder Representative’s and the Company’s rights under this Section 11.3. For the avoidance of doubt, the obligations of Purchaser to pay the Termination Fee shall survive the termination of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 12.13 (Enforcement), each of the parties expressly acknowledges and agrees that (i) in the event of a Qualifying Termination, the Company’s right to receive payment of the Termination Fee pursuant to this Section 11.3 and any other amounts payable to Seller, Holdings, the Stakeholder Representative and the Company under this Section 11.3 shall constitute the sole and exclusive remedy of Seller, the Stakeholder Representative, Holdings, the Company, or any of their respective Affiliates against Purchaser or any of its Affiliates for all losses and damages in respect of this Agreement or the transactions contemplated by this Agreement, and (ii) upon payment of the Termination Fee and such other amounts to Seller, Holdings, the Stakeholder Representative and the Company pursuant to this Section 11.3, none of Purchaser or its Affiliates shall have any further liability to Seller, Holdings, the Stakeholder Representative, the Company or any of their respective Affiliates relating to or arising out of this Agreement or the transactions contemplated by this Agreement, other than with respect to Section 8.3(a) (Confidentiality). Notwithstanding anything herein to the contrary, under no circumstances will the amount payable by Purchaser or any of its Affiliates to Seller, Holdings, the Stakeholder Representative, the Company or any of their respective Affiliates in the event of a termination of this Agreement exceed an amount equal to the Termination Fee plus the other amounts payable pursuant to this Section 11.3.

ARTICLE XII
MISCELLANEOUS
Section 12.1    Assignment; Binding Effect.
This Agreement and the rights hereunder are not assignable unless (i) such assignment is consented to in writing by both Purchaser and the Stakeholder Representative, or (ii) Purchaser assigns its rights, in whole or in part, to one or more Affiliates of Purchaser and provides written notice of same to the Stakeholder Representative; provided, that without such consent, Purchaser may, following the Closing, assign its rights under this Agreement to its lenders providing financing in connection with the transactions contemplated hereby for collateral security purposes, but in either case of clause (ii) above, no such assignment will relieve Purchaser of its obligations under this Agreement. This Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.2    Release.
(a)    Purchaser Release. Except for (i) Fraud, (ii) any rights or obligations under this Agreement or any of the other Transaction Agreements, and (iii) any rights of Holdings or the Acquired Companies with regard to the reimbursement of advanced expenses under (A) the Organizational Documents of Holdings or any of the Acquired Companies in effect on the date of this Agreement or (B) any Indemnity Agreement, effective upon the Closing, Purchaser, Holdings and the Company, on behalf of itself and the Acquired Companies and any of their Affiliates (in their respective capacity as such), predecessors, successors, assigns, officers, directors, managers, partners and employees or any of their respective heirs or executors and other Persons that have or now or hereafter could potentially derive rights through them (collectively, the “Purchaser Releasing Parties”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any of the Purchaser Releasing Parties has, might have or might assert now or in the future, against each Holder, on behalf of himself, herself or itself and his, her or its Affiliates (in each of his, her or its Affiliate’s capacity as such), predecessors, successors, assigns, officers, directors, managers, partners and employees or any of their respective heirs or executors and other Persons that have or now or hereafter could potentially derive rights through him, her or it (collectively, the “Purchaser Released Parties”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing, solely with respect to the ownership of Holdings and the Company and the ownership, operation and management of Holdings and the Acquired Companies. Purchaser, Holdings and the Company shall, and shall cause the Purchaser Releasing Parties to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any legal proceeding, of any kind against a Purchaser Released Party based upon any matter released pursuant to this Section 12.2(a). This Section 12.2(a) shall not be terminated or modified in such a manner as to adversely affect any beneficiary of this Section 12.2(a) without the express written consent of such affected beneficiary (it being expressly agreed that the beneficiaries of this Section 12.2(a) shall be third-party beneficiaries of this Section 12.2(a)).
(b)    Holder Release. Except for (i) Fraud, (ii) any rights or obligations under this Agreement or any of the other Transaction Agreements, (iii) compensation owed to such Person in the ordinary course of business in his, her or its capacity as an employee or service provider of the Acquired Companies, and (iv) any rights to indemnification or advancement of expenses which such Person may have in his or her capacity as a director or officer of Holdings or an Acquired Company under (A) the Organizational Documents of Holdings or any of the Acquired Companies in effect on the date of this Agreement or (B) any Indemnity Agreement, effective upon the Closing, each Holder, on behalf of himself, herself or itself and his, her or its Affiliates (in each of his, her or its Affiliate’s capacity as such), predecessors, successors, assigns, officers, directors, managers, partners and employees or any of their respective heirs or executors and other Persons that have or now or hereafter could potentially derive rights through him, her or it (collectively, the “Holder Releasing Parties”) hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any of the Holder Releasing Parties has, might have or might assert now or in the future, against Purchaser, Holdings, the Acquired Companies and any of their Affiliates (in their respective capacity as such), predecessors, successors, assigns, officers, directors, managers, partners and employees or any of their respective heirs or executors and other Persons that have or now or hereafter could potentially derive rights through them (collectively, the “Holder Released Persons” and each, a “Holder Released Person”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing, solely with respect to the ownership of Holdings and the Company and the ownership, operation, and management of Holdings and the Acquired Companies. Each Holder shall, and shall cause the Holder Releasing Parties to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any legal proceeding, of any kind against a Holder Released Person based upon any matter released pursuant to this Section 12.2b).

Section 12.3     Choice of Law.
This Agreement and all claims or causes of action (whether in contract, tort or statute) that may be based on, arise out of, or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of, or relating to any representation or warranty made in connection with, or as an inducement to enter into, this Agreement) shall be governed by, and enforced in accordance with, the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 12.4    Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.
ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, SHALL BE BROUGHT EXCLUSIVELY IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE, COUNTY OF NEW CASTLE. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE PARTIES IRREVOCABLY (I) ACCEPT GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF THESE COURTS; (II) WAIVE ANY OBJECTIONS WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (I) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; (III) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT THEIR RESPECTIVE ADDRESSES PROVIDED IN ACCORDANCE WITH SECTION 12.5; AND (IV) AGREE THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY SUCH JUDICIAL PROCEEDING OR OTHER ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 12.5    Notices.
All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, (c) when sent by email if sent during business hours of the recipient (or on the next Business Day if sent after business hours of the recipient), if by email (to be followed by delivery by another method provided for in this Section 12.5 within one (1) Business Day unless the recipient of the email has provided a non-automated confirmation of receipt) or (d) the next Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to the Company, prior to Closing, to:
Diamonds Direct USA Inc.
4521 Sharon Road, Suite 101
Charlotte, NC 28211
Attn:     Itay Berger and Dave Moore
Email:    itay@diamondsdirect.com and davem@diamondsdirect.com
and with a copy to:
Dechert LLP
Three Bryant Park
1095 Avenue of the Americas
New York, NY 10036-6797
Attn:     Kenneth E. Young and Jonathan R. Stott
Email:     ken.young@dechert.com and jonathan.stott@dechert.com
If to the Seller, or to Holdings or Merger Subsidiary, prior to Closing, to:
Rhino Holdings L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Attn:     Jasvinder Khaira and David Kaden
Email:    khaira@blackstone.com and david.kaden@blackstone.com
and with a copy to:
Dechert LLP
Three Bryant Park
1095 Avenue of the Americas
New York, NY 10036-6797
Attn:     Kenneth E. Young and Jonathan R. Stott
Email:     ken.young@dechert.com and jonathan.stott@dechert.com
If to Purchaser or if to Holdings or the Surviving Corporation after the Closing, to:
c/o Sterling Jewelers Inc.

375 Ghent Rd.
Akron, OH 44333
Attn:    Stash Ptak, General Counsel
Email:     stash.ptak@signetjewelers.com
with a copy to:
Benesch, Friedlander, Coplan & Aronoff LLP
200 Public Square, Suite 2300
Cleveland, OH 44114-2378
Attn:    Gregg Eisenberg, Michael Primrose and Amy Craig
E-mail:    geisenberg@beneschlaw.com, mprimrose@beneschlaw.com and acraig@beneschlaw.com

If to the Stakeholder Representative, to:
Rhino Holdings L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Attn:     Jasvinder Khaira and David Kaden
Email:    khaira@blackstone.com and david.kaden@blackstone.com
and with a copy to:
Dechert LLP
Three Bryant Park
1095 Avenue of the Americas
New York, NY 10036-6797
Attn:     Kenneth E. Young and Jonathan R. Stott
Email:     ken.young@dechert.com and jonathan.stott@dechert.com

Section 12.6    Headings.
The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 12.7    Fees and Expenses.
Except as otherwise specified in this Agreement, each party hereto shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with the negotiation, documentation and consummation of this Agreement and the transactions contemplated by this Agreement, whether or not the transactions contemplated by this Agreement are consummated, it being agreed that Transaction Expenses may be paid by the Company prior to the Closing or after the Closing so long as any Transaction Expenses that are not paid prior to the Closing are taken into account in computing Unpaid Transaction Expenses.

Section 12.8    Entire Agreement.
This Agreement (including the Exhibits hereto and the Company Disclosure Letter and the Purchaser Disclosure Letter) and the other Transaction Agreements constitute the entire agreement between the parties hereto with respect to the subject matters hereof and thereof and supersede all prior agreements and understandings (whether written or oral) between the parties with respect to such subject matters; provided, however, that this Agreement and the Transaction Agreements shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with Section 8.3(b).

Section 12.9    Interpretation.
(a)    When a reference is made to an Article or Section, such reference shall be to an Article or Section of or to this Agreement unless otherwise indicated.
(b)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(c)    The word “or” is disjunctive but not necessarily exclusive.
(d)    Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.
(e)    Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(f)    Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(g)    References to “dollars” or “$” are to U.S. dollars.
(h)    The term “Agreement” means this Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, unless the context requires otherwise.
(i)    This Agreement was prepared jointly by the parties hereto and no rule that it be construed against the drafter will have any application in its construction or interpretation.
(j)    Any documents or other materials that were (i) actually delivered to Purchaser or its respective Representatives or (ii) were present and continuously accessible to Purchaser and its Representatives in the online data room entitled “Project Carbon” maintained by Datasite on behalf of the Company (the “Data Site”) for purposes of the transactions contemplated by this Agreement, in each case, at least one (1) day prior to the date of this Agreement (or such later date as otherwise specified herein) shall be deemed to have been “provided” or “made available” to Purchaser for all purposes hereunder.

Section 12.10    Disclosure.
The inclusion of information in any Section of the Company Disclosure Letter or the Purchaser Disclosure Letter shall not be construed as an admission vis-à-vis any third party that such information is material or that such matter actually constitutes noncompliance with, or a violation of, any Law, Permit or Contract or other topic to which such disclosure is applicable. The disclosure of any matter in one section of the Company Disclosure Letter or the Purchaser Disclosure Letter, as applicable, shall be deemed disclosed with respect to any other section of the Company Disclosure Letter or the Purchaser Disclosure Letter, respectively, notwithstanding the omission of a cross reference thereto, to the extent the relevance of such matter to such section is reasonably apparent on the face of the information disclosed.

Section 12.11    Waiver and Amendment.
This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by the Stakeholder Representative and Purchaser. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 12.12    Third-Party Beneficiaries.
This Agreement is for the sole benefit of the parties hereto and their permitted assigns and, except as expressly set forth in this Agreement (including Sections 8.4(b) (Access to Information), 8.6 (Director and Officer Liability; Indemnification) and 12.2 (Third-Party Beneficiaries)), nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

Section 12.13    Enforcement.
Each of the Stakeholder Representative, the Seller, Holdings and the Company, on one hand, and Purchaser on the other hand, acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of any covenant contained in this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at Law. Accordingly, the parties agree that such non-breaching party shall have the right to seek, in addition to any other rights and remedies existing in their favor at Law or in equity, specific performance, injunctive relief and other equitable relief (without posting of bond or other security) to enforce their rights and the other party’s obligations hereunder. In the event that any suit, action or other proceeding should be brought in equity to enforce any of the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy under applicable Law. Purchaser acknowledges that prior to the Closing or the earlier valid termination of this Agreement pursuant to Section 11.1 (Termination of Agreement), the Company and the Stakeholder Representative will have the right to specifically enforce the obligations of Purchaser to consummate the Merger on the terms and pursuant to the conditions of this Agreement. Except as otherwise provided herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. If any claim, action, suit or proceeding for the enforcement of this Agreement is brought with respect to or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that claim, action, suit or proceeding, in addition to any other relief to which it may be entitled. For the avoidance of doubt, under no circumstances shall Seller, the Stakeholder Representative, Holdings, the Company, or any other Person be permitted or entitled to receive both a grant of specific performance of the consummation of the transactions contemplated hereby pursuant to this Section 12.13 and the payment of the Termination Fee pursuant to Section 11.3 (Termination Fee), provided that prior to the termination of this Agreement, the Stakeholder Representative may simultaneously pursue both a grant of specific performance and the Termination Fee in accordance with the terms of this Agreement.

Section 12.14    Severability.
If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and such invalidity, illegality or unenforceable shall not render unenforceable such provision in any other jurisdiction.

Section 12.15    Counterparts; Facsimile Signatures.
This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the same original or the same counterpart. For purposes of this Agreement, email, facsimile signatures and PDFs shall be deemed originals, and, if requested by the other parties, the parties agree to exchange original signatures as promptly as possible. No party hereto or to any such agreement or instrument shall raise the use of electronic mail transmission to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic mail transmission as a defense to the formation of a contract and each party hereto forever waives any such defense.

Section 12.16    No Right of Setoff.
No party hereto nor any Affiliate thereof may deduct from, set off, holdback or otherwise reduce in any manner whatsoever any amount owed to it hereunder against any amounts owed hereunder by such Persons to the other party hereto or any of such other party’s Affiliates.

Section 12.17    Time is of the Essence.
Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day which is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

Section 12.18    Stakeholder Representative.
(a)    The adoption of the Transaction Agreements and the approval of the Merger by the Seller and the Stockholders shall constitute the grant to the Stakeholder Representative of the full power and authority to act as agent and attorney-in-fact, with full power of substitution, to act in the name, place and stead of each Holder with respect to the transactions contemplated by, and all the terms and provisions of, the Transaction Agreements and to act on such Holder’s behalf in any dispute, litigation or arbitration involving the Transaction Agreements and to do or refrain from doing all such further acts and things, and execute all such agreements, certificates, instruments or other documents, as the Stakeholder Representative shall deem necessary or appropriate in connection with the transactions contemplated by the Transaction Agreements (except in the case of those Transaction Agreements set forth on Section 12.18(a) of the Company Disclosure Letter), including the power to (i) interpret the terms and provisions of the Transaction Agreements and the documents to be executed and delivered in connection herewith, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by the Transaction Agreements, (iii) receive service of process in connection with any claims under the Transaction Agreements, (iv) agree to negotiate, enter into settlements and compromises of, assume the defense of claims, demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims and to take all actions necessary or appropriate in the sole judgment of the Stakeholder Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) authorize delivery to Purchaser of funds from the Escrow Account or any portion thereof in accordance with Section 2.8(d), (vii) receive and distribute the consideration payable hereunder, including payments from the Escrow Account, the Stakeholder Representative Holdback Amount and any earnings and proceeds thereon, (viii) holdback from the consideration payable hereunder any amounts necessary or appropriate in the judgment of the Stakeholder Representative, including any expenses to be paid to the Stakeholder Representative by the Holders and (ix) take all actions (or refrain from taking actions) necessary or appropriate in the judgment of the Stakeholder Representative as agent for and on behalf of the Holders in connection with the Transaction Agreements.

(b)    The appointment of the Stakeholder Representative shall be deemed coupled with an interest and is hereby irrevocable. The provisions of this Section 12.18 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death or dissolutions, granted by the Holders to the Stakeholder Representative, and shall be binding upon the executors, heirs, legal Representatives, successors and assigns of each such Holder.
(c)    Except as expressly set forth in Section 12.18(a), the Stakeholder Representative shall act for the Holders on all of the matters set forth in the Transaction Agreements in the manner the Stakeholder Representative reasonably believes to be in the best interest of the Holders and consistent with their obligations under the Transaction Agreements, and shall not waive, amend or otherwise modify the Transaction Agreements, waive any condition contained therein, enter into or execute any agreement, certificate, instrument or other document, or do or refrain from doing any other act or deed, that has the effect of adversely and disproportionately impacting any Holder relative to the other Holders in a manner that is inconsistent with the relative rights of such disproportionately impacted Holder under any Transaction Agreement, without the prior written consent of such Holder. The Stakeholder Representative shall not be responsible to the Holders for any damages, losses or other liabilities they may suffer by reason of the performance by the Stakeholder Representative of the duties of the Stakeholder Representative under any Transaction Agreement, other than loss or damage arising from a willful and knowing violation of the Law or a Transaction Agreement by the Stakeholder Representative.
(d)    Each of the Seller, Holdings and the Company authorize the Stakeholder Representative to establish, out of the Closing Cash Consideration, the Stakeholder Representative Holdback Amount, to be funded by the Stakeholder Representative’s deposit of funds into an account to be managed by the Stakeholder Representative. The Stakeholder Representative shall establish a bank account in the Stakeholder Representative’s name and the Stakeholder Representative Holdback Amount shall be deposited in such account and held by the Stakeholder Representative as agent and for the benefit of the Holders in a segregated client account. The Stakeholder Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Stakeholder Representative is not providing any investment supervision, recommendations or advice. The Stakeholder Representative shall have no responsibility or liability for any loss of principal of the Stakeholder Representative Holdback Amount, and has no tax reporting or income distribution obligations hereunder. The Stakeholder Representative shall have the authority to, using funds from the Stakeholder Representative Holdback Amount, pay directly or reimburse the Stakeholder Representative for any out-of-pocket costs (including any legal and accounting fees) incurred by the Stakeholder Representative in carrying out its obligations or exercising any of its rights hereunder (collectively the “Stakeholder Representative Expenses”). Such Stakeholder Representative Expenses may be recovered first, from the Stakeholder Representative Holdback Amount, second, from any Distribution of the Escrow Amount otherwise distributable to the Holders at the time of such Distribution, and third, directly from the Holders on a pro rata basis in accordance with the proceeds received pursuant to Section 2.8(d). Within five (5) Business Days after the payment of the Final Adjustment Amount, the Stakeholder Representative shall distribute to each of the Holders of Common Stock, Company Options and Company RSUs, in accordance with each such Holder’s entitlement to a Distribution in accordance with the terms of this Agreement, any portion of the Stakeholder Representative Holdback Amount that is unused less any reserve that the Stakeholder Representative reasonably determines is necessary for any out-of-pocket costs that the Stakeholder Representative may reasonably expect to arise; provided that any portion of such Distribution payable in respect of Company Options and Company RSUs shall instead be remitted by the Stakeholder Representative to the Surviving Corporation or one of its Subsidiaries for payment to the applicable Holders through its payroll system (less all applicable withholding Taxes and deductions).
(e)    Each Holder agrees to indemnify and hold harmless the Stakeholder Representative from, and promptly reimburse the Stakeholder Representative for, any loss, damage, fees, costs or expenses arising from the performance of the duties of the Stakeholder Representative hereunder, including the cost of any legal counsel or accountants retained by the Stakeholder Representative on behalf of the Holders or otherwise, but excluding any loss or damage arising from a willful and knowing violation of the Law or any Transaction Agreement by the Stakeholder Representative.
(f)    All actions, decisions and instructions of the Stakeholder Representative taken, made or given pursuant to the authority granted to the Stakeholder Representative pursuant to this Section 12.18 shall be conclusive and binding upon each Holder, and no Holder shall have the right to object to, dissent from, protest or otherwise contest the same.
(g)    Each of the Seller, Holdings, the Company, the Surviving Corporation and the Purchaser shall be entitled to rely exclusively and conclusively upon the actions, omissions, decisions and communications of the Stakeholder Representative relating to the foregoing as the actions, omissions, decisions or communications of the Holders (including any action taken or purported to be taken by or on behalf of any Holder) without any Liability to, or obligation to inquire of, any Holder, notwithstanding any knowledge on the part of such Person of any such dispute or disagreement and all of which actions or omissions shall be legally binding upon the Holders. None of the Seller, Holdings, the Company, the Surviving Corporation and the Purchaser (i) need be concerned with the authority of the Stakeholder Representative to act as agent for and on behalf of all Holders hereunder or (ii) shall be held liable or accountable in any manner for any act or omission of the Stakeholder Representative in such capacity. For the avoidance of doubt, no Person shall have any cause of action against Purchaser, Holdings or any Acquired Company for any action taken by Purchaser, Holdings or any Acquired Company to the extent such action was taken in accordance with the instructions of the Stakeholder Representative.
(h)    Notwithstanding anything to the contrary in this Section 12.18, the provisions of this Section 12.18 do not affect any right of Purchaser hereunder or create any obligation on the part of Purchaser. The Holders shall bear full responsibility for any and all obligations arising pursuant to this Section 12.18.

Section 12.19    Conflict Waiver.
Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, and each of their successors and assigns (all such parties, the “Waiving Parties”), that (a) Dechert LLP and James, McElroy & Diehl, P.A. (each, “Counsel”) may represent the Seller, the Stakeholder Representative, the Stockholders and their Affiliates (collectively, the “Seller Group”) and Holdings, Merger Subsidiary, the Company and its Subsidiaries in connection with the negotiation, preparation, execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby (such representation, the “Current Representation”), and (b) Counsel may represent the Stakeholder Representative, the Seller, any and all members of the Seller Group or any director, member, partner, officer, employee or Affiliate of the Seller Group in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby (any such representation, the “Post-Closing Representation”), notwithstanding such Current Representation, and each of Purchaser, Merger Subsidiary, Holdings and the Company on behalf of itself and the Waiving Parties hereby consents thereto and waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Each of Purchaser, Merger Subsidiary, Holdings and the Company, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all Privileged Deal Communications, are privileged communications between the Seller Group and such counsel and, after the Closing, none of Purchaser, Merger Subsidiary, Holdings, the Company or any of the Waiving Parties or any Person purporting to act on behalf of or through Purchaser, Merger Subsidiary, Holdings, the Company or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each of Purchaser, Merger Subsidiary, Holdings and the Company, on behalf of itself and the Waiving Parties, waives and will not assert any attorney-client privilege with respect to any Privileged Deal Communications between Counsel and Holdings, Merger Subsidiary, the Company, its Subsidiaries or any Person in the Seller Group occurring during the Current Representation in connection with any Post-Closing Representation.

Section 12.20    Privileged Communications.
Each of the parties to this Agreement hereby agrees that, without the need for any further action, (a) all right, title and interest of Holdings and the Acquired Companies in and to all Privileged Deal Communications shall transfer to and be vested solely in the Holders and their successors in interest, and (b) any and all protections from disclosure, including, but not limited to, attorney client privileges and work product protections, associated with or arising from any Privileged Deal Communications that would have been exercisable by Holdings or the Acquired Companies shall thereupon be vested exclusively in the Holders and their successors in interest and shall be exercised or waived solely as directed by the Seller, or the Stockholders, respectively, or their successors in interest. None of Holdings or the Acquired Companies, Purchaser or any Person acting on any of their behalf shall, without the prior written consent of the Holders or their successors in interest, assert or waive or attempt to assert or waive any such protection against disclosure, including, but not limited to, the attorney-client privilege or work product protection, or to discover, obtain, use or disclose or attempt to discover, obtain, use or disclose any Privileged Deal Communications in any manner, including in connection with any dispute or legal proceeding relating to or in connection with this Agreement, the events and negotiations leading to this Agreement, or any of the transactions contemplated herein; provided, however, the foregoing shall neither prohibit Purchaser from seeking proper discovery of such documents nor the Holders from asserting that such documents are not discoverable to the extent that applicable attorney client privileges and work product protections have attached thereto. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or any Acquired Company and a third party other than a party to this Agreement (or an Affiliate thereof) after the Closing, the Acquired Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by Counsel to such third party; provided, however, that no Acquired

Company may waive such privilege without the prior written consent of Stakeholder Representative. Subject to compliance with the terms of this Agreement (including Section 8.3(b)), the Holders and their successors in interest shall have the right at any time prior to or following the Closing to remove, erase, delete, disable, copy or otherwise deal with any Privileged Deal Communications in whatever way they desire and Holdings, the Acquired Companies and Purchaser shall provide reasonable assistance at the expense of the Person requesting such assistance in order to give full force and effect to the rights of the Holders and their successors in interest hereunder.

Section 12.21    No Waiver of Privilege; Protection from Disclosure or Use.
The parties hereto understand and agree that nothing in this Agreement, including the provisions regarding the assertions of protection from disclosure and use, privilege and conflicts of interest set forth in Section 12.19 (Conflict Waiver) and Section 12.20 (Privileged Communications), shall be deemed to be a waiver of any applicable attorney-client privilege or other protection from disclosure or use. Each of the parties understands and agrees that it has undertaken reasonable efforts to prevent the disclosure of Privileged Deal Communications. The parties understand and agree that any disclosure of Privileged Deal Communications will not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure, including, but not limited to, with respect to information involving or concerning the same subject matter as the disclosed Privileged Deal Communications. The parties agree to use commercially reasonable efforts to destroy (subject to their internal document retention policies) any inadvertently disclosed Privileged Deal Communications (including any and all copies, summaries, descriptions and/or notes to the extent reflecting such inadvertently disclosed information, including electronic versions thereof, and all portions of larger documents or communications to the extent they contain such copies, summaries, descriptions or notes).

Section 12.22    Data Room.
The Stakeholder Representative shall provide to Purchaser an electronic copy of the Data Site as of the Closing no later than five (5) Business Days following the Closing Date.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.
    PURCHASER:    STERLING JEWELERS INC.
By: /s/ Joan Hilson
Name: Joan Hilson
Title: Chief Financial and Strategy Officer

[Signature Page to the Transaction Agreement]

    COMPANY:    DIAMONDS DIRECT USA, INC.
By: /s/ Itay Berger
Name: Itay Berger
Title: President
[Signature Page to the Transaction Agreement]

    HOLDINGS:    DIAMONDS DIRECT ACQUISITION, LLC
By: /s/ Jasvinder Khaira
Name: Jasvinder Khaira
Title: Chairman

    SELLER:    RHINO HOLDINGS, L.P.
By: BTO HOLDINGS MANAGER L.L.C.
Its: General Partner
By: /s/ Christopher James
Name: Christopher James
Title: Authorized Signatory

Accepting its appointment as
Stakeholder Representative hereunder:
RHINO HOLDINGS, L.P.
By: BTO HOLDINGS MANAGER L.L.C.
Its: General Partner
By:    /s/ Christopher James
    Name:    Christopher James
    Title: Authorized Signatory

[Signature Page to the Transaction Agreement]